AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 16, 2004
                                                   REGISTRATION NO.  333-112769
--------------------------------------------------------------------------------
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      _____________________________________


                               AMENDMENT NO. 4 TO


                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      _____________________________________


                          OMNICORDER TECHNOLOGIES, INC.
                             (formerly Promos, Inc.)
                 (Name of small business issuer in its charter)


           DELAWARE                        3829                 11-3386214
   (State or jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization) Classification Code Number)  Identification No.)


            12-8 TECHNOLOGY DRIVE, EAST SETAUKET, NEW YORK 11733-4049
                                 (631) 689-3781
                   (Address and telephone number of principal
                               executive offices)

--------------------------------------------------------------------------------
                      12-8 TECHNOLOGY DRIVE, EAST SETAUKET,
                         NEW YORK 11733-4049 (Address of
                         principal place of business or
                      intended principal place of business)
               --------------------------------------------------

                                  MARK A. FAUCI
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              12-8 TECHNOLOGY DRIVE
                       EAST SETAUKET, NEW YORK 11733-4049
                                 (631) 689-3781
                (Name, address and telephone number of agent for
                                    service)
               ---------------------------------------------------

                                    Copy to:

                             GREENBERG TRAURIG, LLP
                                METLIFE BUILDING
                          200 PARK AVENUE - 15TH FLOOR
                            NEW YORK, NEW YORK 10166
                    TEL: (212) 801-9200; FAX: (212) 801-6400
               ---------------------------------------------------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                       ----------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.




                 SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2004


                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                          OMNICORDER TECHNOLOGIES, INC.

                                29,894,197 SHARES

                                  COMMON STOCK


                    TO BE OFFERED BY HOLDERS OF COMMON STOCK
                    AND WARRANTS TO PURCHASE COMMON STOCK OF
                          OMNICORDER TECHNOLOGIES, INC.


     This prospectus relates to the sale of up to 29,894,197 shares of our common stock by the selling stockholders listed in this prospectus. The shares offered by this prospectus include 28,443,800 outstanding shares of our common stock and up to 1,450,397 shares of our common stock issuable upon the exercise of outstanding warrants to purchase common stock. These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

     Pursuant to registration rights granted to the selling stockholders, we are obligated to register the shares held of record and shares acquirable upon the exercise of warrants by the selling stockholders. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon the exercise of warrants currently outstanding. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will borne by the selling stockholders.


     Our common stock is presently quoted on the NASD's OTC Bulletin Board under the symbol "OMCT.OB." We have applied to list our shares for trading on the American Stock Exchange, but cannot be certain that we will receive approval. The high and low bid prices for shares of our common stock on September 14, 2004, were $2.75 and $2.65, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.


     The selling stockholders and any broker-dealer executing sell orders on behalf of the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933.

                       -----------------------------------
                 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                   PLEASE CAREFULLY REVIEW THE SECTION TITLED
                       "RISK FACTORS" BEGINNING ON PAGE 5.
                       -----------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED
             UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                       -----------------------------------
                THE DATE OF THIS PROSPECTUS IS SEPTEMBER __, 2004

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE OFFERS AND SALES WOULD BE UNLAWFUL. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS COMPLETE AND ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES OF COMMON STOCK.

                      _____________________________________

                                TABLE OF CONTENTS


                                                                           PAGE
                                                                           -----
Summary......................................................................1
The Offering.................................................................2
Risk Factors.................................................................4
Special Note Regarding Forward-Looking Statements...........................10
Where You Can Find More Information.........................................10
Use of Proceeds.............................................................11
Market for Our Common Stock and Related Stockholder Matters.................11
Management's Discussion and Analysis or Plan Of Operation...................13
Business....................................................................22
Description of Property.....................................................30
Legal Proceedings...........................................................30
Management..................................................................31
Stock Ownership.............................................................38
Certain Relationships and Related Transactions..............................41
Change in Control...........................................................43
Principal and Selling Stockholders..........................................45
Plan of Distribution........................................................55
Description of Securities...................................................57
Shares Eligible for Future Sale.............................................60
Legal Matters...............................................................61
Experts.....................................................................61
Changes in and Disagreements with Accountants on
Accounting and Financial Disclosure.........................................61
Index to Financial Information............................................ F-1


                      _____________________________________

                                     SUMMARY

     You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled "Risk Factors," regarding our company and the common stock being sold in this offering.

     Unless the context otherwise requires, "we," "our," "us" and similar phrases refer to OmniCorder Technologies, Inc., which acquired all the assets and assumed all the liabilities of OmniCorder Technologies, Incorporated, a privately-held company ("OmniCorder"), in a transaction on December 19, 2003, and succeeded to the business of OmniCorder as its sole line of business.

OUR BUSINESS

     OmniCorder was founded in 1997 to acquire, develop and commercialize advanced imaging technology for the diagnosis and management of a large variety of diseases, including cancer and vascular disease. Our lead product, the BioScanIR(R) system, measures abnormal blood flow associated with the presence of tumors and vascular disease, and assists physicians and researchers in differentiating between normal and abnormal tissues.

     The BioScanIR system detector technology is licensed from the California Institute of Technology and was developed by scientists at NASA's Jet Propulsion Laboratory for the U.S. Department of Defense's Ballistic Missile Defense Initiative (commonly referred to as the Star Wars program). We license this sensor technology through an exclusive worldwide license for specific biomedical applications. As part of our relationship with the California Institute of Technology, we have received subsequent rights to new patents. We have a growing portfolio of seven issued and three pending U.S. patents, along with corresponding foreign patents covering more than 25 other developed countries. These patents cover the BioScanIR system and other related technology, either directly or through exclusive, worldwide licenses. We are presently developing "next generation" sensor technology, with funding from the U.S. Department of Defense's Missile Defense Agency, and continuing collaboration from NASA's Jet Propulsion Laboratory, the Army Research Laboratory and Goddard Space Flight Center. We have already received U.S. Food and Drug Administration clearance in the United States, and CE mark approval in Europe, to market the BioScanIR system for use in a large number of diseases -- such as cancer and vascular disease -- that affect the perfusion of blood in tissue and organs.

     Based on our clinical testing to date, we believe that the BioScanIR system will greatly improve cancer and vascular disease detection and therapy management capabilities in a multitude of medical applications. According to a December 2002 report by Medtech Insight entitled "The Worldwide Market for Diagnostic Imaging Equipment," one-third of the world's annual healthcare budget, or $1.17 trillion, is spent on the detection and treatment of cancer and vascular disease. In the United States alone, $400 billion is spent annually on cancer and vascular disease. Medical imaging comprises a large component of the total healthcare market, in the United States and abroad, and globally over one billion diagnostic imaging procedures were performed in 2002. The BioScanIR is specifically designed to compete in many different areas of this significant market.

     Given the large size of the addressable market and the large number of potential applications, we intend to initially focus on selected segments of the therapy/drug development and surgery markets, and then transition into the larger diagnostics/screening market. Examples of applications in the therapy/drug development segment include drug discovery, drug development, clinical trial screening and therapeutic monitoring. In the surgery segment, examples include assistance in the monitoring of blood distribution within the human brain, heart and other organs before, during and after surgery. In the diagnostics/screening segment, examples include assistance in the early detection of cancer (e.g., breast, skin and cervical cancers) and various types of other diseases, such as peripheral vascular disease and diabetes.

     We have conducted clinical testing of our BioScanIR technology in our initial target market segments over a five-year period and we have commenced a non-revenue generating pilot program at several prestigious medical centers in the United States and Europe for applications in surgery and therapy. Our clinical test sites included Harvard's Dana-Farber Cancer Institute (for therapeutic monitoring), the Mayo Clinic (for surgical applications) and the State University of New York at Stony Brook (for breast cancer detection). Our pilot program involves the installation of our systems for evaluation by physicians, technicians and patients. Our pilot program has already produced what we believe to be positive results based on the feedback we have received. Consistent with our overall business model, revenues are expected to be derived from technology licensing fees, coupled with recurring transaction charges.

     We believe the BioScanIR has significant price and performance advantages over other imaging devices that are in use, including computerized axial tomography ("CAT"), magnetic resonance imaging ("MRI") and positron emission tomography ("PET"). The approximate cost per use of the BioScanIR is $200, compared with a cost per use of $750 to $3,000 for these other modalities. Relative to these devices, the BioScanIR provides an easy-to-use, substantially lower cost, completely non-invasive, and patient-friendly method of disease detection. Unlike CAT, MRI and PET technologies, the BioScanIR does not utilize invasive or potentially dangerous contrast agents or radiation. In recent years, several other companies utilizing different technologies are attempting to exploit the weaknesses of these existing screening modalities. Recent studies published by researchers at the Mayo Clinic and Dana-Farber Cancer Institute provide data that supports the use of our technology.

     Proceeds from our recent private placement will be used to build the resources to leverage our ongoing pilot program and accelerate the rollout of our BioScanIR system in selected fields which are part of three, multi-billion dollar marketplaces: therapy/drug development and surgery, and then, diagnostics/screening. We believe that we have developed a cost-effective, transaction-based business model that eliminates customer capital equipment purchase barriers in all three of the marketplaces we intend to serve. While the commercial opportunities for us are extensive, we have identified cancer drug development -- in the therapy/drug development segment -- and cardiovascular, reconstructive and neurosurgery -- in the surgery segment -- as our most probable, immediate and highest-value near-term targets for generating recurring revenues.

CORPORATE INFORMATION AND HISTORY


         We were originally formed as a Colorado corporation in September 1992 and operated a promotional products business under the corporate name Promos, Inc. On December 19, 2003, we completed a transaction in which we acquired all the assets and assumed all the liabilities of OmniCorder in consideration for the issuance of a majority of our shares of common stock. This transaction was accounted for as a recapitalization of OmniCorder, who was the acquirer for accounting purposes. Concurrent with the closing of the recapitalization transaction, we completed a private placement of 5,686,027 shares of common stock, from which we received gross proceeds of $7,820,405. Also concurrent with the closing of the recapitalization transaction, we sold the promotional products business to one of our previous directors, and succeeded to the business of OmniCorder as our sole line of business.


     In February 2004, at a special meeting of stockholders, our stockholders approved resolutions to (1) change our state of incorporation to Delaware and our corporate name to OmniCorder Technologies, Inc. by means of a merger with and into a new wholly-owned Delaware corporation called OmniCorder Technologies, Inc., with OmniCorder Technologies surviving as the publicly-traded company; and
(2) ratify our assumption and adoption of the OmniCorder 1998 Stock Option Plan and approved an amendment to the plan increasing the number of shares of common stock available for option grants. See "Change in Control."

     Our principal executive offices are located at 12-8 Technology Drive, East Setauket, New York 11733-4049, and our telephone number is (631) 689-3781.


                                  THE OFFERING

Common stock offered by our selling stockholders:
     Outstanding shares.........................................        28,443,800  shares
     Number of shares that may be issued upon
      exercise of outstanding warrants..........................         1,450,397  shares
                                                                        ------------------
     TOTAL......................................................        29,894,197  shares

Common stock outstanding (1)....................................        29,577,400  shares

                                       2


Use of Proceeds.................................................       We will receive none of the proceeds from the
                                                                       sale of the shares by the selling
                                                                       stockholders, except upon the exercise of
                                                                       warrants currently outstanding.

OTC Bulletin Board symbol.......................................       OMCT.OB



(1) As of September 15, 2004. Does not include 5,885,897 shares of our common stock that are reserved for issuance pursuant to outstanding warrants and stock options, and shares available for future issuance under the OmniCorder 1998 Stock Option Plan.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

     WE HAVE INCURRED LOSSES IN THE PAST AND HAVE A LIMITED OPERATING HISTORY ON WHICH TO BASE AN EVALUATION OF OUR PROSPECTS, WHICH CAN HAVE A DETRIMENTAL EFFECT ON THE LONG-TERM CAPITAL APPRECIATION OF OUR STOCK.


     We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of inherent risks, expenses and difficulties encountered by companies in their early stage of development, particularly companies in new and evolving markets. These risks include acceptance by physicians, researchers, technicians and patients in an evolving and unpredictable business environment, the lack of a well-developed brand identity and the ability to bring products to market on a timely basis. For the years ended December 31, 2003 and 2002, we had net losses of $2,375,919 and $1,511,977, respectively. We had a net loss of $2,225,502 for the first six months of 2004. We cannot give any assurance that we will ever generate significant revenue or have profits. In addition, we anticipate that we will require additional capital commitments during 2005 to sustain our operations. This could have a detrimental effect on the long-term capital appreciation of our stock.


     WE ARE DEPENDENT ON OUR TECHNOLOGY LICENSE AGREEMENTS WITH THIRD PARTIES WHICH REQUIRE US TO SATISFY OBLIGATIONS TO KEEP THEM EFFECTIVE, AND IF THESE AGREEMENTS ARE TERMINATED, OUR TECHNOLOGY AND OUR BUSINESS WOULD BE SERIOUSLY AND ADVERSELY AFFECTED.

     We have entered into long-term license agreements with the California Institute of Technology, Lockheed Martin Corp. and Michael Anbar, Ph.D. to incorporate their proprietary technologies into our BioScanIR system. These license agreements require us to, in some cases, pay minimum royalties and satisfy other conditions. We cannot give any assurance that sales of products incorporating these technologies will be sufficient to recover the amount of third-party payments. Failure by us to satisfy our obligations under these agreements may result in modification of the terms or early termination of the respective agreement, which would have a serious adverse effect on us. We expect that we will be dependent on these licensors for the foreseeable future.

     WE RELY ENTIRELY ON OUTSIDE MANUFACTURERS FOR OUR KEY COMPONENTS AND CANNOT GUARANTEE THAT THEY WILL NOT HAVE PROLONGED SUPPLY SHORTAGES, RESULTING IN OUR INABILITY TO TIMELY SATISFY CUSTOMER ORDERS.

     All of the infrared cameras and other key components utilized in our BioScanIR system are manufactured by outside companies. Our ability to enter new markets and sustain satisfactory levels of sales in each market will depend in significant part upon the ability of these companies to manufacture the components for introduction into our markets. We cannot give any assurance that we will be successful in entering into agreements with all of the manufacturers to maintain a constant supply of our key components. In addition, once we enter into manufacturing contracts, we face the possibility that the contracts will not be extended or replaced. This could result in our inability to timely satisfy customer orders, and cause us to possibly lose business to alternative providers of diagnostic scanning devices.

     WE HAVE NOT FULLY DEVELOPED AN EFFECTIVE INTERNAL SALES FORCE TO MARKET AND SELL THE BIOSCANIR SYSTEM, AND IF WE ARE UNSUCCESSFUL, OUR OVERALL GROWTH WILL BE HAMPERED.

     We have limited marketing experience and limited financial, personnel and other resources to undertake the extensive marketing activities necessary to market our BioScanIR system. Our ability to generate revenue from the licensing of our BioScanIR system will be dependent upon, among other things, our ability to manage an effective internal direct sales force. We will need to develop a sales force and a marketing group with technical expertise to coordinate marketing efforts with strategic partners. In addition, we cannot give any assurance that we will be able to market our products or services effectively through an internal direct sales force, independent sales representatives, through arrangements with an outside sales force or through strategic partners, which could hamper our overall growth.

     WE MAY EXPERIENCE INFRINGEMENT OF OUR INTELLECTUAL PROPERTY RIGHTS, INCLUDING OUR PATENTS, PROPRIETARY TECHNOLOGY AND CONFIDENTIAL INFORMATION, WHICH WOULD UNDERMINE OUR TECHNOLOGY PLATFORM.

     Our success will depend, in large part, on our ability to obtain and protect patents, protect trade secrets and operate without infringing on the proprietary rights of others. We cannot give any assurance that the patent applications that have been or will be filed on products developed by us will be approved, that any issued patents will provide us with competitive advantages or will not be challenged by others, or that the patents of others will not have an adverse effect on us.

     EXISTING AND NEWLY-DEVELOPED TECHNOLOGIES MAY COMPETE WITH OUR BIOSCANIR SYSTEM, POTENTIALLY MAKING BIOSCANIR LESS ATTRACTIVE TO PROSPECTIVE CUSTOMERS AND RESULTING IN IT BECOMING NO LONGER IN DEMAND.

     We are not aware of any devices currently on the market which will be capable of competing directly with our BioScanIR system, although several new companies are developing technologies aimed at the same market niche as the BioScanIR system, and there may be others of which we are unaware. Our potential competitors may succeed in developing products that are more effective or less costly (or both) than our products, and such competitors may also prove to be more successful than us in manufacturing, marketing and sales. Some of our potential competitors may be large, well-financed and established companies that have greater resources and, therefore, may be better able than us to compete for a share of the market even in areas in which we may have superior technology.

     We also compete with existing diagnostic alternatives, most notably x-ray mammography, CAT, MRI and PET. Significant barriers to our success are posed by these existing alternatives. See "Business -- Competition and Industry."

     OUR PRODUCT LIABILITY INSURANCE COVERAGE MAY NOT BE ADEQUATE IN A CATASTROPHIC MEDICAL SITUATION, AND A LARGE CLAIM MAY CAUSE US TO PAY DAMAGES TO THIRD PARTIES AND INCUR BAD PUBLICITY.

     The nature of our medical products may expose us to product liability risks. Although we have obtained $2.0 million of product liability insurance coverage, our current annual premiums of approximately $35,000 are expected to increase. We cannot give any assurance that this insurance will provide adequate coverage against product liability claims. In addition, some of our key license agreements require this coverage to be maintained when we sell licensed services. While no product liability claims are pending or threatened against us to date, a successful product liability claim against us in excess of our insurance coverage could have a serious adverse effect on us, including bad publicity.

     WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION BY THE U.S. FOOD AND DRUG ADMINISTRATION AND OTHER AUTHORITIES ON ALL ASPECTS OF OUR BUSINESS, AND IF WE DO NOT COMPLY WITH THESE REGULATIONS, WE COULD BE PREVENTED FROM MARKETING OUR PRODUCTS.

     The U.S. Food and Drug Administration, or FDA, has established procedures and standards for initial approval to market medical devices and for the manufacture of the devices. We are subject to inspection by the FDA for compliance with these standards. Should the FDA determine, at any time, that we or any of our products are not in compliance with these standards, it may withhold approval and prevent the marketing of our products. Negative determinations by the FDA and other governmental authorities and third-party payors, such as Medicare and private insurers, could have a serious adverse effect on us. For more information on how we are impacted by governmental regulation, see "Business -- Governmental Regulation."

     MEDICARE DOES NOT SEPARATELY REIMBURSE OR OTHERWISE PAY FOR THE THERAPEUTIC OR DIAGNOSTIC USE OF OUR BIOSCANIR SYSTEM AND, ALTHOUGH WE WILL SEEK COVERAGE, THAT PROCESS IS LENGTHY AND COMPLEX, WHICH WILL MAKE OUR PROSPECTS LESS CERTAIN.

     Whether a medical procedure involving a medical device is covered by a third-party payor can significantly influence the marketability of that device. Medicare, the federal health insurance program for the aged and disabled, is the single largest third-party payor. Medicare coverage decisions frequently influence private third-party payors. Medicare covers medically necessary therapies, surgery and diagnostic tests. By contrast, Medicare generally does not cover screening tests. However, it does cover a few expressly delineated screening procedures or tests. Thus, by way of example, Medicare covers screening pap smears, screening pelvic examinations, screening tests for early detection of prostate cancer, screening for coloretal cancer and screening mammography for early detection of breast cancer. With respect to breast cancer, mammography is the only screening technique covered by Medicare and the amount of that coverage is set by a free schedule or by the Outpatient Prospective Payment System, depending on where the test is performed.

     Currently, Medicare does not separately reimburse or otherwise pay for the therapeutic or diagnostic use of our BioScanIR system or any component of that system. We will seek Medicare coverage of our system for treatment and diagnosis. The coverage process is lengthy, complex and the results are uncertain and could vary geographically. We will also seek Medicare coverage of the BioScanlR system as an adjunct to screening mammography. Whether a separate reimbursement would be consistent with the Medicare Act is open to interpretation, although it should be noted that Medicare has approved an add-on to mammography in the past for computer-aided detection.

     Even if BioScanlR were to be covered by Medicare, the amounts of those payments can be changed by legislative or regulatory actions and by determinations of the fiscal agents for the program. In addition, private payors and the states, under their Medicaid programs for the poor, increasingly are demanding or imposing discounted fee structures. Efforts to impose greater discounts and more stringent cost controls by third-party payors and healthcare providers are expected to continue. Even if Medicare and other third-party payors were to cover procedures involving BioScanlR, we cannot be certain that the reimbursement levels will be adequate.

     WE PURCHASE INFRARED CAMERA COMPONENTS IN EUROS, AND THEREFORE OUR COST OF GOODS AND OPERATING MARGINS MAY BE ADVERSELY AFFECTED BY CURRENCY FLUCTUATIONS AND RESULT IN EXCHANGE LOSSES.


     We purchase infrared camera components from AEG Infrarot-Module GmbH, a German company, in Euros, which is the prevailing currency of Europe, rather than in U.S. dollars. In fiscal 2003, we paid approximately 44,000 Euros (or $51,583 at then current exchange rates) of camera systems from this supplier. As of July 31, 2004, we committed to purchase approximately 278,000 Euros (or $333,000 at current exchange rates) of camera components from this supplier this year. Accordingly, exchange rate fluctuations in the Euro relative to the U.S. dollar could affect our cost of goods and operating margins and could result in exchange losses. In fiscal 2003, we incurred a small loss resulting from foreign currency transactions, and this loss can be expected to increase with larger component orders. We do not use derivative financial instruments to hedge our exposure to changes in foreign currency exchange rates. Our results of operations will be adversely affected if we are unable to mitigate the effects of currency fluctuations in the future.


     OUR EXECUTIVE OFFICERS AND DIRECTORS CURRENTLY HOLD A SIGNIFICANT NUMBER OF OUR TOTAL OUTSTANDING SHARES AND WE ARE REGISTERING THESE SHARES IN THIS PROSPECTUS, WHICH MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK.

     Our executive officers and directors and their affiliates currently hold 11,712,961 shares of our common stock, or 39.6% of our total outstanding shares, assuming no exercises of outstanding stock options and warrants. All of the shares held by these individuals, as well as warrants to purchase an additional 1,304,943 shares, are included in this prospectus, representing 39.2% of the total shares being registered by us to permit resales of those shares. The shares held by our executive officers and directors and their affiliates will be freely tradeable without restriction following this registration, which may have an adverse effect on the market price of our common stock, both because of the potentially large number of shares becoming available in the public market and the perception that these individuals are less committed to our business and prospects.

     IF WE FAIL TO ENTER INTO STRATEGIC ALLIANCES WITH LARGE PHARMACEUTICAL COMPANIES, RESEARCH FOUNDATIONS OR GOVERNMENT AGENCIES, OUR BUSINESS MAY GROW SLOWER THAN ANTICIPATED.

     In addition to our direct marketing efforts, we are pursuing strategic alliances with large pharmaceutical companies, as well as research foundations and government agencies, that have a significant presence in our target markets, can introduce BioScanIR as an accepted technology to industry participants and can bear a portion of the expenses associated with the sales and marketing of our technology. However, we have not yet and we cannot be certain that we will ever enter into any definitive strategic alliance with these companies, foundations and agencies, or that any future strategic alliance will be on terms and conditions that will enable us to generate profits. If we are unsuccessful in obtaining one or more strategic alliances, our business may grow slower than anticipated, and our results of operations may suffer.

     WE ARE DEPENDENT UPON MARK A. FAUCI, OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, WHO WE NEED TO SUCCEED.

     We believe that our continued success will depend to a significant extent upon the efforts and abilities of Mark A. Fauci, our President and Chief Executive Officer. Although we have entered into a five-year employment agreement with Mr. Fauci expiring in December 2008, the failure by us to retain Mr. Fauci or to attract and retain additional qualified personnel, could adversely affect our operations. We do not currently carry key-man life insurance for our benefit on the lives of any of our executive officers. See "Management."

     OUR ABILITY TO RAISE ADDITIONAL CAPITAL IS UNCERTAIN AND MAY CAUSE US TO CURTAIL OUR OPERATION OR TAKE ACTIONS THAT MAY DILUTE YOUR FINANCIAL INTEREST, IF WE ARE NOT TIMELY IN THESE FUNDING EFFORTS.

     We do not currently generate sufficient cash to fully fund our operations. If additional funds are raised through the issuance of equity securities, the percentage of ownership of our then-current stockholders will be reduced and such equity securities may have rights, preferences or privileges senior to those of the existing holders of our common stock. Further, we may have to raise substantial additional capital thereafter if changes in our production plans cause unexpected large future capital expenditures or changes in our sales and distribution plans cause a significant increase in distribution expenses or decrease in revenues.

     We also contemplate raising funds in the future through public or private financings, or from other sources. We cannot give any assurance that necessary additional financing will be available to us or available on acceptable terms. If additional funding is not available to us when needed, we may be required to curtail our product development programs and our business and financial condition could be adversely affected.


     WE ARE REQUIRED TO MAINTAIN THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT UNTIL DECEMBER 2004, THE FAILURE OF WHICH COULD CAUSE LEGAL ACTION BY THE SELLING STOCKHOLDERS LISTED IN THIS DOCUMENT.


     Pursuant to registration rights granted to the selling stockholders relating to shares that were acquired in the recapitalization transaction and concurrent private placement, we agreed to maintain the effectiveness of this registration statement through December 19, 2004. In the event that we are unable to maintain, or do not maintain, the effectiveness of this registration statement until that date, except as permitted, we will have breached our agreement with those selling stockholders, which may result in claims against us by those selling stockholders.

     WE WILL BE SUBJECT TO SECTION 203 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE WHICH MAY INHIBIT A TAKEOVER AT A PREMIUM PRICE THAT MAY BE BENEFICIAL TO OUR STOCKHOLDERS.

     We are subject to Section 203 of the Delaware General Corporation Law. Subject to limited exceptions, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder unless the proposed business combination was approved by the corporation's board of directors before the stockholder became an interested stockholder. In general, Section 203 defines an interested stockholder as any stockholder directly or indirectly owning 15% or more of the outstanding voting stock of a Delaware corporation. Section 203 could have the effect of discouraging others from making tender offers for our shares, and also may have the effect of preventing changes in our management.

RISKS RELATED TO OUR COMMON STOCK

     THERE HAS PREVIOUSLY BEEN NO ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK AND OUR STOCKHOLDERS MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE PRICE AT WHICH THEY PURCHASED THEIR SHARES, OR AT ALL.

     There has been no active public market for our common stock. An active public market for our common stock may not develop or be sustained. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control. These factors include:

     o   product liability claims or other litigation;

     o the announcement of new products or product enhancements by us or our competitors;

     o developments concerning intellectual property rights and regulatory approvals;

     o   quarterly variations in our competitors' results of operations;

     o   developments in our industry; and

     o general market conditions and other factors, including factors unrelated to our own operating performance.


         The stock market in general has recently experienced extreme price and volume fluctuations. In particular, market prices of securities of medical technology companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of shares of our common stock, which could cause a decline in the value of our shares. Price volatility may be worse if the trading volume of our common stock is low. The market price of our common stock has exhibited volatility since the closing of our recapitalization transaction on December 19, 2003. Our common stock has traded as high as $8.50 and as low as $1.50 since then.


     OUR COMMON STOCK MAY BE CONSIDERED A "PENNY STOCK" UNDER SEC REGULATIONS AND MAY BE DIFFICULT TO SELL WHEN DESIRED DUE TO BROKER-DEALER RESTRICTIONS.

     The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is currently less than $5.00 per share. This designation requires any broker or dealer selling these securities to disclose specified information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares. In addition, since our common stock is currently quoted on the OTC Bulletin Board, stockholders may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase our shares or a lack of market makers to support the stock price. While we have applied to list our shares for trading on the American Stock Exchange, we cannot be certain that we will receive approval.

     OVER 29 MILLION OF OUR SHARES ARE ELIGIBLE FOR SALE AND THEIR SALE OR POTENTIAL TO SELL WILL PROBABLY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.




     Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. This prospectus covers 29,894,197 shares of our common stock, which is substantially larger than the remaining 1,133,600 outstanding shares of our common stock that are not included in this prospectus. As additional shares of our common stock become available for resale in the public market pursuant to this registration of shares and future registrations of shares, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of our common stock also may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our common stock. All of the shares of common stock currently held by our executive officers and directors are subject to so-called "lock-up" agreements, which restrict open market sales by those officers and directors for the 180-day period following the date of this prospectus. 12,918,957 shares of common stock, including shares issuable upon exercise of outstanding warrants, or 43.2% of the shares of common stock included in this prospectus, are subject to these lock-up agreements. In general, a person who has held restricted shares for a period of one year may, upon the filing with the SEC of a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. These sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.


     WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE AND THEREFORE YOU SHOULD NOT BUY THIS STOCK IF YOU WISH TO RECEIVE CASH DIVIDENDS.

     We currently intend to retain our future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

     OUR CORPORATE CHARTER CONTAINS AUTHORIZED, UNISSUED "BLANK CHECK" PREFERRED STOCK WHICH CAN BE ISSUED WITHOUT STOCKHOLDER APPROVAL WITH THE EFFECT OF DILUTING THEN CURRENT STOCKHOLDER INTERESTS.

     Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of "blank check" preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. Although we do not presently intend to issue any shares of preferred stock, we may do so in the future.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Included in this prospectus, exhibits and associated documents are "forward-looking" statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled "Risk Factors." Forward-looking statements include those that use forward-looking terminology, such as the words "anticipate," "believe," "estimate," "expect," "intend," "may," "project," "plan," "will," "shall," "should," and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the "Risk Factors" section and elsewhere in this prospectus.

     All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement with the U.S. Securities and Exchange Commission, or the SEC, on Form SB-2 to register the shares of our common stock being offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our website should not be considered part of this prospectus.

         You may also request a copy of our filings at no cost by writing or telephoning us at:

                          OmniCorder Technologies, Inc.
                            Two Penn Plaza, Suite 500
                            New York, New York 10121
               Attention: Ms. Anne Marie Fields, Vice President -
                 Corporate Communications and Business Strategy
                                 (212) 292-5710

                                 USE OF PROCEEDS

     The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by the selling stockholders under this prospectus. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon the exercise of warrants currently outstanding. We will bear all expenses incident to the registration of the shares of our common stock under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling stockholders. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling stockholders.

           MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     In September 2000, our common stock became eligible for quotation on the NASD's OTC Bulletin Board under the symbol "PMOS.OB." When we changed of our corporate name to OmniCorder Technologies, Inc. on February 26, 2004, our trading symbol became "OMCT.OB." The following table sets forth the high and low bid and asked prices for our common stock for the periods indicated as reported by the OTC Bulletin Board:


         YEAR ENDED DECEMBER 31, 2002:                                      HIGH              LOW

         First Quarter............................................           $.60             $.15
         Second Quarter...........................................            .60              .60
         Third Quarter............................................            .60              .17
         Fourth Quarter...........................................            .60              .15

         YEAR ENDED DECEMBER 31, 2003:

         First Quarter............................................           $.15             $.03
         Second Quarter...........................................            .10              .10
         Third Quarter............................................            .10              .04
         Fourth Quarter (October 1 to December 18)................            .10              .04

         Fourth Quarter (December 19, closing date of
         recapitalization)........................................          $1.20             $.45

         Fourth Quarter (December 22 to December 31)..............          $8.00            $1.50

         YEAR ENDING DECEMBER 31, 2004:



         First Quarter (January 1 to March 31)....................          $8.50            $2.80
         Second Quarter (April 1 to June 30)......................          $4.90            $3.25
         Third Quarter (July 1 to September 14)...................          $4.05            $2.40



     These bids represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.


     Prior to the completion of the recapitalization transaction, on December 19, 2003, OmniCorder's stock was not traded on a public trading market and OmniCorder had no registered securities outstanding.


     As of September 15, 2004, there were 29,577,400 shares of OmniCorder common stock outstanding with approximately 300 stockholders of record.


     This prospectus covers 29,894,197 shares of our common stock offered for sale by selling stockholders. The shares offered by this prospectus include 28,443,800 outstanding shares of our common stock and up to 1,450,397 shares of our common stock issuable upon the exercise of outstanding warrants to purchase common stock. See "Principal and Selling Stockholders."

DIVIDEND POLICY

     While there are no restrictions on the payment of dividends, we have not declared or paid any cash or other dividends on shares of our common stock in the last two years, and we presently have no intention of paying any cash dividends in the foreseeable future. Our current policy is to retain earnings, if any, to finance the expansion of our business. The future payment of dividends will depend on the results of operations, financial condition, capital expenditure plans and other factors that we deem relevant and will be at the sole discretion of our board of directors.

EQUITY COMPENSATION PLAN INFORMATION



     The following table provides information regarding the status of our existing equity compensation plans at September 15, 2004. It reflects the amendment to OmniCorder's 1998 Stock Option Plan, which was approved by our stockholders at a special meeting of stockholders held on February 26, 2004.




                                                                                                NUMBER OF SECURITIES
                                                                                                REMAINING AVAILABLE
                                                                                                FOR FUTURE ISSUANCE
                                              NUMBER OF SECURITIES                              UNDER EQUITY
                                              TO BE ISSUED UPON       WEIGHTED-AVERAGE          COMPENSATION PLANS
                                              EXERCISE OF             EXERCISE PRICE OF         (EXCLUDING
                                              OUTSTANDING OPTIONS,    OUTSTANDING OPTIONS,      SECURITIES REFLECTED
PLAN CATEGORY                                 WARRANTS AND RIGHTS     WARRANTS AND RIGHTS       IN THE SECOND COLUMN)
-------------                                 -------------------     -------------------       ---------------------
Equity Compensation plans approved by                 4,547,319                $1.09                   1,338,578
security holders
Equity Compensation plans not approved by                     0                  0                        0
security holders
Total                                                 4,547,319                $1.09                   1,338,578

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     You should read the following description of our financial condition and results of operations in conjunction with the financial statements and accompanying notes included in this prospectus beginning on page F-1.


OVERVIEW AND EFFECT OF RECAPITALIZATION TRANSACTION

         Unless the context otherwise requires, "we," "our," "us" and similar phrases refer to OmniCorder Technologies, Inc. (a publicly-traded company formerly known as Promos, Inc.), which acquired all the assets and assumed all the liabilities of OmniCorder Technologies, Incorporated, a privately-held company ("OmniCorder"), in a recapitalization transaction on December 19, 2003, and succeeded to the business of OmniCorder as its sole line of business.

         OmniCorder was founded in 1997 to acquire, develop and commercialize advanced technology for the diagnosis and management of a large variety of diseases including cancer and vascular disease. Our lead product, the BioScanIR system, measures abnormal blood flow associated with the presence of tumors and vascular disease, and assists physicians and researchers in differentiating between normal and abnormal tissues. For a more complete description of OmniCorder, see "Business."

     On December 19, 2003, we completed a recapitalization transaction in which we acquired all the assets and assumed all the liabilities of OmniCorder in exchange for the issuance of a majority of our shares of common stock. Concurrent with the closing of the recapitalization transaction, we completed a private placement of 5,686,027 shares of common stock from which gross proceeds of $7,820,405 were received. The maximum gross proceeds for the private placement would have been $15,000,000. Following the completion of the recapitalization transaction, private placement, related stock purchase and payment of equity-based transaction fees, OmniCorder owned 21,538,400 shares, or 72.8% of the outstanding shares of our common stock. OmniCorder filed a Certificate of Dissolution on December 29, 2003 with the Delaware Secretary of State and promptly thereafter, in accordance with the tax-free reorganization provisions of Internal Revenue Code Section 368(a)(1)(C), liquidated the shares of our common stock it received in the recapitalization transaction to its stockholders in proportion to their respective interests in OmniCorder. The consideration and other terms of these transactions were determined as a result of arm's-length negotiations between the parties. For a more complete description of these transactions, see "Change in Control."

         Since the closing of the recapitalization and private placement transactions, the stockholders of OmniCorder owned a majority of the shares of our common stock as a result of the dissolution of OmniCorder. For accounting purposes, OmniCorder was deemed to be the acquirer. The transaction has been accounted for as a recapitalization of the company. Since we had no significant business activities prior to the recapitalization transaction and our promotional products business was sold to one of our former directors concurrently with the recapitalization transaction, no goodwill or other intangibles arose from the recapitalization transaction. In addition, since our future business will be solely that of OmniCorder and the former OmniCorder stockholders now control us, all information provided in this prospectus and described below will be that of OmniCorder as if OmniCorder had been the registrant for all accounting periods presented. The audited financial information in this prospectus is also that of OmniCorder prior to the date of the recapitalization transaction, as it provides the most relevant information about us on a continuing basis.

APPLICATION OF CRITICAL ACCOUNTING POLICIES


         For presentation purposes, we are considered to be a "development stage enterprise" in accordance with Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." OmniCorder's primary activities since inception have been the research and development of its technology, negotiating strategic alliances and other agreements, and raising capital. OmniCorder has not commercialized any of its products, and as result it has not generated any significant revenues from operations. We believe that we will generate revenues from the sale of licenses, user fees and sales of our BioScanIR system to provider networks to use its cancer screening and vascular disease diagnosis technology in the United States, Europe and Asia. However, we cannot give any assurance that we will be able to generate any revenues.

         We account for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected impact of differences between the financial statements and the tax basis of assets and liabilities and for the expected future tax benefits to be derived from tax loss and tax credit carryforwards. SFAS No. 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. We have recorded a full valuation allowance against our deferred tax assets since we believe that, based upon currently available objective evidence, it is more likely than not that the deferred tax asset will be realized.

         We account for the fair value of options and warrants for non-employees in accordance with SFAS No. 123, "Accounting for Stock Based Compensation," which requires that compensation cost be measured after the grant date based on the value of the award and is recognized over the service period, which is also the vesting period. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model.

         We have no off-balance sheet arrangements or liabilities, and none are planned.

REVENUE MODEL

         Our typical expected revenue model includes an initial, one-time up-front fee that includes licensing, installation and training, an additional annual maintenance fee and a variable transaction fee per patient exam. This model is expected to generate sufficient user fees within one year to recoup the cost of the installation. We will also sell units in specialty or niche markets where the transaction revenue model is inappropriate. Other revenue generated by the annual license fees from third parties (pharmaceutical and medical device companies) and other strategic licensees will depend upon the scope and terms of the license. We estimate that the effective lifespan of our system in the field is four to five years. Since we have not generated any significant revenues to date, our expected revenue model may change as market conditions dictate. We intend to employ the following accounting policies with respect to revenue recognition, inventory and capitalized costs associated with our product:

         We recognize revenues and costs and expenses generally utilizing the accrual method of accounting. We are presently in the development stage and will adopt revenue recognition accounting policies that are reflective of our business model at the time we begin to generate each type of revenue. For specific discussion of these activities, see the "Summary of Significant Accounting Policies-Basis of Presentation." Based upon our circumstances at the time, we will apply the appropriate methods that comply with accounting principles generally accepted in the United States as they relate to our business practices, as follows:

         1. Rental - We may enter into rental agreements with end-users for various periods of time. Under this arrangement, we would provide the user with a non-exclusive right to use the software and hardware and receive software upgrades as required to provide the level of services contracted for. This arrangement would require a one-time, non-refundable fee and monthly rental charge to be earned for the period of service and the passage of time. This one-time fee would be initially recorded on the balance sheet as deferred revenue and then recognized as revenue ratably over the rental period. The costs and major improvements of these Systems would be capitalized and depreciated on a straight-line basis over their estimated five-year useful life.

         2. Sale - We may sell Systems to medical, diagnostic or any other end user. These contracts may be for single or multiple units. We intend to recognize revenue associated with single or multiple unit contracts upon shipment and acceptance of each specific unit by the end-user. We may provide an initial warranty period of one year as part of their sales arrangements. We will establish a liability for estimated warranty costs as appropriate and record actual warranty expenses against this liability as incurred. We may offer an extended warranty and maintenance arrangement to our customers after the expiration of the initial warranty period. This arrangement would be sold pursuant to a contract distinctly separate from the original sales arrangement. These extended warranty and maintenance fees would be recognized ratably over the life of the extended warranty and maintenance contracts.

         3. Licensing - We may enter into licensing agreements for our technology as part of sublicensing or distribution agreements with third parties. We also intend to enter into licensing agreements that provide third parties with exclusive or semi-exclusive rights to some portion of our intellectual property in certain well defined fields of use. License revenues are expected to be recognized ratably over the life of the license.

         4. Development contracts - We may engage in research and development contracts or other specialized arrangements with specific customers. While each project may vary, it is planned that each would have milestones in the development or delivery process for which stipulated amounts of the contract value would be earned. We intend to recognize revenues as milestones are achieved and upon substantial evidence of acceptance by the customer.

         Systems available for sale, either newly constructed or which may have been previously rented to customers, would be maintained in inventory at cost determined on a first-in, first out method, or at depreciated cost (if previously rented); in all cases at the lower of cost or market.




RESULTS OF OPERATIONS


THREE MONTHS ENDED JUNE 30, 2004 COMPARED TO THREE MONTHS ENDED JUNE 30, 2003

         The following represents a summary of the results of operations for the three months ended June 30, 2004 and 2003:


                                                                June 30, 2004                  June 30, 2003
                                                                 (Unaudited)                    (Unaudited)
                                                                 -----------                    -----------
Development Revenues                                            $     69,800                   $         0
Development Costs                                                     20,000                             0
-----------------                                               ------------                   -----------
Gross Profit                                                          49,800                             0
                                                                ------------                   -----------
OPERATING EXPENSES
     Research and development                                        328,754                       220,292
     Selling, general and administrative                             902,714                       283,074
                                                                ------------                   -----------
     Total Operating Expenses                                      1,231,468                       503,366
                                                                ------------                   -----------
     Operating Loss                                               (1,181,668)                    (503,366)
Interest and other (income) expenses, net                             15,289                         1,111
                                                                ------------                   -----------
         Net Loss                                              $  (1,196,957)                    $(504,477)
                                                               =============                   ===========
Basic and diluted net loss per share                           $       (0.04)                  $     (0.03)
                                                               =============                   ===========
Weighted average number of shares Outstanding                     29,577,400                    19,947,843
                                                               =============                   ===========

         NET LOSS. We had a net loss of $1,196,957 and $504,477 in the three months ended June 30, 2004 and 2003, respectively. As more fully described below, we have been a development stage enterprise since inception in 1997. During this period we have expended cash raised through various equity offerings, and issued stock and options and warrants to purchase shares of our common stock in exchange for services. The increased loss has been funded by the proceeds of the December 19, 2003 private placement, which has enabled us to continue product development, build our administrative organization and promote the sales and marketing of BioScanIR System through expanding direct sales and other marketing activities. Losses for the quarters included non-cash compensation costs for option and warrant awards of $12,806 in the quarter ended June 30, 2004 as compared to $84,544 in the quarter ended to June 30, 2003, which costs are included in the results of operations.

         DEVELOPMENT REVENUES. There was $69,800 in revenue for the three months ended June 30, 2004 as compared to $0 for the three month ended June 30, 2003. The revenue generated was due to the completion of a research and development contract with the Department of Defense as previously disclosed in our Form 10-KSB for year ended December 31, 2003. We are still a development stage enterprise.

         DEVELOPMENT COSTS. There were $20,000 in development costs for the three months ended June 30, 2004 as compared to $0 for the three months ended June 30, 2003. There were no revenues in the three months period of 2003 and no associated development costs were incurred.

         RESEARCH AND DEVELOPMENT EXPENSES. Research and development expense increased by $108,462, or 49% to $328,754 from $220,292, for the three months ended June 30, 2004 as compared to the three months ended June 30, 2003 and is expected to continue to increase as we employ new technical personnel and consultants in the development of its BioScanIR technology, purchases materials and components for development and expands its facilities. Cash proceeds from private placements in 2003 provided the funding for these activities, which were more limited in 2002. Refer to the Statement of Stockholders Equity included in the Financial Statements for sources of capital, including cash and noncash services received in exchange for equity. We hired consultants and employees to obtain licensing, patent applications, support trial systems deployed in the field and registration of our product.

         Significant components of the increase in the three months ended June 30, 2004 as compared to June 30, 2003 were: Technical salaries and consulting increased by $96,456 to $134,595 from $38,139; Business meals and travel decreased by $4,351 to $40,002 from $44,353.

         Expenses for materials used in research and development increased $36,790 to $38,423 in the three months ended June 30, 2004 from $1,633 in the three months ended June 30, 2003 as the Company continues its product development.

         We incurred $14,683 in printing and reproduction costs in the three months ended June 30, 2004 compared to $0 expensed in the three months ended June 30, 2003. Most of the costs were to reproduce technical reports on the product.

         In the three months ended June 30, 2004, patent expenses decreased $44,360 to $20,690 from $65,050 in the three months ended June 30, 2003. There were no new patents filed in the 2004 period as compared to approximately $28,000 foreign patent applications filed in the 2003 period.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses ("S, G&A") increased by $619,640, or 219%, to $902,714 from $283,074 for the three months ended June 30, 2004 as compared to the three months ended June 30, 2003. The level of S, G&A expenses increased in 2004 as we hired administrative, marketing and sales personnel. Significant components of the increase in the three months ended June 30, 2004 as compared to June 30, 2003 were:

         Insurance (including Directors and Officers liability) increased $39,166 to $58,688 from $19,522.

         Sales and administrative payroll and payroll related expenses increased $250,726 to $380,819 from $130,093. Meetings and seminars were $24,423 in the three months ended June 30, 2004 compared to $0 for the three months ended June 30, 2003.

         Effective December 19, 2003, we became a public company. Consequently, legal and accounting costs have increased, as have the administrative costs of enhancing the company's systems and procedures and accounting controls to comply with rules and regulations of the Securities and Exchange Commission, including the Sarbanes-Oxley Act. Accounting expense incurred in the three months ended June 30, 2004 increased by $92,292 to $98,642 as compared to $6,350 in the three months ended June 30, 2003. In the three months ended June 30, 2004, legal costs increased by $113,514 to $137,093, compared to $23,579 during the three months ended June 30, 2003.

         In the three months ended June 30, 2004, investor relations expenses including rent paid for our New York City location were $72,902 compared to $0 for the three months ended June 30, 2003.

SIX MONTHS ENDED JUNE 30, 2004 COMPARED TO SIX MONTHS ENDED JUNE 30, 2003

         The following represents a summary of the results of operations for the six months ended June 30, 2004 and 2003:



                                                                June 30, 2004                  June 30, 2003
                                                                 (Unaudited)                    (Unaudited)
                                                                 -----------                    -----------
Development Revenues                                            $     69,800                   $         0
Development Costs                                                     20,000                             0
                                                               -------------                   -----------
Gross Profit                                                          49,800                             0
                                                               -------------                   -----------
OPERATING EXPENSES
     Research and development                                        697,542                       590,488
     Selling, general and administrative                           1,586,974                       650,527
                                                               -------------                   -----------
     Total Operating Expenses                                      2,284,516                     1,241,015
                                                               -------------                   -----------
     Operating Loss                                               (2,234,716)                   (1,241,015)
Interest and other (income) expenses, net                             (9,214)                       10,770
                                                               -------------                   -----------
         Net Loss                                              $  (2,225,502)                  $(1,251,785)
                                                               =============                   ===========
Basic and diluted net loss per share                           $       (0.08)                  $     (0.06)
                                                               =============                   ===========
Weighted average number of shares Outstanding                     29,577,400                    19,826,506
                                                               =============                   ===========

         NET LOSS. For the six months ended June 30, 2004 the net loss was $2,225,502 compared to $1,251,785 in the six months ended June 30, 2003. We have been a development stage enterprise and have had a cumulative net loss of $12,545,322 since inception in 1997. During this period we have expended cash raised through various equity offerings, and issued stock and options and warrants to purchase shares of our common stock in exchange for services. The increased loss has been funded by the proceeds of the December 19, 2003 private placement, which has enabled us to continue product development, build our administrative organization and promote the sales and marketing of BioScanIR System through expanding direct sales and other marketing activities. Losses for the quarters included non-cash compensation costs for option and warrant awards of $50,322 in the six months ended June 30, 2004 as compared to $560,572 in the six months ended to June 30, 2003, which costs are included in the results of operations.

         DEVELOPMENT REVENUES. There was $69,800 in revenue for the six months ended June 30, 2004 as compared to $0 for the six month ended June 30, 2003. The revenue generated was due to completion of a research and development contract with the Department of Defense as previously disclosed on our Form 10-KSB for year ended December 31, 2003. We are still a development stage enterprise.

         DEVELOPMENT COSTS. There was $20,000 in development costs for the six months ended June 30, 2004 as compared to $0 for the six months ended June 30, 2003. There were no revenues in the six months period of 2003 and no associated development costs were incurred.

         RESEARCH AND DEVELOPMENT EXPENSES. Research and development expense increased by $107,054, or 18% to $697,542 from $590,488, for the six months ended June 30, 2004 as compared to the six months ended June 30, 2003 and is expected to continue to increase as we employ new technical personnel and consultants in the development of our BioScanIR technology, purchases materials and components for development and expands our facilities. Cash proceeds from private placements in 2003 provided the funding for these activities, which were more limited in 2002. Refer to the Statement of Stockholders Equity included in the Financial Statements for sources of capital, including cash and noncash services received in exchange for equity. We hired consultants and employees to obtain licensing, patent applications, support trial systems deployed in the field and registration of our product.

         Significant components of the increase in the six months ended June 30, 2004 as compared to June 30, 2003 were: Recruitment expense increased by $14,111 to $14,416 from $305; business meals and travel increased by $33,628 to $98,750 from $65,122. Increased staff and travel attributes to the $11,374 increase in telephone expenses in the six month period ended June 30, 2004 to $23,288 from $11,914 incurred in the six months ended June 30, 2003.

         Expenses for materials used in research and development increased $60,834 to $70,247 in the six months ended June 30, 2004 from $9,413 in the six months ended June 30, 2003 as we continue our product development.

         We incurred $22,377 in printing and reproduction costs in the six months ended June 30, 2004 compared to $8,019 expensed in the six months ended June 30, 2003. Most of the costs were to reproduce technical reports on the product.

         In the six months ended June 30, 2004, patent expenses decreased $38,410 to $43,394 from $81,804 in the six months ended June 30, 2003. There were no new patents filed in the 2004 period as compared to approximately $28,000 foreign patent applications filed in the 2003 period.


         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $936,447, or 144%, to $1,586,974 from $650,527 for the six months ended June 30, 2004 as compared to the six months ended June 30, 2003. The level of S, G&A expenses increased in 2004 as we hired administrative, marketing and sales personnel. Significant components of the increase in the six months ended June 30, 2004 as compared to June 30, 2003 were: insurance increased $86,004 to $116,880 from $30,876. The premium for Directors and Officers Insurance attributed to most of the increased expense. Sales and administrative payroll and payroll related expenses increased $417,679 to $610,161 from $192,482. Nine new employees were hired in the six months ended June 30, 2004.


         Effective December 19, 2003, we became a public company. Consequently, legal and accounting costs have increased, as have the administrative costs of enhancing our systems and procedures and accounting controls to comply with rules and regulations of the Securities and Exchange Commission, including the Sarbanes-Oxley Act. Accounting expense incurred in the six months ended June 30, 2004 increased by $228,109 to $238,084 as compared to $9,975 in the six months ended June 30, 2003. Legal and other professional fees increased $220,153 in the six months ended June 30, 2004 to $221,106 from $953 in the six months ended June 30, 2003. Consulting fees decreased by $278,796 to $146,335 from $425,131 in the six months ended June 30, 2004.

         In the six months ended June 30, 2004, investor relations expenses including rent paid for our new New York City location was $108,057 compared to $0 for the six months ended June 30, 2003. Travel and related expenses for our investor relation and sales staff was $63,444 for the six months ended June 30, 2004 compared to $0 for the six months ended June 30, 2003.

         We incurred $55,628 in expenses for meetings and seminars for its employees during the six months ended June 30, 2004 compared to $0 costs during six months ended June 30, 2003.

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

         The following represents a summary of the results of operations for the years ended December 31, 2003 and 2002:

                                                             For the Year ended December 31,
                                                                2003               2002
                                                          ------------------ ------------------
Operating Expenses
     Research and development                             $   1,704,642          $   1,102,932

     General and administrative                                 630,642                382,792
                                                          ---------------        --------------

         Total operating expenses                             2,335,284             1,485,724
                                                          ---------------        --------------
         Operating loss                                      (2,335,284)           (1,485,724)

     Interest and other expenses                                 40,635                26,273
                                                          ---------------        --------------

                  Net loss                                $ (2,375,919)          $ (1,511,997)
                                                          =============          =============

     Basic and diluted net loss per share                 $       (0.11)         $       (0.08)
                                                          =============          =============

     Weighted average number of shares outstanding           21,645,945             19,272,725
                                                          =============          =============


         NET LOSS. The net loss for the year ended December 31, 2003 as compared to the immediately preceding year increased from $1,511,997 to $2,375,919. As more fully described below, we have been a development stage enterprise since inception in 1997, and in 2002 experienced a shortage of capital, resulting in a curtailment of activities and expenditures and a corresponding decline in the net loss.

         REVENUES. There were no revenues for the years ended December 31, 2003 or 2002 because we are a development stage enterprise and have not generated any revenues.

         COST OF SALES. Since we had no sales or revenues during the years ended December 31, 2003 or 2002, we incurred no costs of sales for these periods.

         RESEARCH AND DEVELOPMENT EXPENSES. Research and development, or R & D, increased approximately $602,000 in 2003 as compared to 2002. R & D is expected to continue to increase as we employ new technical personnel and consultants in the development of our BioScanIR technology, purchase materials and components for development and expand our facilities. Cash proceeds from private placements in 2003 provided the funding for these activities, which were available on a more limited level in 2002. Refer to the Statement of Stockholders Equity (Deficiency) included in our Financial Statements for sources of capital. The increase also included a $96,000 increase in the costs associated with the issuance of stock and warrants for services from $595,000 in 2002 to $691,000 in 2003. Patent costs incurred in 2003 approximated $90,000 as compared to $24,000 in 2002.


         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative, or SG&A, expenses increased approximately $248,000 in 2003 as compared to 2002. The level of SG&A expenses increased in 2003 as we hired administrative, marketing and sales personnel and consultants to support our growth, obtain licensing and registration of our product. We incurred $97,000 in additional cost of directors' and officers' liability and other insurance in 2003 over 2002. Legal and accounting fees increased by $110,000 to $137,000 in 2003 as compared to 2002 related to increased capital-raising activities and to the costs associated with additional accounting and legal services necessitated by the previously-described recapitalization transaction. This transaction resulted in OmniCorder becoming a public company effective December 19, 2003.

         Salary and related expenses for SG&A included deferred officers' salaries in the amounts of $96,000 for the year ended December 31, 2003 and $187,000 for the year ended December 31, 2002. Accumulated officers' salaries incurred but deferred through December 31, 2003 approximated $980,000.

         DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense, which is included in the results of operations, approximated $165,000 and $163,000 for the two years ended December 31, 2003 and 2002. This primarily reflected depreciation expense associated with BioScanIR equipment installed in various clinics and hospitals for use in clinical trials, computer and development tools, and in 2003 the increased purchases of furniture, office equipment, computers and telephones to support operations.

         INCOME TAXES. No income taxes were recorded for either of the years ended December 31, 2003 or 2002. As of December 31, 2003 and 2002 we had net operating loss carryforwards of approximately $9,518,000 and $7,142,000. A full valuation allowance has been provided against the deferred tax asset of $4,258,000 and $3,321,000 as of December 31, 2003 and 2002, respectively, in the accompanying financial statements.

LIQUIDITY AND CAPITAL RESOURCES


         We have a deficit accumulated during the development stage, which commenced on February 7, 1997 and through June 30, 2004, of $12,545,322. The accumulated loss resulted principally from costs incurred in developing our business plan, acquiring licenses for our technology, research and development, general and administrative expenses, establishing sales channels and capital raising activities. As more fully described in Note 7 of the Notes to our Financial Statements for the year ended December 31, 2003, we received gross and net proceeds approximating $7.8 million and $6.7 million, respectively, on December 19, 2003, in a private placement of our common stock and warrants. We could receive additional gross proceeds upon the exercise of the associated warrants (which expire December 19, 2006) of approximately $327,000, although there is no assurance that they will be exercised. As of June 30, 2004, we had cash balances and working capital of $4,362,380 and $3,027,429, respectively, and total stockholders' equity of $3,277,255. We estimate that we will require additional cash resources in our quarter ending June 30, 2005 based upon our current operating plan and condition. Accordingly, if we fail to develop revenues from sales of systems to generate adequate funding to support our operating expenses or fail to obtain additional financing through a capital transaction or other type of financing, we will be required to reduce our operating expenses. We have no commitments for additional funding. The uncertainties regarding the availability of continued financing and commencement of adequate commercial revenues raise substantial doubt about our ability to continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The condensed Financial Statements at June 30, 2004 do not include any adjustments relating to the recoverability of the recorded assets or the classification of liabilities that may be necessary should we be unable to continue as a going concern.

         In order to develop adequate resources to implement our business plan and attain profitable operations, we have raised capital through a series of transactions, including most recently a December 19, 2003 private placement which provided $6.7 million in net proceeds, and which we believe will be sufficient to support our efforts through at least March 31, 2005; and are taking additional steps more fully described in the Notes to the Financial Statements. We may need to raise capital through the future issuance of stock, debentures or other forms of traditional asset-based financing in order to develop, and expand and support our business. We are currently investigating additional financing alternatives, including equity and/or debt financing and asset based funding sources associated with the commencement of product delivery. There is no assurance that capital in any form would be available to us, and if available, on terms and conditions acceptable to us. Our success depends upon many factors, including securing market acceptance for our products, obtaining adequate additional financing on acceptable terms, and our ability to roll out our BioScanIR system in sufficient quantities and at profitable revenue levels.

         The BioScanIR system has received FDA Section 510(k) clearance permitting its sale in the US, and CE mark approval permitting its sale in Europe. We have designed and implemented manufacturing systems and procedures to be ISO 9000, FDA CFR 21 and EC MDD Directive 93/42 EEC compliant. As of May 31, 2004, additional BioScanIR systems are in the early production stage. We estimate that our build cycle approximates 120 days from the date of receipt of a firm order to shipment date.



         We have commenced our principal commercial operations, which include production of systems and commencing commercial sales activities. We delivered our first production unit for test and evaluation to the Bergamo Hospital in the first quarter of 2004 and, as of September 15, 2004, have four fully functional prototype or commercial units installed in various United States and European medical institutions for testing and evaluation. We received our first purchase order for a commercial system and anticipate delivery and payment for that system to take place by the fourth quarter of 2004. We continue to further improve our system for particular end-market applications based upon pilot site feedback. We have started to generate incremental revenue, and we believe that the further refinement of the BioScanIR system will lead to significant improvements in commercial sales and revenue generation within one year. In August 2003, we entered into a research and development contract with the U.S. Department of Defense's Missile Defense Agency to further develop core sensor technology. We earned and recognized the amount of this contract of $69,800 in the quarter ended June 30, 2004. Successful completion of this project could result in a significant follow-on contract for further application of our technology to this customer' s needs. No assurance, however, can be given as to this additional order.


         We have committed to purchase infrared camera components from AEG Infrarot-Module GmbH for approximately $333,000 as of July 31, 2004. These systems and components utilize QWIP technology, for which we are the exclusive licensee. We have additional commitments to purchase materials and components from other vendors aggregating $8,000 as of July 31, 2004.


         We do not currently have any additional off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value when the liability is incurred rather than at the date of commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on our financial position or results of operations.

         In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements related to guarantees and warranties. The initial recognition requirements of FIN No. 45 are effective for guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have a material impact on our financial position or results of operations.

         In January 2003, the FASB issued Interpretation Number 46, "Consolidation of Variable Interest Entities" ("FIN No. 46"). This interpretation of Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements," provides guidance for identifying a controlling interest in a variable interest entity ("VIE") established by means other than voting interests. FIN No. 46 also requires consolidation of a VIE by an enterprise that holds such a controlling interest. In December 2003, the FASB completed its deliberations regarding the proposed modification to FIN No. 46 and issued Interpretation Number 46(R), "Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51" ("FIN No. 46(R)"). The decisions reached included a deferral of the effective date and provisions for additional scope exceptions for certain types of variable interests. Application of FIN No. 46(R) is required in financial statements of public entities that have interests in VIEs or potential VIEs commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities (other than small business issuers) for all other types of entities is required in financial statements for periods ending after December 15, 2004. The adoption of FIN No. 46(R) is not expected to have an impact on the Company's consolidated financial position, results of operations or cash flows.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No 133 on Derivative Instruments and Hedging Activities." The statement amends and clarifies accounting for derivative instruments, including certain derivatives instruments embedded in other contracts and for hedging activities under SFAS No. 133. This Statement is effective for contracts entered into or modified after June 30, 2003, except as stated below for hedging relationships designated after June 30, 2003, the guidance should be applied prospectively. The provisions of this Statement that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with respective effective dates. In addition, certain provisions relating to forward purchases or sales of when issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. We do not expect the adoption of SFAS No. 149 to have a material impact on our financial position or results of operations.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" which is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability. The adoption of SFAS No. 150 did not have an impact on our financial position or results of operations.

                                    BUSINESS

OVERVIEW

         OmniCorder was founded in 1997 to acquire, develop and commercialize advanced medical imaging technology for the diagnosis and management of a large variety of diseases including cancer and vascular disease. Our lead product, the BioScanIR system, detects diseases that affect the perfusion or reperfusion (movement or flow) of blood in tissues and organs. Diseases such as cancer and vascular disease affect perfusion. The BioScanIR system assists physicians and researchers in differentiating between normal and abnormal tissues by detecting very small changes in perfusion. The BioScanIR uses an infrared sensor, called a Quantum Well Infrared Photodetector, or QWIP, which we have licensed on an exclusive basis from the California Institute of Technology. QWIP was developed by scientists at the Jet Propulsion Laboratory of the National Aeronautics and Space Administration, or NASA, for the U.S. Department of Defense's Strategic Defense Initiative (commonly referred to as the Star Wars program).

         In addition to our current technology, we continue to develop more advanced sensors through collaboration with aerospace and defense laboratories. We are presently developing "next generation" sensor technology with funding from the U.S. Department of Defense's Missile Defense Agency, and continuing collaboration with NASA's Jet Propulsion Laboratory, the Army Research Laboratory and Goddard Space Flight Center.

         We have received FDA Section 510(k) clearance permitting our sale of BioScanIR in the United States and CE mark approval permitting our sale of BioScanIR in Europe. Our approved labeling permits us to market the BioScanIR system for use in a large variety of diseases -- such as cancer and vascular disease -- that affect the movement of blood (known as blood perfusion), in tissue and organs.

CORPORATE INFORMATION AND HISTORY


         We were originally formed as a Colorado corporation in September 1992 and operated a promotional products business under the corporate name Promos, Inc. On December 19, 2003, we completed a transaction in which we acquired all the assets and assumed all the liabilities of OmniCorder in consideration for the issuance of a majority of our shares of common stock. The transaction was accounted for as a recapitalization of OmniCorder, who was the acquirer for accounting purposes. Concurrent with the closing of the recapitalization transaction, we completed a private placement of 5,686,027 shares of common stock, from which we received gross proceeds of $7,820,405. Also concurrent with the recapitalization transaction, we sold the promotional products business to one of our previous directors, and succeeded to the business of OmniCorder as our sole line of business.


         In February 2004, we changed our state of incorporation to Delaware and our corporate name to OmniCorder Technologies, Inc. by means of a merger with and into a new wholly-owned Delaware corporation called OmniCorder Technologies, Inc., with OmniCorder Technologies surviving as the publicly-traded company; and ratified our assumption and adoption of the OmniCorder 1998 Stock Option Plan and approved an amendment to the plan increasing the number of shares of common stock available for option grants.

INTRODUCTION TO TECHNOLOGY

     Our lead product, the BioScanIR system, is an advanced digital infrared imaging device which is intended for use in biomedical imaging applications. The BioScanIR system measures minute changes in passively-emitted infrared radiation which are produced by tissue. It then identifies abnormal blood flow associated with the presence of tumors and vascular disease, and assists physicians and researchers in differentiating between normal and abnormal tissues.

     The basic principle behind the unit is the precise, rapid and repeatable measurements of naturally occurring infrared energy that is emitted from the human body. Like all objects, a human body emits infrared radiation at a characteristic rate and frequency. Slight changes in this emission behavior indicate the presence of disease. Thus, precisely measuring the changing rate of this emission allows the remote detection of disease with no physical contact, no contrast agent and with no source of outside radiation, such as x-rays.

     The medical usefulness of this information is a function of how accurately and quickly it can be acquired and the data processed. Using the QWIP sensor technology and our proprietary methods, these measurements can then be collected up to 400 times per second and to an accuracy of 0.006 degrees by the BioScanIR system and processed to provide precise information about subtle changes in blood perfusion that are caused by diseases. We believe this combination of high precision measurement and sophisticated processing is without precedent in medical infrared imaging.

     The flow of blood throughout the body varies naturally due to normal physiology changes. For example, when the heart pumps, blood circulates faster and thus infrared emission increases, but just for the fraction of a second that the contraction of a single beat lasts. When the heart is resting between contractions, the circulation slows and the opposite occurs, again for a fraction of a second. This differing rate of blood transport leads to small periodic changes in emitted infrared radiation that the BioScanIR can detect. Similar periodic changes are driven by other mechanisms in the body designed to maintain homeostasis. For example, a periodic change in blood perfusion is driven by the autonomic nervous system intended to maintain precise core body temperature. These types of changes are subtle and require precise instrumentation and complex data processing. We believe the ability to measure these changes provides the ability to detect disease.

     As determined by published peer review research from several independent investigators and documented in our patents, a growing tumor modifies blood flow in a way that disrupts some of these periodic blood flow changes. Consequently, there is measurable evidence of its presence and continued growth. The areas in the body where this disruption is occurring can be analyzed using our proprietary software, providing visual and analytical evidence of the tumor's presence and activity.

     In addition to its featured speed and accuracy capabilities, the technology used in the BioScanIR system also benefits from being compact and relatively inexpensive. When combined with its ability to image without touching the patient's body, the BioScanIR system is highly functional in the operating room environment. In surgical applications, BioScanIR can measure the effects from brain activity and blood flow as they occur, and assist surgeons in modifying their procedures in real time.

ADVANCED RESEARCH AND DEVELOPMENT


     In the area of technology advancement, we have adopted and implemented a low-cost co-development strategy based upon our extensive contacts and relationships in the defense and aerospace industries, NASA laboratories and with U.S. Department of Defense, or DOD, agencies. This approach permits us to develop the latest sensor, and related camera technology, by entering into contracts with the DOD on projects that are of mutual interest. For example, we received a contract from the DOD in August 2003 for the purpose of developing a multi-band infrared sensor. This sensor is of great interest to the DOD for weapons targeting applications, and equally important to us, for future medical imaging applications. The new sensor will incorporate a multi-band detector with five times the resolution and the ability to analyze gases, fluids and other diagnostically important characteristics in living things. We were asked, under the DOD contract, to develop the sensor and, in turn, we subcontracted the work to expert institutions such as NASA's Jet Propulsion Laboratory, the Army Research Laboratory and Goddard Space Flight Center, to assist with research and development. We earned and recognized the amount of this contract of $69,800 in the quarter ended June 30, 2004. The contract has no special indemnification or renewal terms.


         We also have an agreement, described below under "Licensing Agreement - CalTech License Agreement," with NASA' s Jet Propulsion Laboratory, through the California Institute of Technology, for new technical innovations (and rights to potential patents) in this technology. The end result is we are able to advance in the technology race by developing and licensing next generation sensors while, at the same, mitigating or eliminating the high costs associated with such projects by entering into partnerships with direct funding sources, such as the DOD and the Jet Propulsion Laboratory. This cost-effective approach to the procurement of new technologies and their associated medical applications will continue to be one of our core competencies.

         We have conducted research and development on advanced infrared focal plane arrays and other technologies relating to the ongoing development of our BioScanIR system since 1997. Research and development expenditures were approximately $1,704,642 and $1,102,932 in the years ended December 31, 2003 and 2002, respectively.

PATENTS AND INTELLECTUAL PROPERTY

     The BioScanIR system detects changes in blood flow distribution in tissues and organs characteristic of a cancer or vascular disease utilizing new patented QWIP sensor technology provided under exclusive license for specific biomedical applications to us by Lockheed Martin Corp. and the California Institute of Technology. NASA's Jet Propulsion Laboratory, which is managed by the California Institute of Technology, developed this technology for the Ballistic Missile Defense Organization for the Strategic Defense Initiative (commonly referred to as the Star Wars program). The sensor is thousands of times more powerful than ones used previously for infrared breast cancer detection. The data collected by this sensor technology are analyzed using proprietary and patented methods and software, which were developed by our scientists and computer programmers.

     We use both the sensor and the method patents in the infrared biomedical imaging field either through direct ownership or exclusive, worldwide licenses. These patents are part of a growing portfolio of seven issued and three pending U.S. patents and corresponding foreign patents covering more than 25 other developed countries. We also hold registered trademarks on several product names and logos, including BioScanIR.

LICENSING AND OTHER AGREEMENTS

     The acquisition and licensing of intellectual property integral to the BioScanIR system is an important element of our business strategy. Through our portfolio of exclusive licensing agreements, we control the patents that protect the core diagnostic software and detection technology and other intellectual property upon which the BioScanIR system is based. Our principal agreements are summarized below.

     CALTECH LICENSE AGREEMENT. In May 1998, based on an option granted in September 1997, we entered into an agreement with NASA's Jet Propulsion Laboratory, which is managed by the California Institute of Technology, known as CalTech. Pursuant to this agreement, we obtained the exclusive license to exploit infrared radiation detection technology as embodied in certain issued and pending patents and any related U.S. or foreign patents or patent applications relating to QWIP technology. The CalTech technology was originally developed for earth/space science and weapon systems applications, through the efforts of the:

     o    Jet Propulsion Laboratory;
     o    Center for Space Microelectronics Technology;
     o    NASA Office of Space Access and Technology; and
     o Ballistic Missile Defense Organization/Innovative Science and Technology Office.

     Under this agreement, we own an exclusive license for the worldwide use of the CalTech technology for detection of passively-emitted infrared radiation from tissue, organs and organ systems for the generation of temperature related images for certain biomedical applications. Under defined circumstances, CalTech may permit other parties to exploit the CalTech technology, for specific applications or markets, if we are not exploiting the specific application or market, and choose not to do so after notification by CalTech that a third party is ready to do so. We must pay CalTech a minimum royalty of $10,000 per year as a condition of the license. The CalTech agreement also provides us with the right to enter into agreements, including sublicenses, to exploit the CalTech technology worldwide, subject to payment of royalties. The license from CalTech does not expire other than as a result of a breach of the license by us, but following the expiration of the last of the patents that are the subject of the license (October 2018), the license becomes non-exclusive and royalty-free.


     LOCKHEED MARTIN LICENSE AGREEMENT. We entered into an exclusive license agreement with Lockheed Martin Corp. in September 1998. Pursuant to this agreement, we were granted an exclusive, worldwide license to exploit all biomedical applications of certain enhanced infrared detector technologies known as Enhanced Quantum Well Infrared Photodetectors, or EQWIP. These technologies enhance the sensitivity of the CalTech technology. The EQWIP technology is protected by a patent owned by Lockheed Martin. We have also been licensed the same rights with respect to patent filings on the Lockheed Martin technology in a number of foreign countries. In order to maintain exclusivity, we are subject to a number of milestones we must meet relating to royalty generation, development of markets and territories and utilization of the EQWIP technology in certain percentages of our installed base of diagnostic equipment. However, we do not believe that the loss of exclusivity under the Lockheed Martin Agreement would have a material adverse affect on us. We have agreed to pay Lockheed Martin a royalty on revenues we derive from utilization of the EQWIP technology. When required, royalty payments will range from 1.5% to 3% of revenues derived from the technology as defined in the agreement. If and when a qualified EQWIP's manufacturer is provided, specified annual minimum payments are required to be made by us for us to maintain the exclusive rights for the EQWIP technology. The license from Lockheed Martin does not expire other than as a result of a breach of the license by us, but five years following the expiration of the last of the patents that are the subject of the license (July
2016), the license becomes non-exclusive and royalty-free.


     ANBAR LICENSE AGREEMENT. In March 1997, we entered into an option agreement with Michael Anbar, Ph.D., Professor in the Department of Physiology and Biophysics, School of Medicine, and Chairman of Biomedical Sciences, at the State University of New York at Buffalo (now retired), pursuant to which we acquired the exclusive worldwide right to commercialize the technology relating to a patent owned by Dr. Anbar, subject to specified research funding requirements being met. The Anbar patent is entitled "Detection of cancerous lesions by their effect on the periodic modulation of perfusion on the surrounding tissue." This patent describes the disease related physiological processes, which occur in the presence of cancerous tumors, as well as the method by which BioScanIR analyzes radiation emitted by tissue surrounding cancerous tumors. We are required to pay Dr. Anbar, who currently owns approximately 9.2% of our outstanding shares of common stock, a royalty of $300 for each commercial BioScanIR system installed at a client site. The Anbar license does not expire other than as a result of a breach of the license by us. The Anbar patent expires in January 2015.

     AEG INFRAROT-MODULE GMBH. Our primary supplier for BioScanIR camera components is AEG Infrarot-Module GmbH, or AEG, a subsidiary of DaimlerChrysler AG. We entered into a strategic contract with AEG to manufacture and market advanced infrared disease detection systems and services to the healthcare industry for the early detection and management of cancer and other diseases. As part of the agreement, we have provided a non-exclusive technology license to AEG to utilize our proprietary digital infrared QWIP technology. AEG has granted us the exclusive right to market AEG's QWIP camera for a wide array of cancer and vascular disease detection applications.


     We have committed to purchase infrared camera components from AEG for approximately $333,000 as of July 31, 2004. These cameras represent the most current technology and replace our order for previous generation units. These components utilize QWIP technology, for which we are the exclusive licensee.


POTENTIAL STRATEGIC ALLIANCES

     As part of our marketing efforts, we are also pursuing strategic alliances with large pharmaceutical companies, as well as research foundations and government agencies. Our revenue model assumes we will be able to establish licensing agreements with pharmaceutical and medical device businesses, and these companies are expected to bear a majority of the expenses associated with the sales and marketing of the technology, in exchange for exclusive, or non-exclusive, performance-based royalties.

PRODUCT OVERVIEW

     HOW THE BIOSCANIR SYSTEM WORKS. During the BioScanIR examination, which takes less than ten minutes, the QWIP camera is positioned in front of the area on the patient to be studied, and records minute changes in infrared radiation that is passively emitted from the patient's body. The BioScanIR system consists of two modules:

     o    Data Acquisition - the QWIP camera and positioning system
     o    Data Processing - proprietary software and hardware

     The camera is a commercially-built, modular, high precision instrument manufactured exclusively for our applications. For more information on this instrument, see "Manufacturing" below. The data collected by the instrument are analyzed using our proprietary software and hardware, which process the data according to patented diagnostic principles. The results of this analysis are provided to the patient's doctor for interpretation.

     In markets where we intend to employ a transaction-based model, the BioScanIR system can be configured to employ a single-use, disposable scan card. The scan card is about the size and shape of a credit card, which contains the encryption key for the analytical software program to be used for the type of application for which the site is licensed. To begin data processing, the scan card is inserted into the BioScanIR system. At the conclusion of the individual image scanning session, the scan card is locked out, thus preventing its reuse. Through this procedure, we believe we have created the business model for generating potentially significant recurring revenue once a critical mass of BioScanIR system installations has been achieved.

     The BioScanIR provides critical medical information in a comfortable, non-invasive, cost-effective and timely manner. Unlike existing imaging modalities, BioScanIR does not require contrast agents and does not emit potentially damaging radiation. We believe that, in addition to its superior detection capabilities, a strong advantage of the BioScanIR system is its lower cost as compared with competing modalities. The per-use cost of the BioScanIR is estimated to be as much as one-tenth the cost of some other functional imaging modalities. An additional benefit is the enhanced patient experience it offers. We believe that the quality of the patient's experience should lead to greater participation in earlier disease screening and, therefore, detection, and a lower dropout rate among patients in clinical drug trials.

     The sensitivity of the product's detector technology, the increased speed of data collection made possible by newly advanced camera technology, patented algorithms that analyze changes in blood flow and the development of fast and inexpensive CPU's, have together achieved a threshold that, for the first time, make the BioScanIR system's diagnostic process possible.

COMMERCIALIZATION STRATEGY

     PILOT PROGRAM. We have completed clinical studies of the BioScanIR technology in each of our chosen market segments over a five-year period, and commenced a non-revenue generating pilot program at prestigious medical centers in the United States and Europe. The BioScanIR has been clinically tested at Harvard's Dana-Farber Cancer Institute (therapeutic monitoring), the Mayo
Clinic (surgical applications) and the State University of New York at Stony Brook (breast cancer detection). Our pilot program sites have included Pasadena' s Huntington Memorial Hospital (neurosurgery), the University of Geneva in Switzerland (reconstructive surgery) and the University of Leipzig in Germany (heart surgery), the Heidelberg Cancer Research Center in Germany (cancer therapy) and the University of Bergamo Hospital in Italy (brain surgery). Our pilot program has already produced what we believe to be positive results based on feedback from physicians, technicians and patients.

     As part of our rollout strategy, we intend to establish new pilot installations in both the United States and Europe, with the goal of further demonstrating the efficacy of the BioScanIR system across a broad array of medical applications. We expect to convert these pilot program installations to revenue-generating units over time.

     ADDRESSABLE MARKETS AND REVENUE OPPORTUNITIES. We are positioned to leverage our ongoing pilot program and begin the rollout of our BioScanIR system in the United States and Europe. According to Medtech Insight's December 2002 report entitled "The Worldwide Market for Diagnostic Imaging Equipment," one-third of the world's annual healthcare budget, or $1.17 trillion, is spent on the detection and treatment of cancer and vascular disease. In the United States alone, according to the report, $400 billion is spent annually on cancer and vascular disease. Medical imaging comprises a large component of the total healthcare market, in the United States and abroad, and globally over one billion imaging procedures were performed in 2002. These procedures are performed using computed axial tomography (CATs), magnetic resonance imaging
(MRIs), position emission tomography (PETs), x-ray and ultra-sound machines. CAT scans use computerized analysis of x-rays to detect tumors. MRIs use magnetic fields and radio-frequency waves to produce three-dimensional images of normal and abnormal tissue. PET scans use a radioactive tracer to detect increased metabolic activity found in cancerous growths. According to Medtech Insight's report, the estimated number of annual procedures using these machines are:

              CAT Scans:                     57.5 million
              MRIs:                          29.5 million
              PETs (nuclear medicine):       34.5 million
              X-rays:                        711 million
              Ultra-sounds:                  204 million

     The installed United States base of larger machines is approximately 15,000 units (8,100 CAT scanners, 6,100 MRI scanners and 380 PET scanners). In view of BioScanIR's attributes and cost advantages, large and growing global healthcare expenditures, and the vast number of imaging procedures and applications for which the BioScanIR is suited, we believe that we will attract market share. Our plan is to initially target revenue-generating opportunities in the following two high-value areas: therapy/drug development and surgery.

     The estimated $4 billion market for therapy/drug development includes cancer research and development, vascular research and development, and cancer and vascular clinical trials. According to a 2003 report by the Pharmaceutical Research and Manufacturers Association, there are approximately 400 drugs under development for the treatment of cancer. Of these, we estimate that 219 are ideal candidates for development with the imaging assistance of the BioScanIR system. The drug discovery, development and approval process lasts, on average, 74 months, according to a 2003 report by The Tufts Center for the Study of Drug Development, and the average drug costs $802 million to develop and bring to market. Only five in 5,000 compounds that enter pre-clinical testing advance to human clinical testing, and only one of those five is ever approved for sale. We believe any research tool that can reduce the time and costs of drug development is of interest to biopharmaceutical companies. The BioScanIR system is designed to monitor patients in trials, and has product features which give it competitive advantages, particularly with respect to quick and effective tracking of a therapeutic regiment.

     The estimated $7 billion market for surgery includes brain, cardiovascular, vascular, and general surgery, and post-surgical monitoring. We believe any imaging tool that helps improve surgical outcomes, reduces the risk to patients and lowers healthcare costs, should be widely accepted by physicians, researchers, technicians and patients alike.

     If we are successful in penetrating the therapy/drug development and surgery markets, we will implement the second phase of our business strategy by addressing the estimated $12 billion diagnostics/screening market, which includes breast, cervical, skin and other cancers, and diabetes. The technologies available today to screen and diagnose cancer vary greatly according to the specific form of the disease being considered. X-ray mammography is the most widely-used method of diagnosing breast cancer despite the technology's severe limitations. For skin cancer detection, there are no effective diagnostic means other than surgical biopsy, and for cervical cancer, the inaccuracies of routinely conducted "pap smears" result in tens of thousands of unnecessary cervical biopsies. We believe that the BioScanIR system can potentially provide an easy-to-use, significantly lower cost, completely non-invasive, patient-friendly method of cancer detection in each of these areas.

     With an estimated market size of $12 billion, the diagnostic/screening market represents a significant opportunity for us. We recognize that, despite the substantial potential in this market segment, there are many clinical, regulatory and marketing hurdles to overcome in order to establish the BioScanIR as the standard of care in this fragmented and complex market. Consequently, we plan to partner with large research foundations, healthcare organizations and government agencies for the funding of large clinical trials to establish the BioScanIR as the standard of care in cancer detection and screening.

     We expect that these studies will progress in tandem with the BioScanIR system's success in the therapy/drug development and surgery segments. Success in these areas will provide us with both the medical validity and financial underpinnings to invest more aggressively in self-funded programs and studies that can accelerate the market acceptance of the BioScanIR system as the diagnostic and screening modality of choice in any number of important diseases, such as breast cancer and diabetes. We do not intend to build-out a full-scale internal sales and marketing force. In conjunction with successful clinical trials and publication of positive operating results, our strategy will be to establish marketing partnerships with medical device and pharmaceutical companies with a strong presence in each of the segments of the market.

     REVENUE MODEL. Our typical revenue model includes an initial, one-time up-front fee that includes licensing, installation and training, and an additional annual maintenance fee. In the therapy and surgery markets, we expect to charge a variable transaction fee per patient exam. This model is expected to generate sufficient user fees to recoup the cost of the installation within one year. Other revenue generated by the annual license fees from third parties (pharmaceutical and medical device companies) and other strategic licensees will depend upon the scope and terms of the license. We estimate that the effective lifespan of our system in the field is four to five years.


     SALES AND MARKETING. Given the significant overall market size -- there are thousands of prospective installation sites and millions of potential screenings -- we believe there will be significant demand for our BioScanIR system. According to industry data, there are approximately 6,280 hospitals, 9,100 free-standing surgical centers, outpatient clinics and sub-acute care sites and 15,000 skilled nursing homes in the United States, approximately 9,266 hospitals in Japan and approximately 9,310 hospitals in France, Germany, Italy, Spain and the United Kingdom, as well as clinics and offices of obstetricians, gynecologists, oncologists, radiologists and other physicians and surgeons throughout the developed world. We intend to expand our sales force and seek to establish installations at prominent medical centers in the United States and Europe. It is our plan to begin converting all test site units into transaction-based, revenue-producing units. Further, our sales force will work to develop strategic partnerships with pharmaceutical and biotechnology companies in order to place BioScanIR systems and create significant royalty income streams.


     CLINICAL STUDIES AND EFFICACY. The BioScanIR system has been rigorously tested for a variety of applications at leading institutions including the State University of New York at Buffalo's Millard Fillmore Hospital, the State University of New York at Stony Brook, Harvard's Dana-Farber Cancer Institute and the Mayo Clinic in Rochester, Minnesota. Collaborating with these key "thought leaders" and their peers has gained us important recognition in the areas of therapeutic monitoring, various surgical applications and breast cancer detection.

     All of our published testing results were reviewed and evaluated by medical or research experts in the specific fields of use through the peer review process. The BioScanIR system has a documented history of clinical use, as demonstrated by our clinical testing. Leading physicians have documented the clinical efficacy of the BioScanIR in key peer-reviewed publications. A recent study completed by neurosurgeons at the Mayo Clinic and published in the Journal of Neurosurgery described the BioScanIR system as "The Vision of the Future." In addition, at the 2001 and 2002 American Society of Clinical Oncology conventions, we were invited to present the results of the Dana-Farber Cancer Institute' s study documenting the advantages and imaging capabilities of the BioScanIR system. In the most recent peer reviewed publication entitled "Dynamic Infrared Image of Newly Diagnosed Malignant Lymphoma Compared with Gallium-67 and Fluorine-18 Fluorodeoxyglucose (FDG) Positron Emission Tomography (PET)," researchers from Harvard' s Dana-Farber Cancer Institute favorably compared the performance of the BioScanIR system with that of PET imaging for applications involving cancer treatment.

     REGULATORY AFFAIRS AND MILESTONES. We believe that we have sufficient regulatory clearance to execute our business plan in the United States and Europe. In December 1999, we received FDA Section 510(k) market clearance which permits marketing of the BioScanIR service as an adjunctive method to detect breast cancer and other diseases affecting the perfusion or reperfusion of blood in tissue and organs. In August 2003, we received so-called "CE mark" clearance that permits us to market our BioScanIR throughout the European Union. For more information about how governmental regulation affects our business, see "Governmental Regulation" below.

COMPETITION AND INDUSTRY

     PRODUCT FEATURE COMPARISONS AND COMPETITIVE ADVANTAGES. Compared other imaging modalities such as CATs, MRIs and PETs, the BioScanIR exhibits lower up-front and maintenance costs to hospitals, clinics and other healthcare providers and, as a result, a lower cost per procedure. The BioScanIR examination is non-invasive and patient-friendly, and the machine is easy for technicians to operate. We believe that a less expensive, functional imaging tool like the BioScanIR system will enable the use of many of the new, targeted cancer therapies that are being produced, as they require accurate, lower cost functional imaging techniques to ascertain early tumor response.

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

GOVERNMENTAL REGULATION

     FDA REGULATION. Our products and manufacturing activities are subject to regulation by the U.S. Food and Drug Administration, or FDA, and by other federal, state, local and foreign authorities. Pursuant to the Food, Drug, and Cosmetic Act of 1938, commonly known as the FD&C Act, and the regulations promulgated under it, the FDA regulates the development, clinical testing, manufacture, packaging, labeling, storage, distribution and promotion of medical devices. Before a new device can be introduced into the market, the manufacturer must generally obtain marketing clearance through a Section 510(k) notification or approval through a Premarket Approval, or PMA.

     CLASSIFICATION OF MEDICAL DEVICES. In the United States, medical devices intended for human use are classified into three categories, Class I, II or III, on the basis of the controls deemed reasonably necessary by the FDA to assure their safety and effectiveness with Class I requiring the fewest controls and Class III the most. Class I, unless exempted, and Class II devices are marketed following FDA clearance of a Section 510(k) premarket notification. Since Class III devices (e.g., implantable devices and life sustaining devices) tend to carry the greatest risks, the manufacturer must demonstrate that such a device is safe and effective for its intended use by submitting a PMA application. PMA approval by the FDA is required before a Class III device can be lawfully marketed in the United States. Usually, the PMA process is significantly more time consuming and costly than the 510(k) process.

     Breast cancer screening devices that use infrared detection instrumentation, such as that used in the BioScanIR system, which are intended to be used by physicians as an adjunct (supplement) to other established clinical detection methods for breast disease, are currently classified as Class I devices, requiring clearances under Section 510(k) before marketing. Such devices that are intended for stand-alone use, i.e., for use as a sole diagnostic screening tool for detection of breast cancer, are classified as either Class II or Class III devices, requiring PMA before marketing.

     CHANGES IN APPROVED DEVICES. The FD&C Act requires device manufacturers to obtain a new FDA 510(k) clearance when there is a substantial change or modification in the intended use of a legally marketed device or a change or modification, including product enhancements and, in some cases, manufacturing changes, to a legally marketed device that could significantly affect its safety or effectiveness. Supplements for approved PMA devices are required for device changes, including some manufacturing changes, that affect safety or effectiveness. For devices marketed pursuant to 510(k) determinations of substantial equivalence, the manufacturer must obtain FDA clearance of a new 510(k) notification prior to marketing the modified device. For devices marketed with PMA, the manufacturer must obtain FDA approval of a supplement to the PMA prior to marketing the modified device.

     GOOD MANUFACTURING PRACTICES AND REPORTING. The FD&C Act requires device manufacturers to comply with Good Manufacturing Practices regulations. The regulations require that medical device manufacturers comply with various quality control requirements pertaining to design controls, purchasing contracts, organization and personnel, including device and manufacturing process design, buildings, environmental control, cleaning and sanitation; equipment and calibration of equipment; medical device components; manufacturing specifications and processes; reprocessing of devices; labeling and packaging; in-process and finished device inspection and acceptance; device failure investigations; and record keeping requirements including complaint files and device tracking. We are in compliance with the above requirements.

     CURRENT REGULATORY STATUS. The FDA found that the BioScanIR system was substantially equivalent to an existing legally marketed device (the BSI Model TIP, distributed by Bales Scientific, Inc.), thus permitting it to be marketed as an adjunct (supplemental) screening/diagnostic device. We received 510(k) clearance in December 1999 and, together with our field test data, are marketing the BioScanIR System as an adjunct (supplemental) method for the diagnosis of breast cancer and other diseases affecting the perfusion or reperfusion of blood in tissue or organs.

     REIMBURSEMENT BY THIRD-PARTY PAYORS. Most purchasers of medical devices such as physicians, hospitals and imaging centers rely on reimbursements from third-party payors including, by way of example, private indemnity health insurers, managed care health insurers, federal health insurance programs (e.g., Medicare), and state administered programs (e.g., Medicaid). Therefore, decisions by third-party payers concerning reimbursement for use of the BioScanIR system are likely to affect the use of this device. Use of the BioScanIR System for its current FDA cleared uses is not covered by any third-party insurer. Failure to secure third-party coverage, or failure to maintain coverage after it is received, could have an material adverse impact on our operations.

     Favorable coverage determinations for a medical device do not automatically follow FDA approval or clearance of the medical device. Rather, manufacturers of medical devices must affirmatively seek favorable coverage determinations from private and public insurers. A coverage determination usually involves two fundamental decisions. First, the insurer decides whether there are circumstances under which it will pay for a procedure involving the device or will pay an additional amount for use of the device, where the device is an adjunct to an already covered procedure. Second, if there are circumstances where coverage would be appropriate, the insurer sets out the conditions necessary to support coverage (e.g., medical history). The coverage conditions can be broad allowing many patients to qualify for coverage or so narrow, that few patients qualify for coverage. Following a favorable coverage determination, the insurer sets a level of reimbursement or a formula for determining that level.

     Coverage determinations by private and public insurers can proceed slowly, their outcomes are uncertain and can vary even within a single program owing in part to the fact that many determinations are made regionally, locally or on a case-by-case basis, rather than nationally. This is even so for Medicare, the federal health insurance program for the aged and disabled and single largest third-party payor. However, if Medicare issues a national coverage determination -- whether favorable or unfavorable, narrow or broad -- it can influence private third-party payors and potentially state programs as well.

MANUFACTURING

     We subcontract the manufacturing of components for our BioScanIR system to several third parties. We provide the manufacturing specifications for all of these components. Incoming components are tested and assembled, and the final units are retested, before being shipped to customers. We believe that our manufacturing environment is compliant with FDA GMP and ISO 9001. The BioScanIR is UL-certified.

EMPLOYEES



     As of September 15, 2004, we had a total of 20 full-time employees and five additional outside consultants (both full-time and part-time). Together, approximately eight of these individuals are engaged in technology, research and product development, nine in sales and marketing, and customer service, and eight in management and finance. We have never experienced a work stoppage and believe our employee relations are very good.


                             DESCRIPTION OF PROPERTY

     Our corporate headquarters are located at 12-8 Technology Drive, East Setauket, New York, in approximately 4,000 square feet of space occupied under two leases (adjoining office units) with a monthly rental rate of approximately $3,300 that expires in May 2005. We are seeking to lease additional space near our current headquarters to accommodate anticipated growth. In addition, we have leased office space in New York, New York under a lease expiring September 30, 2004 and continuing on a month-to-month basis thereafter, with a monthly rental rate of approximately $2,250.

                                LEGAL PROCEEDINGS


     On March 8, 2003, our former Chief Financial Officer ("CFO"), filed a declaratory judgment action against us in the US District Court for the District of New Jersey. The complaint alleges that while serving as both a director and CFO, he was awarded stock options to purchase 2,538,324 shares of common stock. He is seeking specific determination that he is entitled to these options as well as approximately $462,000 in deferred salary.

     On July 23, 2004, the District Court granted, in part, our motion to dismiss. The Court dismissed claims relating to 2,501,328 stock options, which were to expire in April 2005, as unripe for adjudication. The Court found that a justiciable dispute existed with respect to 36,966 options which expired on April 1, 2004. We moved to dismiss the deferred salary claim based on an arbitration provision in Plaintiff's employment agreement. The Court declined to dismiss the deferred salary claim, but ordered the parties to conduct limited discovery on the validity of the employment agreement and revisit the issue on summary judgment.

     While the ultimate outcome of this matter cannot presently be determined with certainty, according to our counsel, Greenberg Traurig, LLP, the remaining claims are without merit, and we intend to vigorously defend the claims in this lawsuit. We believe that our provision for such in the accompanying financial statements is adequate at June 30, 2004. We do not believe that this litigation will have a material adverse effect on our business, financial condition, liquidity or operating results.


     We are not a party to any other pending or threatened legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES


         The following table sets forth information about our executive officers, key employees and directors as of June 30, 2004, most of whom joined us following the closing of the recapitalization transaction in December 2003 and most of whom previously served as executive officers or directors of OmniCorder.



NAME                                        AGE        POSITION
----                                        ---        --------
Mark A. Fauci                               44         President, Chief Executive Officer and Director
Loring D. Andersen                          47         Senior Vice President - Chief Operating Officer
Peter Lloyd                                 55         Senior Vice President - International Business
Marek Pawlowski, Ph.D.                      54         Vice President-Product Development
Celia I. Schiffner                          48         Controller
George Benedict                             66         Director
Joseph T. Casey                             72         Director
Gordon A. Lenz                              67         Director
Hon. Joseph F. Lisa, Justice (Ret.)         66         Director
Anthony A. Lombardo                         56         Director
Robert W. Loy                               66         Director
Jed Schutz                                  44         Director
Richard R. Vietor                           60         Director
William J. Wagner                           53         Director

______________________

         The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers and directors, followed by our key employees, are as follows:


         MARK A. FAUCI - PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR. Mr. Fauci is OmniCorder's founder and, since its incorporation in 1997, has served as its President and Chief Executive Officer and as a director. He became our President and Chief Executive Officer and a member of board of directors on December 19, 2003, following our recapitalization transaction. Mr. Fauci was responsible for acquiring and transferring QWIP technology from NASA to the commercial sector and, as a result, was recognized in 2001 by the Space Technology Hall of Fame as "an innovator who succeeded in taking products from space that benefit Earth." He is internationally recognized as a leading authority in the field of biomedical applications of infrared technology and has been an invited speaker at universities, medical centers and scientific conferences on this topic throughout the United States and Europe. Mr. Fauci has been directly in charge of the research and development effort at OmniCorder and is responsible for several of the technical innovations and issued and pending patents OmniCorder now owns. As part of these responsibilities, Mr. Fauci is currently leading a national project to develop the next generation medical infrared sensor technology. This effort is funded by the U.S. Department of Defense's Missile Defense Agency and is in collaboration with expert teams at NASA's Jet Propulsion Laboratory, the Army Research Laboratory and Goddard Space Center. Mr. Fauci has been included as co-author or contributor on several published papers on the subject of infrared medical imaging, has been internationally featured in numerous magazines and newspapers and is frequently featured in radio and television interviews in the United States and abroad.

     Prior to 1997, Mr. Fauci served in a variety of roles at Reuters Health Information Services, a Reuters-owned, start-up company based in New York. Among his roles at Reuters, Mr. Fauci headed New Business Development, and was responsible for building strategic relationships in the United States and Europe, developing strategic technical business plans and exploring commercial applications of technology developed in private and government research laboratories. In an earlier position at Reuters, in which he served as Director of Technical Strategic Planning for Network Operations, he was responsible for network architecture design and development decisions. As a recognized expert in the field, he conducted Continuing Medical Education accredited lectures at a variety of leading medical centers on the subject of computer network applications in medicine.


     Before joining Reuters, Mr. Fauci served as President of E.C.A., Inc., a consulting firm specializing in the field of computer-aided design and digital-imaging systems. In the seven prior years, he was an engineer at Standard Microsystems Corporation and General Instruments. His work at these companies included research, development and the manufacture of application specific integrated circuits utilizing the same manufacturing processes now employed in the manufacturing of state-of-the-art infrared imaging sensors. Mr. Fauci received a B.S. degree in Science from the State University of New York at Stony Brook and an M.B.A. degree from Dowling College.


     LORING D. ANDERSEN - SENIOR VICE PRESIDENT - CHIEF OPERATING OFFICER. Mr. Andersen joined us in February 2004 and directs customer operations and planning including overall responsibility for product development, manufacturing, quality assurance, and project management. Mr. Andersen's 25 years of experience includes operational roles in hardware and software product development, program and project management, supply chain management, manufacturing, sales, and marketing for companies including Arrow Electronics, Fisher Scientific, Digital Equipment Corporation, and AT&T. Most recently, from April 2002 to January 2004, Mr. Andersen was a partner in the consulting firm Vertisync, Inc., where he focused on the improvement of operational and financial performance specific to the sales/marketing/business development practices of clients. His prior experience was at Arrow Electronics, from March 1998 to August 2001, as Vice President of Strategic Marketing, where he created and launched Arrow's Global Information Services business. At Fisher Scientific from May 1995 to March 1998, he served as Director for the Laboratory and Medical Equipment Division, where he was involved in global business expansion, extensive new product development and transformation of the division's manufacturing operation. Mr. Andersen holds a B.S. degree in Physics from Dartmouth College and an M.B.A. in marketing and management from The Wharton Business School, University of Pennsylvania.


     PETER LLOYD - SENIOR VICE PRESIDENT - INTERNATIONAL BUSINESS. Mr. Lloyd, an independent consultant, brings nearly 30 years of international medical device industry experience to OmniCorder. Most recently, he was responsible for international sales and marketing for Confluent Surgical, Inc., a venture capital funded company, based in Boston. Prior to that, he was International General Manager for IntraTherapeutics, Inc., another venture-backed start-up. Mr. Lloyd had a 21 year career at Johnson & Johnson's Ethicon unit, holding various positions including European Business Director. Mr. Lloyd holds a degree in law from Universita La Sapienza, Rome.


     MAREK PAWLOWSKI, PH.D. - VICE PRESIDENT OF PRODUCT DEVELOPMENT. Dr. Pawlowski has worked with OmniCorder since November 2002. He became our Vice President - Product Development on December 19, 2003. Dr. Pawlowski has 20 years of medical device development experience. Dr. Pawlowski's responsibilities include the commercialization of technology through market launch. He has held senior product development or research and development positions at Viatronix, Inc. (April 2001 to July 2002); RTS Wireless/Aether Systems, Inc. (March 2000 to April 2001); Veeco Instruments, Inc. (August 1998 to March 2000); Neuromedical Systems, Inc. (December 1995 to August 1998); and Medical Systems Corp. (August 1991 to November 1995). From July to November 2002, Dr. Pawlowski was an independent consultant. Dr. Pawlowski holds a Ph.D. in Technical Sciences, Warsaw University of Technology, Warsaw, Poland, and completed postgraduate work in the United States in statistics, linear algebra, digital filters and signal processing.

     CELIA I. SCHIFFNER - CONTROLLER. Ms. Schiffner joined OmniCorder in April 2004 as the Controller. Ms Schiffner has over 20 years of accounting experience in technology, retail and not-for-profit. Most recently, from January 2001 to March 2004, Ms Schiffner served as C.F.O. and Treasurer of VillageWorld.com where she helped her former employer complete a reverse merger. For more than three years prior to holding that position, she was the Controller of Montauk Rug and Carpet Corporation. Ms. Schiffner holds a B.A. degree in Accounting from St. Joseph's College.


         JED SCHUTZ - DIRECTOR. Mr. Schutz had been a director of OmniCorder since December 2002, and became a member of our board of directors on December 19, 2003. For more than the past five years, Mr. Schutz has been a private investor and advisor to emerging technology companies, as well as a real estate developer. His company, Windemere Development, has developed over 700 residential properties in the past eight years. He is the Chairman of the Board of Campusfood.com, Inc., the nation's leading company in the online food ordering business. He also currently serves as a director of Greenshoe, Inc., an alternative electronic payments company. He served as a director from 1993 to 1999, and for one year as Chairman of the Board, of FRM Nexus, a publicly-held company engaged primarily in medical financing. Mr. Schutz received a B.S. degree in biology from Duke University and a post-graduate Certificate in Business from New York University.


         GEORGE BENEDICT - DIRECTOR. Mr. Benedict had been a director of OmniCorder since December 2002, and became a member of our board of directors in January 2004. Mr. Benedict is most noted for founding Seafield Center, Inc., an alcohol and chemical dependency rehabilitation center on Long Island, New York, where he has been associated since May 1985. Mr. Benedict has been the President of Seafield Services, which operates eight outpatient facilities, since September 1990, and the President of Seafield Resources, a not-for-profit organization which operates nine halfway houses, since December 1993. Mr. Benedict has also been the Vice President of NY Diagnostic, which is a Department of Health-approved medical outpatient clinic with five locations in the New York metropolitan and Long Island area, since August 2000. Mr. Benedict is regarded as a leading authority in the field of alcohol and chemical dependency rehabilitation.

         JOSEPH T. CASEY - DIRECTOR. Mr. Casey became a member of our board of directors in January 2004. Mr. Casey retired as Vice Chairman and Chief Financial Officer of Litton Industries, Inc., a $3.6 billion aerospace and defense company, in March 1994, and had held various positions at Litton Industries beginning in October 1963. Mr. Casey served as Vice Chairman and Chief Financial Officer of Western Atlas Inc., a global supplier of oilfield information services and industrial automation systems with annual revenues of more than $2.5 billion, from March 1994 until August 1996. He has been a director of Pressure Systems, Inc. since October 1997, and a director and member of the Audit and Compliance Committee of UNOVA, Inc. since September 1998. Mr. Casey has been a member of the Board of Trustees of Claremont McKenna College since 1988 and of the Don Bosco Technical Institute since 1972. He has also been a member of the Board of Overseers of the Center for Russia and Asia of the Rand Corporation since 1997. Mr. Casey received a B.S. degree from Fordham University and is a licensed certified public accountant in New York and New Jersey.

         GORDON A. LENZ - DIRECTOR. Mr. Lenz had been a director of OmniCorder since August 2003, and became a member of our board of directors in January 2004. Mr. Lenz has been Chairman and Chief Executive Officer of New York State Business Group, Inc./Conference Associates, Inc., a provider of group health insurance to more than 150,000 small business owners, employees and dependents, since April 1993. Mr. Lenz has also been the Chairman and Chief Executive Officer of Cue Brokerage Corporation, a property casualty agency, since June 1994. Mr. Lenz has written extensively on healthcare issues for a variety of publications.

         HON. JOSEPH F. LISA, JUSTICE (RET.) - DIRECTOR. Judge Lisa had been a director of OmniCorder since June 2003, and became a member of our board of directors in January 2004. Since June 2001, Judge Lisa has been in private law practice and currently serves as counsel in the intellectual property department of the New York office of Greenberg Traurig, LLP, an international law firm. He was elected Justice of the New York Supreme Court in January 1994 and served until May 2001. He has been a permanent member of the Scientific Committee of the San Marino Scientific Conference in the Republic of San Marino since 1998. Judge Lisa served in the United States Marine Corps Reserve and received an Honorable Discharge. Judge Lisa received a B.B.A. degree from St. John's University, a J.D. degree from St. John's University School of Law and an LL.M. degree from Brooklyn Law School.

         ANTHONY A. LOMBARDO - DIRECTOR. Mr. Lombardo had been a director of OmniCorder since August 2003, and became a member of our board of directors in January 2004. Mr. Lombardo is an executive with more than 30 years of experience in the medical device industry and related industries. Since April 2000, he has been the

President and Chief Executive Officer of E-Z-EM Inc., a market leader focused on the contrast market for gastrointestinal imaging. From 1998 to 1999, he was the President of ALI Imaging Systems Inc., a full-service provider of radiology information and image management systems. From 1996 to 1998, Mr. Lombardo was the General Manager of the Integrated Imaging Solutions division of General Electric Medical Systems. He also headed divisions of Loral/Lockheed Martin Corp. from 1994 to 1996, Sony Corporation from 1990 to 1994 and Philips Medical Systems from 1979 to 1990. Mr. Lombardo received a B.S. degree in Biology from St. Francis College and an M.S. degree in Physiology from Duquesne University.


         ROBERT W. LOY - DIRECTOR. Mr. Loy had been a director of OmniCorder since June 2002, and became a member of our board of directors in January 2004. Mr. Loy has been a pharmaceutical business development consultant since April 1999 and has more than 30 years of experience in the pharmaceutical industry. In August 1992, Mr. Loy joined Roberts Pharmaceutical Corp., which was later acquired by Shire Pharmaceuticals Group plc, as its Chief Operating Officer, and in July 1996 became Roberts Pharmaceutical's Executive Vice President of Operations and Business Development, where he served through March 1999. Mr. Loy holds a B.S. degree from Old Dominion University.


         RICHARD R. VIETOR - DIRECTOR. Mr. Vietor had been a director of OmniCorder since June 2002, and became a member of our board of directors in January 2004. Since April 2003, Mr. Vietor has been a Vice President of WebMD Corporation, a provider of services to physicians, consumers, providers and health plans to navigate the complexity of the healthcare system. From March 2002 to April 2003, Mr. Vietor was an industry consultant, specializing in providing advice on corporate strategy, financing and communications to specialty pharmaceutical and medical device companies. From April 1985 to February 2002, he was at Merrill Lynch, most recently as a Managing Director in Merrill Lynch's Healthcare Investment Banking Unit. Previously, he was First Vice President, Senior Analyst and Global Research Coordinator in Merrill Lynch's Global Securities Research Division, specializing in research coverage of the pharmaceutical industry. Mr. Vietor was named to the prestigious Institutional Investor's Analyst Poll for 12 years. He was awarded a Chartered Financial Analyst (CFA) designation in 1979. He is a director of Atrix Corporation, a specialty pharmaceutical company specializing in drug delivery. He is also a director of InfaCare Corporation, Inc., a private company specializing in developing neonatal drugs. He is a graduate of Yale University and received an M.B.A. degree from the Columbia University Graduate School of Business.


         WILLIAM J. WAGNER - DIRECTOR. Mr. Wagner became a member of our board of directors in January 2004. Mr. Wagner has been a Managing Director of Dauk/Wagner Investments, LLC, a private investment firm focused primarily on early-stage companies, since 1994. Prior to then, Mr. Wagner was a Managing Director and Co-Head of the Mergers & Acquisitions Group at Smith Barney from 1980 to 1993. Mr. Wagner received an M.B.A. degree from Wharton Graduate School of Business and a B.S. degree from the University of Pennsylvania.


     All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. A majority of our directors are considered "independent" under the SEC's new independence standards. Officers are elected annually by the board of directors and serve at the discretion of the board.


KEY EMPLOYEES


         ANNE MARIE FIELDS - VICE PRESIDENT-CORPORATE COMMUNICATIONS AND BUSINESS STRATEGY. Ms. Fields joined us in January 2004 on a full-time basis. Ms. Fields was the principal of Fields Communications Consulting, a consultant for life science and medical technology companies, from January 2001 to December 2003 and has more than 15 years of experience in corporate communications and investor relations. Ms. Fields has held senior level positions at Lippert/Heilshorn & Associates, an investor relations agency, and was Vice President, Corporate Communications for Biomatrix, Inc., a biotechnology company. She received a B.S. degree in Business Communications from the State University of New York at Oneonta.


         MIHAI D. DIMANCESCU, M.D. - VICE PRESIDENT-MEDICAL AFFAIRS. Dr. Dimancescu joined us in January 2004 on a part-time basis. Dr. Dimancescu functions as our representative to the medical and scientific community through participation in meetings and symposiums. He assists in presenting our technology, communicating our goals and understanding how our technology can be applied to further benefit clinicians, surgeons and medical researchers. Dr. Dimancescu is board certified in Neurosurgery. He worked in private medical practice from 1976 until 2003. He received a B.A. degree from Yale University, completed his internship in Medicine at the University of Toulouse, France, performed his residency training in neurosurgery at Albert Einstein College of Medicine/Montefiore Hospital in New York and Jackson Memorial Hospital in Miami, Florida. He has held numerous professional positions including the President of the International Academy of Child Brain Development; Board of Directors, South Nassau Communities Hospital/Winthrop University Hospital System; President, Medical Board South Nassau Community Hospital; Chief, Division of Neurosurgery, Mercy Medical Center; President, New York State Neurosurgical Society; and Director, International Coma Recovery Institute. Dr. Dimancescu has received numerous awards and recognitions internationally for his research and leadership as a surgeon.


COMMITTEES OF THE BOARD


     AUDIT COMMITTEE. We have established an audit committee of the board of directors, which consists of William J. Wagner and Joseph T. Casey, each of whom is an independent director. The audit committee's duties are to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The audit committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee will at all times be composed exclusively of directors who are, in the opinion of our board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.


     COMPENSATION COMMITTEE. We have established a compensation committee of the board of directors, which consists of Anthony A. Lombardo, Robert W. Loy and Jed Schutz. The compensation committee reviews and approves our salary and benefits policies, including compensation of executive officers. The compensation committee will also administer the OmniCorder 1998 Stock Option Plan, as assumed and adopted by us, and recommend and approve grants of stock options under that plan.


     NOMINATIONS AND GOVERNANCE COMMITTEE. We have established a nominations and governance committee of the board of directors, which consists of George Benedict, Hon. Joseph F. Lisa and Richard R. Vietor. The purpose of the nominations and governance committee is to select, or recommend for our entire board's selection, the individuals to stand for election as directors at the annual meeting of stockholders and to oversee the selection and composition of committees of our board.


DIRECTOR COMPENSATION


     Each member of our board of directors (excluding Mr. Fauci) will receive an annual stock option grant, plus additional stock options for each board meeting and each meeting of a committee of which such director is a member attended in person. We have not yet determined the exact number of options to be granted, or the applicable exercise price formula or vesting schedule, in accordance with this plan. We have retained a compensation consultant to assist us in determining an appropriate level of director compensation given our size and stage of business. No other fees will be paid to members of our board. OmniCorder's directors received compensation in the form of stock options for their services as directors for services rendered during 2003.


INDEBTEDNESS OF EXECUTIVE OFFICERS AND DIRECTORS


     No executive officer, director or any member of these individuals' immediate families or any corporation or organization with whom any of these individuals is an affiliate is or has been indebted to us since the beginning of our last fiscal year.


FAMILY RELATIONSHIPS


     There are no family relationships among our executive officers and directors.

LEGAL PROCEEDINGS


     As of the date of this prospectus, there are no material proceedings to which any of our directors, executive officers, affiliates or stockholders is a party adverse to us.


CODE OF ETHICS


     We have adopted a Code of Ethics within the meaning of Item 406(b) of Regulation S-B of the Securities Exchange Act of 1934. This Code of Ethics applies to our chief executive officer and our senior financial officers.

EXECUTIVE COMPENSATION


     The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by our and OmniCorder's chief executive officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods.


                           SUMMARY COMPENSATION TABLE

                                                    Annual Compensation          Long-term
                                                                               Compensation
                                                    -------------------- --------------------------
                                                                            Awards       Payouts
                                                                         ------------- ------------
                                                                          Securities
                                                                          Underlying      LTIP         All Other
                                           Fiscal    Salary     Bonus      Options/    Payouts ($)    Compensation
Name and Principal Position                 Year       ($)       ($)       SARs (#)                       ($)
---------------------------------------------------------------------------------------------------------------------
Judith F. Harayda (1)                       2003        2,000     --          --           --            4,620
Former President                            2002       20,000     --          --           --            6,161
                                            2001       22,000     --          --           --            5,168

Mark A. Fauci                               2003      180,000     --        250,000        --              --
President and Chief Executive Officer       2002      180,000     --          --           --              --
                                            2001      180,000     --          --           --              --

Marek Pawlowski, Ph.D.                      2003       85,000     --          8,728        --              --
Vice President - Product Development        2002       85,000     --         87,281        --              --
                                            2001        --        --          --           --              --


(1) Ms. Harayda joined us in 1992 and resigned as an officer on December 19, 2003. The amounts listed in "All Other Compensation" represent auto lease payments.

(2) Mr. Fauci deferred an aggregate of $646,000 of his salary since the commencement of OmniCorder's operations through December 31, 2003. This liability is included in accounts payable and accrued expenses in the balance sheet included in the accompanying financial statements.

OPTIONS/SAR GRANTS AND FISCAL YEAR END OPTION EXERCISES AND VALUES


     Before the assumption of the OmniCorder 1998 Stock Option Plan on December 19, 2003, we did not have a stock option plan or other similar plan for officers, directors and employees, and no stock options or SAR grants were granted or were outstanding at any time, except for a grant of stock options to purchase 250,000 shares of common stock to Mark A. Fauci, as described in the following section.

                              OPTIONS/SAR GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 2003

                                                        Percent of Total
                                                      Options/SARs Granted
                               Number of Securities       to Employees
                                Underlying Options/         in Fiscal            Exercise
Name                               SARs Granted                Year            or Base Price         Expiration
----                               ------------                ----            -------------         ----------
                                        (#)                                         ($/Sh)
Judith F. Harayda(1)                        --                 --                     --                   --
Former President
Mark A. Fauci                          250,000                 --                    1.375               12/2013
President and Chief
Executive Officer
Marek Pawlowski, Ph.D.                      --                 --                     --                   --
Vice President-Product
Development

------------------------------

(1) Ms. Harayda resigned as an officer on December 19, 2003.


                      AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR ENDED DECEMBER 31, 2003
                      AND FISCAL YEAR END OPTION/SAR VALUES


                                                                     Number of Securities      Value of Unexercised
                                                                    Underlying Unexercised         In-The-Money
                                                                    Options/SARs at Fiscal    Options/SARs at Fiscal
                            Shares Acquired          Value                 Year End                 Year End
Name                          on Exercise          Realized        Exercisable/Unexercisable Exercisable/Unexercisable
----                          -----------          --------        ------------------------- -------------------------
                                  (#)                 ($)                    (#)                       ($)
Judith F. Harayda(1)                    --             --                  250,000                      0
Former President
Mark A. Fauci                           --             --                     --                        --
President and Chief
Executive Officer
Marek Pawlowski, Ph.D.                  --             --                     --                        --
Vice President-Product
Development

--------------------------

(1) Ms. Harayda resigned as an officer on December 19, 2003.

EMPLOYMENT AGREEMENTS

     In December 2003, we entered into a five-year employment agreement with Mark A. Fauci to serve as our President and Chief Executive Officer. Under the terms of the employment agreement, Mr. Fauci will devote all of his business time and efforts to our business and will report directly to its board of directors. As long as Mr. Fauci serves as our President and/or Chief Executive Officer, we have agreed to nominate him for election to our board of directors.


     The employment agreement provides that Mr. Fauci will receive a fixed salary at an annual rate of $180,000, with annual "cost-of-living" increases of not less than 5% from the previous year. Mr. Fauci will also be entitled to receive an annual performance bonus in the sole discretion of our board or directors or compensation committee. We also agreed to issue to Mr. Fauci (and did issue) options to purchase 250,000 shares of our common stock at an exercise price of $1.375 per share, and pay him deferred salary of approximately $647,000, when funds are reasonably available. The stock options vest immediately and are exercisable for a 10-year period.

     The employment agreement permits us to terminate Mr. Fauci's employment upon his death or disability (defined as 90 consecutive days of incapacity during any 365-consecutive day period), or upon his conviction of a felony crime, acts of dishonesty or moral turpitude constituting fraud or embezzlement or upon his material breach of his obligations to us. In the event we terminate Mr. Fauci's employment without cause or he leaves us for good reason, he will be entitled to compensation from us for the greater of two years or the balance of the remaining term of his employment agreement.


     The employment agreement also contains covenants (1) restricting Mr. Fauci from engaging in any activities which are competitive with our business during the term of his employment agreement and for one year thereafter, (2) prohibiting him from disclosure of confidential information regarding our company at any time, and (3) confirming that all intellectual property developed by him and relating to our business is our sole and exclusive property.

         In February 2004, we entered into a one-year employment agreement with Loring D. Andersen, our Senior Vice President of Operations and Planning, which provides for an annual salary of $140,000. Pursuant to his agreement, Mr. Loring has been granted incentive stock options to purchase 120,000 shares of common stock at $4.40 per share. The options vest 25% upon grant and the remainder at 25% per year over the following three years' anniversary dates. These options have a five-year life. The agreement was subject to the approval of the Compensation Committee of the Board of Directors, who approved it in May 2004.


STOCK OPTION PLAN



         In connection with the recapitalization transaction, our board of directors adopted and assumed the OmniCorder 1998 Stock Option Plan, which was previously adopted by OmniCorder's board of directors in April 1998. The following is a summary of the material terms of that Stock Option Plan.


     The purpose of our Stock Option Plan is to enable us to attract, retain and motivate key employees, directors and, on occasion, consultants, by providing them with stock options. Stock options granted under the Stock Option Plan may be either incentive stock options, as defined in Section 422A of the Internal Revenue Code of 1986, or non-qualified stock options. We now have reserved 4,435,500 shares of common stock for issuance under the Stock Option Plan following the stockholder approval on February 26, 2004. As of September 15, 2004, stock options to purchase an aggregate of 3,096,922 shares of common stock have been granted to 20 employees and 28 non-employee directors and consultants under the Stock Option Plan, at exercise prices ranging from $.55 to $4.40 per share.


         The Stock Option Plan will be administered by the compensation committee of the board of directors, or by the board of directors as a whole. The board of directors has the power to determine the terms of any stock options granted under the Stock Option Plan, including the exercise price, the number of shares subject to the stock option and conditions of exercise. Stock options granted under the Stock Option Plan are generally not transferable, and each stock option is generally exercisable during the lifetime of the optionee only by such optionee. The exercise price of all incentive stock options granted under the Stock Option Plan must be at least equal to the fair market value of the shares of common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our stock, the exercise price of any incentive stock option granted must be equal to at least 110% of the fair market value on the grant date. The term of all incentive stock options under the Stock Option Plan may not exceed ten years, or five years in the case of 10% owners. The specific terms of each stock option grant must be approved by the compensation committee or the board of directors and are reflected in a written stock option agreement.


                                 STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS



     The following table sets forth information regarding the number of shares of our common stock beneficially owned on September 15, 2004, by any person or "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known to us to own beneficially more than 5% of the outstanding shares of our common stock. Except as otherwise set forth below, the address of each of the persons listed below is c/o OmniCorder Technologies, Inc., 12-8 Technology Drive, East Setauket, New York 11733-4049.

                                      AMOUNT AND
                                      NATURE OF
         NAME AND ADDRESS             BENEFICIAL                  PERCENT OF
       OF BENEFICIAL OWNER            OWNERSHIP(1)                 CLASS (1)
       -------------------            ------------                 ---------

Mark A. Fauci                         8,789,883(2)                  29.7%

Michael Anbar, Ph.D.                  2,710,858(3)                  9.2%
145 Deer Run Road
Amherst, New York 14221


Jed Schutz                            2,518,945(4)                  8.5%
________________


(1) Based on 29,577,400 shares of common stock outstanding on September 15, 2004. The shares issuable under warrants, stock options and other derivative securities to purchase our common stock that are currently exercisable or convertible within 60 days after September 15, 2004, are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, also includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person.



(2) Based on a Schedule 13D filed on January 5, 2004, and other information known to us. Includes stock options to purchase 250,000 shares of common stock granted under the OmniCorder 1998 Stock Option Plan pursuant to Mr. Fauci' s employment agreement. These stock options became effective upon the adoption by our stockholders of the OmniCorder 1998 Stock Option Plan, and the approval of an amendment to the plan, at a special meeting of the stockholders held on February 26, 2004. Upon the adoption of the 1998 Stock Option Plan and the approval of the amendment, these options became immediately exercisable.

(3)  Based on a Schedule 13D filed on January 5, 2004.

(4) Based on a Schedule 13D filed on January 5, 2004, and other information known to us. Includes (i) 1,026,840 shares of common stock issuable upon exercise of an outstanding warrant and (ii) 107,818 shares of common stock issuable upon exercise of stock options granted under the OmniCorder 1998 Stock Option Plan, which are currently exercisable. The shares of common stock and warrant beneficially owned by Mr. Schutz are held jointly with his spouse.

SECURITY OWNERSHIP OF MANAGEMENT



     The following table sets forth information regarding the number of shares of our common stock beneficially owned on September 15, 2004, by each of our directors, each of our executive officers named in the Summary Compensation Table above, and all of our executive officers and directors as a group. Except as otherwise set forth below, the address of each of the persons listed below is c/o OmniCorder Technologies, Inc., 12-8 Technology Drive, East Setauket, New York 11733-4049.



AMOUNT AND
NAME AND ADDRESS                        NATURE OF                    PERCENT OF
OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP(1)      CLASS (1)
--------------------------------------------------------------------------------

Mark A. Fauci                            8,789,883(2)                  29.7%
Marek Pawlowski, Ph.D.                      89,464(3)                      *
Celia I. Schiffner                           2,344(3)                      *
Loring D. Andersen                          30,000(3)
Jed Schutz                               2,518,945(4)                   8.5%
George Benedict                            727,346(5)                   2.5%
Joseph T. Casey                            800,080(6)                   2.7%
Gordon A. Lenz                             547,357(7)                   1.9%
Hon. Joseph F. Lisa                         84,286(8)                      *
Anthony A. Lombardo                         66,745(9)                      *
Robert W. Loy                              205,212(10)                     *
Richard R. Vietor                          182,777(11)                     *
William J. Wagner                          202,684(12)                     *
All executive officers and directors    14,118,176                     48.1%
as a group (12 persons)
__________________
* Less than 1% of outstanding shares.



(1) Based on 29,577,400 shares of common stock outstanding on September 15, 2004. The shares issuable under warrants, stock options and other derivative securities to purchase our common stock that are currently exercisable or convertible within 60 days after September 15, 2004, are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, also includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person.



(2) Based on a Schedule 13D filed on January 5, 2004, and other information known to us. Includes stock options to purchase 250,000 shares of common stock granted under the OmniCorder 1998 Stock Option Plan pursuant to Mr. Fauci' s employment agreement. These stock options became effective upon the adoption by our stockholders of the OmniCorder 1998 Stock Option Plan, and the approval of an amendment to the plan, at a special meeting of the stockholders held on February 26, 2004. Upon the adoption of the 1998 Stock Option Plan and the approval of the amendment, these options became immediately exercisable.

(3) Represents shares of common stock issuable upon exercise of stock options granted under the OmniCorder 1998 Stock Option Plan, which are currently exercisable.

(4) Includes (i)1,026,840 shares of common stock issuable upon exercise of an outstanding warrant and (ii) 107,818 shares of common stock issuable upon exercise of stock options granted under the OmniCorder 1998 Stock Option Plan, which are currently exercisable. The shares of common stock and warrant beneficially owned by Mr. Schutz are held jointly with his spouse.

(5) Includes (i) 205,368 shares of common stock issuable upon exercise of an outstanding warrant and (ii) 107,818 shares of common stock issuable upon exercise of stock options granted under the OmniCorder 1998 Stock Option Plan, which are currently exercisable.

(6) Held by The Casey Living Trust, of which Mr. Casey and his spouse are trustees. Includes 72,735 shares of common stock issuable upon exercise of an outstanding warrant, which is currently exercisable.

(7) Includes 66,745 shares of common stock issuable upon exercise of stock options granted under the OmniCorder 1998 Stock Option Plan, which are currently exercisable.

(8) Includes 77,013 shares of common stock issuable upon exercise of stock options granted under the OmniCorder 1998 Stock Option Plan, which are currently exercisable.

(9) Represents shares of common stock issuable upon exercise of stock options granted under the OmniCorder 1998 Stock Option Plan, which are currently exercisable.

(10) Includes 164,294 shares of common stock issuable upon exercise of stock options granted under the OmniCorder 1998 Stock Option Plan, which are currently exercisable.

(11) Includes 164,294 shares of common stock issuable upon exercise of stock options granted under the OmniCorder 1998 Stock Option Plan, which are currently exercisable.

(12) Held by Dauk/Wagner Investments, LLC, of which Mr. Wagner is a managing director. Includes 102,684 shares of common stock issuable upon exercise of stock options granted under the OmniCorder 1998 Stock Option Plan, which are currently exercisable.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



              On December 19, 2003, prior to the closing of the recapitalization transaction, OmniCorder Technologies Incorporated, the privately-held Delaware corporation, purchased 7,764,700 outstanding shares of our common stock from Judith F. Harayda, one of the then directors of Promos, Inc., for $180,000. On December 19, 2003, concurrently with the closing of the recapitalization transaction, we sold to Ms. Harayda our previous promotional products business for its approximate book value, which was immaterial, and received indemnities from her with respect to those historical operations.


     In March 1997, we entered into an option agreement with Michael Anbar, Ph.D., Professor in the Department of Physiology and Biophysics, School of Medicine, and Chairman of Biomedical Sciences, at the State University of New York at Buffalo (now retired), pursuant to which we could acquire the exclusive worldwide right to commercialize the technology relating to a patent owned by Dr. Anbar, subject to specified research funding requirements being met. We are required to pay Dr. Anbar a royalty of $300 for each commercial BioScanIR system installed at a client site. The Anbar license does not expire other than as a result of a breach of the license by us. The Anbar patent expires in January 2015. See "Licensing Agreements" in Item 1 above. Dr. Anbar currently owns 9.7% of our outstanding shares of common stock but is not an officer or director of our company.

     Gordon A. Lenz, one of our directors, is the Chairman and Chief Executive Officer of New York State Business Group, Inc./Conference Associates, Inc., which has provided insurance brokerage services to us during the past fiscal year. Insurance premiums paid to carriers dealt with by Mr. Lenz's company totaled $223,000 in 2003, and $62,300 in 2004 (through March 31, 2004).

     We believe that these transactions were advantageous to us and were on terms no less favorable to us than could have been obtained from unaffiliated third parties.

                                CHANGE IN CONTROL



RECAPITALIZATION TRANSACTION


         On December 19, 2003, we completed a transaction in which we acquired all the assets and assumed all the liabilities of OmniCorder Technologies, Incorporated, a privately-held Delaware corporation, in consideration for the issuance of a majority of our shares of common stock. The transaction was completed pursuant to an Agreement of Purchase and Sale, dated as of December 19, 2003. Concurrently with the closing of the recapitalization transaction, we completed a private placement of 5,686,027 shares of our common stock, from which we received gross proceeds of $7,820,405. The maximum gross proceeds for the private placement would have been $15,000,000.

         At the closing of the Purchase Agreement, we acquired all of OmniCorder's assets and assumed all of OmniCorder's liabilities in exchange for the issuance by us of 13,773,700 new shares of our common stock to OmniCorder. OmniCorder also previously purchased 7,764,700 outstanding shares of our common stock from one of our former directors for $180,000. Following the completion of the recapitalization transaction, private placement, related stock purchase and payment of equity-based transaction fees, OmniCorder owned 21,538,400 shares, or 72.8% of the outstanding shares of our common stock. OmniCorder filed a Certificate of Dissolution on December 29, 2003 with the Delaware Secretary of State and promptly thereafter, in accordance with the tax-free reorganization provisions of Internal Revenue Code Section 368(a)(1)(C), liquidated the shares of our common stock it received in the recapitalization transaction to its stockholders in proportion to their respective interests in OmniCorder. The consideration and other terms of these transactions were determined as a result of arm's-length negotiations between the parties.


         At the closing of the recapitalization transaction, we assumed all obligations of OmniCorder under OmniCorder's outstanding warrants to purchase shares of common stock at the respective exercise prices then in effect and upon the same terms and conditions as were contained in the OmniCorder warrants. At the time of the recapitalization transaction, OmniCorder had outstanding warrants to purchase 600,000 shares of common stock that were assumed by us and treated pursuant to the Purchase Agreement as warrants to purchase 1,232,208 shares of our common stock.


         In addition, we assumed the OmniCorder 1998 Stock Option Plan and reserved shares of our common stock for stock options issued and issuable under that plan. At the time of the recapitalization transaction, OmniCorder had outstanding stock options to purchase 1,217,860 shares of common stock that were assumed by us and treated pursuant to the Purchase Agreement as stock options to purchase 2,781,899 shares of our common stock. This Stock Option Plan was amended to increase the number of stock options issuable under the plan to 4,435,500 shares, or approximately 15% of our outstanding shares.


         Pursuant to the Purchase Agreement, at the closing of the recapitalization transaction, the membership of our board of directors was increased from two to four directors, and Mark A. Fauci and Jed Schutz were appointed to serve in the vacancies created by the increase until the next annual meeting of stockholders. Upon compliance with Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 under that act, the number of members comprising our board of directors was increased to nine members, and George Benedict, Joseph T. Casey, Gordon A. Lenz, Hon. Joseph F. Lisa, Anthony
A. Lombardo, Robert W. Loy and Richard R. Vietor were appointed to serve as directors of Promos until the next annual meeting of stockholders. In connection with the appointment of these seven directors, Judith F. Harayda and Stephan R. Levy, the sole members of our board of directors before the recapitalization transaction, resigned as directors. In addition, at the closing of the recapitalization transaction, the board of directors appointed Mr. Fauci as our President and Chief Executive Officer, Marek Pawlowski, Ph.D. as our Vice President - Product Development, and Steven W. Albanese as our Controller.


CONCURRENT PRIVATE PLACEMENT


         Concurrent with the closing of the recapitalization transaction, we completed a private placement of 5,686,027 shares of our common stock at a price of $1.375 per share. We received gross proceeds from the private placement of

$7,820,405. We also issued warrants to three lead investors to purchase an aggregate of 218,189 shares of our common stock at an exercise price of $1.50 per share for a three-year period. Following the completion of the recapitalization transaction, private placement, related stock purchase and payment of equity-based transaction fees, we had 29,570,100 shares of common stock outstanding, warrants to purchase 1,450,397 shares and stock options to purchase 2,781,899 shares of common stock.



         The shares of our common stock issued to the private placement investors, as well as to OmniCorder and subsequently to its stockholders, have not been registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act, which exempts transactions by an issuer not involving any public offering. All of the stock certificates representing these shares bear a legend stating that they have not been registered under the Securities Act and are subject to restrictions on transfer.


MEETING OF STOCKHOLDERS


         At a special meeting of stockholders held on February 26, 2004, our stockholders approved resolutions to (1) change our state of incorporation to Delaware and our corporate name to OmniCorder Technologies, Inc. by means of a merger with and into a new wholly-owned Delaware corporation called OmniCorder Technologies, Inc., with OmniCorder Technologies surviving as the publicly-traded company; and (2) ratify our assumption and adoption of the OmniCorder 1998 Stock Option Plan, and to approve an amendment to the plan increasing the number of shares of common stock available for option grants.


ACCOUNTING TREATMENT


         For accounting purposes, the above transaction was accounted for as a recapitalization of OmniCorder, the accounting acquirer, since the stockholders of OmniCorder owned a majority of the outstanding shares of our common stock immediately following the recapitalization transaction, dissolution of OmniCorder and pro rata liquidation of our shares by OmniCorder. No arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a change in control. Further, as a result of the issuance and sale of 21,538,400 shares of our common stock to OmniCorder and the change in the majority of our directors, a change in control occurred on the closing date of the recapitalization transaction. We continued to qualify as a "small business issuer," as defined under the Securities Exchange Act of 1934, following the recapitalization transaction.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth:

          o    the name of the selling stockholders,



          o the number of shares of common stock beneficially owned by the selling stockholders as of September 15, 2004,



          o the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus, and

          o the amount and percentage of common stock that would be owned by the selling stockholder after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

     Except as otherwise noted below and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us. Unless otherwise noted below, none of the selling stockholders are members of the National Association of Securities Dealers, Inc.



     Beneficial ownership is determined under the rules of the U.S. Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after September 15, 2004. The shares issuable under these securities are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not treated as if outstanding for the purposes of computing the percentage ownership of any other person.

                                                                                              BENEFICIAL OWNERSHIP
                                                                       SHARES REGISTERED    AFTER THIS OFFERING (3)
                                              BENEFICIAL OWNERSHIP      IN THIS OFFERING    -----------------------
                  NAME                     PRIOR TO THIS OFFERING (1)         (2)             NUMBER OF
                                                                                              SHARES      PERCENT (4)
------------------------------------------ --------------------------- ------------------- -------------- ------------
Michael Anbar, Ph.D.                                2,710,858                  2,710,858         0             *
Anita Kaufman Family                                   44,008                     44,008         0             *
Partnership, LP (5)
Robert Aresty(6)                                       43,127                     43,127         0             *
Harvey Auerbach                                       188,253                    188,253         0             *
Jerry Baim                                             92,946                     92,946         0             *
S. Barker                                              24,644                     24,644         0             *
Detlev Baurs-Krey (7)                                 160,871                     94,126      66,745           *
Richard G. Beggs                                      121,021                    121,021         0             *
Danielle Bellanger                                    185,897                    185,897         0             *
Serge R. Bellanger                                    154,026                    154,026         0             *
George Benedict (8)                                   727,346                    619,528      107,818          *
Jeffrey Benison                                        44,008                     44,008         0             *
Thomas C. Bohrer                                       44,360                     44,360         0             *
Mark J. Brandfonbrener                                188,253                    188,253         0             *
Lewis Broad                                            66,872                     66,872         0             *
California Institute of Technology (9)                542,172                    542,172         0             *
Edward A. Chwatt                                      154,026                    154,026         0             *
Mitchell R. Chwatt                                     51,342                     51,342         0             *
Judy Marie Choung                                     214,558                    214,558         0             *
Linda Cimino                                            4,516                      4,516         0             *
Richard Copell                                        180,722                    180,722         0             *
Alan Court                                             94,126                     94,126         0             *
Samuel Robins                                          94,126                     94,126         0             *
Steven Etra (10)                                      326,615                    326,615         0             *
Thomas J. Fanning                                      81,243                     81,243         0             *
Mark A. Fauci (11)                                  8,789,883                  8,539,883      250,000          *
Robert Fisher and Susan Fisher                         94,126                     94,126         0             *
Mark Frimmel                                            4,516                      4,516         0             *
Frederick J. Fragola                                  188,253                    188,253         0             *
Gary C. Granoff                                        47,767                     47,767         0             *
Allan Grauberd                                          9,038                      9,038         0             *
David Robert Hannay                                    51,342                     51,342         0             *
Patricia Hardwick                                      43,127                     43,127         0             *

                                       46

                                                                                              BENEFICIAL OWNERSHIP
                                                                       SHARES REGISTERED    AFTER THIS OFFERING (3)
                                              BENEFICIAL OWNERSHIP      IN THIS OFFERING    -----------------------
                  NAME                     PRIOR TO THIS OFFERING (1)         (2)             NUMBER OF
                                                                                              SHARES      PERCENT (4)
------------------------------------------ --------------------------- ------------------- -------------- ------------

William Harper                                         80,975                     80,975         0             *
Richard Horowitz                                       92,945                     92,945         0             *
Christopher Hutton and Sandra Hutton                   51,342                     51,342         0             *
Kandel & Son Profit Sharing Plan (12)                  45,179                     45,179         0             *
Joi Enterprises L.P. (13)                              18,070                     18,070         0             *
John C. Kavanaugh                                      47,064                     47,064         0             *
Steven Kobren                                         191,072                    191,072         0             *
Lawrence H. Krampf                                      8,810                      8,810         0             *
Leverte Associates (14)                                12,322                     12,322         0             *
John C. Langdon                                        58,830                     58,830         0             *
Michael Langdon                                        35,297                     35,297         0             *
Herman Lamison, Jr.                                   376,507                    376,507         0             *
Joel Lamm                                              45,179                     45,179         0             *
Sondra Landy                                           51,342                     51,342         0             *
Gordon A. Lenz (15)                                   547,357                    480,612      66,745           *
MLG Equity Holdings, LLC (16)                         337,970                    337,970         0             *
Richard A. Lippe (16)                                 297,562                    142,304      155,258          *
Robert W. Loy (17)                                    205,212                     40,918      164,294          *
Kevin B. McQuade (18)                                 271,085                    184,831      86,254           *
Mark Mermel Defined Contribution Keough
    Plan (19)                                          47,767                     47,767         0             *
Geoffrey Michael (20)                                  15,403                     15,403         0             *
Margaret Michael                                        3,081                      3,081         0             *
Matthew Miller                                         94,126                     94,126         0             *
Richard D. Moore and Jo Linda Moore                    47,064                     47,064         0             *
Linda Joy Morris                                       49,288                     49,288         0             *
Michael C. Naples                                      47,064                     47,064         0             *
Paul S. Pearlman                                       47,767                     47,767         0             *
Irving Price (21)                                     332,117                    176,859      155,258          *
James E. Quinn                                        123,221                    123,221         0             *
Paul Rabbiner (22)                                    490,086                    371,794      118,292          *
Michael Rose and Joan Rose                             43,127                     43,127         0             *
Warren Sabloff                                         47,767                     47,767         0             *
Leonard M. Schiller                                    22,593                     22,593         0             *
Philip J. Schiller                                     22,593                     22,593         0             *
Jed Schutz and Abigail Schutz (23)                  2,518,945                  2,411,127      107,818          *

                                       47

                                                                                              BENEFICIAL OWNERSHIP
                                                                       SHARES REGISTERED    AFTER THIS OFFERING (3)
                                              BENEFICIAL OWNERSHIP      IN THIS OFFERING    -----------------------
                  NAME                     PRIOR TO THIS OFFERING (1)         (2)             NUMBER OF
                                                                                              SHARES      PERCENT (4)
------------------------------------------ --------------------------- ------------------- -------------- ------------

Samantha Schwartz                                      90,358                     90,358         0             *
Silva Investment Partnership (24)                      43,127                     43,127         0             *
SRK, LLC (25)                                          90,364                     90,364         0             *
Edward Steinberg                                       95,533                     95,533         0             *
Peter Olson and Mary Templeton                        143,758                    143,758         0             *
Tully Capital Partners, LLC (26)                      220,040                    220,040         0             *

Paul Ungrady and Ellen Ryan Ungrady                    51,342                     51,342         0             *
Jay R. Viders                                         140,712                    140,712         0             *
Richard R. Vietor (27)                                182,777                     18,483      164,294          *
Health Invest II Corp. (28)                           924,156                    924,156         0             *
Peter Y. Won & Doris Won, Joint Tenants
                                                       44,008                     44,008         0             *
Alexandra Global Master
   Fund Ltd. (29)                                     800,000                     800,000        0             *
Gilles August                                          36,364                      36,364        0             *
Belinsky Family Trust (30)                             20,000                      20,000        0             *
Blue River Capital, LLC (31)                          436,364                     436,364        0             *
Mark E. Brenner and
   Patrice A. Brenner                                  18,182                      18,182        0             *
George Buttacavoli and
   Donna E. Buttacavoli                                37,000                      37,000        0             *
C.J.Z. Pty Ltd. (32)                                   36,364                      36,364        0             *
C.N. Deen                                              18,182                      18,182        0             *
The Casey Living Trust (33)                           800,080                     800,080        0             *
Columbia Ventures Corporation (34)                    363,636                     363,636        0             *
Community Trust Created
   Under the Ross Third Amended
   Trust Agreement (35)                               290,909                     290,909        0             *
Dauk/Wagner Investments, LLC (36)                     202,684                     100,000     102,684          *
Philip de la Chambre                                   36,364                      36,364        0             *
EK&M Holdings, LLC (37)                                18,182                      18,182        0             *
Burt Ensley and
   Carolyn Ensley                                      36,364                      36,364        0             *
Sidney M. Frank IRA (38)                               36,400                      36,400        0             *
Sidney G. Friedman                                    225,000                     225,000        0             *
The Fullman-Kossacoff Revocable Trust
   (39)                                                10,000                      10,000        0             *
Charlie Gagliardo                                      18,200                      18,200        0             *

                                       48

                                                                                              BENEFICIAL OWNERSHIP
                                                                       SHARES REGISTERED    AFTER THIS OFFERING (3)
                                              BENEFICIAL OWNERSHIP      IN THIS OFFERING    -----------------------
                  NAME                     PRIOR TO THIS OFFERING (1)         (2)             NUMBER OF
                                                                                              SHARES      PERCENT (4)
------------------------------------------ --------------------------- ------------------- -------------- ------------

Lori Garofalo                                         800,000                     800,000        0             *
David H. Gendelman Keough Retirement                    7,300                       7,300        0             *
   Account
The Gurrera Family Trust (40)                         100,000                     100,000        0             *
Peter K. Hunt                                          35,000                      35,000        0             *
Christopher D. Jennings                                25,500                      25,500        0             *
Alexandra Van't Klooster                               36,364                      36,364        0             *
John D. Lane                                           36,364                      36,364        0             *
Robert A. Lassoff and
   Justine R. Lassoff                                  17,000                      17,000        0             *
Hon. Joseph F. Lisa (41)                               84,286                       7,273     77,013           *
Steve Markoff and Jadwiga Markoff                     181,819                     181,818        0             *
Linda and Joseph McCann Trust (42)                     36,364                      36,364        0             *
Samuel D. Robbins III
   IRA Account (43)                                    21,800                      21,800        0             *
Russia Wireless Holdings LLC (44)                      55,000                      55,000        0             *
Jenny Scovis                                           21,818                      21,818        0             *
John Shanholt                                          72,700                      72,700        0             *
Lawrence M. Smith                                      36,400                      36,400        0             *
Bill Squire                                            36,364                      36,364        0             *
Stonehill Institutional
   Partners, L.P. (45)                                 36,364                      36,364        0             *
Stonehill Offshore
   Partners Limited (45)                               36,364                      36,364        0             *
The Glen Strauss Family Trust (46)                    145,455                     145,455        0             *
Judith S. Teller                                      100,000                     100,000        0             *
L. Michael Underwood (47)                             150,000                     150,000        0             *
Dirk Vanderheyden                                      36,364                      36,364        0             *
Nick van Doeveren                                      36,364                      36,364        0             *
Willem van Telligen                                    36,364                      36,364        0             *
William L. Veen                                       104,495                     104,495        0             *
H. Th. Veit                                            36,364                      36,364        0             *
Peter Yee Won, D.D.S., P.C. Profit
   Sharing Plan (48)                                   21,818                      21,818        0             *
John Stone                                             18,182                      18,182        0             *
William Dabney                                        107,500                     107,500        0             *
Michael Munck                                           7,500                       7,500        0             *

                                       49

                                                                                              BENEFICIAL OWNERSHIP
                                                                       SHARES REGISTERED    AFTER THIS OFFERING (3)
                                              BENEFICIAL OWNERSHIP      IN THIS OFFERING    -----------------------
                  NAME                     PRIOR TO THIS OFFERING (1)         (2)             NUMBER OF
                                                                                              SHARES      PERCENT (4)
------------------------------------------ --------------------------- ------------------- -------------- ------------


Bhaskar Dutta                                           7,500                       7,500        0             *
Susan Marie Hayes                                     172,190                     172,190        0             *
Thomas Dowling                                         13,907                      13,907        0             *
Robert Dowling                                         11,379                      11,379        0             *
National Securities Corporation (49)                  193,755                     193,755        0             *
C.C.R.I. Corporation (50)                             226,720                     226,720        0             *
LMU & Company (51)                                    453,440                     453,440        0             *
                                                   ----------                  ----------
Total                                              31,516,671                  29,894,197    1,622,474       5.3%


_________________

* Represents less than 1% of outstanding shares.



(1) Beneficial ownership as of September 15, 2004, for all selling stockholders based upon information provided by the selling stockholders or known to us.



(2) The number of shares in this column includes 28,443,800 present outstanding shares of our common stock and up to 1,450,397 shares of our common stock issuable upon exercise of outstanding warrants to purchase common stock.

(3) Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.



(4) Based on 29,577,400 shares of common stock outstanding on September 15, 2004. The shares issuable under stock options, warrants and other derivative securities to acquire our common stock that are currently exercisable or convertible within 60 days after September 15, 2004, are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not are not treated as outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, also includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person.



(5) Anita Kaufman is the general partner of Anita Kaufman Family Partnership, LP, which is the registered holder of the shares of common stock. Ms. Kaufman, as the general partner of Anita Kaufman Family Partnership, LP, has sole voting and disposition power of the shares owned by Anita Kaufman Family Partnership, LP offered under this prospectus.

(6) Excludes shares owned by Silva Investment Partnership, of which Mr. Aresty is the managing partner, which are separately reported in the table above and explained in footnote (24) below.

(7) Mr. Baurs-Krey is our Vice President-International Business Development. The shares of common stock reported as beneficially owned after this offering represent shares of common stock issuable upon exercise of stock options granted under the OmniCorder 1998 Stock Option Plan, which are currently exercisable.

(8) Mr. Benedict is a member of our board of directors and nominations and governance committee. The shares of common stock reported as beneficially owned after this offering represent shares of common stock issuable upon exercise of stock options granted under the OmniCorder 1998 Stock Option Plan, which are currently exercisable.

(9) Hare & Co., in trust for California Institute of Technology, is the registered holder of 496,991 shares. Sandra Ell, Treasurer and Chief Investment Officer of California Institute of Technology, has voting and disposition power of the shares owned by that university offered under this prospectus.

(10) Excludes shares owned by SRK, LLC, of which Mr. Etra is the managing member, which are separately reported in the table above and explained in footnote (25) below.

(11) Mr. Fauci is our President and Chief Executive Officer and a member of our board of directors. The shares of common stock reported as beneficially owned after this offering represent shares of common stock issuable upon exercise of stock options granted under the OmniCorder 1998 Stock Option Plan, which are currently exercisable.

(12) Richard Kandel is the trustee of Kandel & Son Profit Sharing Plan, which is the registered holder of the shares of common stock. Mr. Kandel, as the trustee of Kandel & Son Profit Sharing Plan, has sole voting and disposition power of the shares owned by Kandel & Son Profit Sharing Plan offered under this prospectus.

(13) Olga Grauberd is the general partner of Joi Enterprises L.P., which is the registered holder of the shares of common stock. Ms. Grauberd, as the general partner of Joi Enterprises L.P., has sole voting and disposition power of the shares owned by Joi Enterprises L.P. offered under this prospectus.

(14) Robert J. Leverte is the Chairman and Chief Executive Officer of Leverte Associates, which is the registered holder of the shares of common stock. Robert J. Leverte, as the Chairman and Chief Executive Officer of Leverte Associates, has sole voting and disposition power of the shares owned by Leverte Associates offered under this prospectus.

(15) Mr. Lenz is a member of our board of directors. The shares of common stock reported as beneficially owned after this offering represent shares of common stock issuable upon exercise of stock options granted under the OmniCorder 1998 Stock Option Plan, which are currently exercisable.

(16) Mr. Lippe formerly served as a member of our board of directors from 1998 to 2001. The shares of common stock reported as beneficially owned after this offering represent shares of common stock issuable upon exercise of stock options granted under the OmniCorder 1998 Stock Option Plan, which are currently exercisable. Mr. Lippe is a member of MLG Equity Holdings, LLC.

(17) Mr. Loy is a member of our board of directors and compensation committee. The shares of common stock reported as beneficially owned after this offering represent shares of common stock issuable upon exercise of stock options granted under the OmniCorder 1998 Stock Option Plan, which are currently exercisable.

(18) Mr. McQuade formerly served as our Chief Financial Officer from October 1998 to February 2003, and as a member of our board of directors from December 1998 to April 2003. The shares of common stock reported as beneficially owned after this offering represent shares of common stock issuable upon exercise of stock options granted under the OmniCorder 1998 Stock Option Plan, which are currently exercisable.

(19) Mark Mermel has voting and disposition power of the shares owned by Mark Mermel Defined Contribution Keough Plan offered under this prospectus.

(20) Merrill Lynch & Co., in trust for Geoffrey Michael, is the registered holder of 12,322 shares.

(21) Mr. Price was a member of our board of directors from 1998 to 2001. The shares of common stock reported as beneficially owned after this offering represent shares of common stock issuable upon exercise of stock options granted under the OmniCorder 1998 Stock Option Plan, which are currently exercisable.

(22) Mr. Rabbiner formerly served as a member of our board of directors from 1998 to 2001. The shares of common stock reported as beneficially owned after this offering represent shares of common stock issuable upon exercise of stock options granted under the OmniCorder 1998 Stock Option Plan, which are currently exercisable.

(23) Mr. Schutz is a member of our board of directors and compensation committee. The shares of common stock reported as beneficially owned after this offering represent shares of common stock issuable upon exercise of an outstanding warrant as well as stock options granted under the OmniCorder 1998 Stock Option Plan, which are currently exercisable.

(24) Robert Aretsky is the managing partner of Silva Investment Partnership, which is the registered holder of the shares of common stock. Mr. Aretsky, as the managing partner of Silva Investment Partnership, has sole voting and disposition power of the shares owned by Silva Investment Partnership offered under this prospectus.

(25) Steven Etra is the managing member of SRK, LLC, which is the registered holder of the shares of common stock. Mr. Etra, as the managing member of SRK, LLC, has sole voting and disposition power of the shares owned by SRK, LLC offered under this prospectus.

(26) Timothy J. Tully is the managing member of Tully Capital Partners, LLC, which is the registered holder of the shares of common stock. Timothy J. Tully, as the managing member of Tully Capital Partners, LLC, has sole voting and disposition power of the shares owned by Tully Capital Partners, LLC offered under this prospectus.

(27) Mr. Vietor is a member of our board of directors and nominations and governance committee. The shares of common stock reported as beneficially owned after this offering represent shares of common stock issuable upon exercise of stock options granted under the OmniCorder 1998 Stock Option Plan, which are currently exercisable. Merrill Lynch & Co., in trust for Richard Vietor, is the registered holder of 12,322 shares.

(28) Health Invest II Corp. is the registered holder of 308,052 shares, and Merrill Lynch, in trust for Health Invest II Corp., is the registered holder of 616,104 shares. Robert Vukovich is the president of Health Invest II Corp. Mr. Vukovich, as president of Health Invest II Corp., has voting and disposition power of the shares owned by Health Invest II Corp. offered under this prospectus.

(29) Alexandra Investment Management, LLC ("Management") serves as investment advisor to Alexandra Global Master Fund Ltd. ("Alexandra"). By reason of such relationship, Management may be deemed to share voting and dispositive power over securities held by Alexandra. Management disclaims beneficial ownership of securities held by Alexandra. Mikhail A. Filimonov ("Filimonov") serves as the Chairman, a Managing Member and the Chief Investment Officer of Management. Dimitri Sogoloff ("Sogoloff") serves as a Managing Member and the Chief Operations Officer of Management. By reason of such relationships, each of Filimonov and Sogoloff may be deemed to share voting and dispositive power over securities deemed to be beneficially owned by Management. Filimonov and Sogoloff each disclaims beneficial ownership of these securities.

(30) Russell A. Belinsky and Nancy Belinsky are the trustees of the Belinsky Family Trust, which is the registered holder of the shares of common stock. Mr. and Mrs. Belinsky, as trustees of the Belinsky Family Trust, have shared voting and disposition power of the shares owned by the Belinsky Family Trust offered under this prospectus.

(31) Van Greenfield is the managing member of Blue River Capital, LLC, which is the registered holder of the shares of common stock. Mr. Greenfield, as managing member of Blue River Capital, LLC, has voting and disposition power of the shares owned by Blue River Capital, LLC offered under this prospectus.

(32) Peter Zinn is the President of CJZ Pty Ltd, which is the registered holder of the shares of common stock. Mr. Zinn, as President of CJZ Pty Ltd, has voting and disposition power of the shares owned by CJZ Pty Ltd offered under this prospectus.

(33) Joseph T. Casey, a member of our board of directors and audit committee, is a co-trustee with his spouse of The Casey Living Trust, and has shared voting and disposition power of the shares owned by The Casey Living Trust offered under this prospectus.

(34) Kipling J. Peterson is the President of Columbia Ventures Corporation, which is the registered holder of the shares of common stock. Mr. Peterson, as President of Columbia Ventures Corporation, has voting and disposition power of the shares owned by Columbia Ventures Corporation offered under this prospectus.

(35) Stan Ross and Marilyn B. Ross are the trustees of Community Trust Created Under the Ross Third Amended Trust Agreement, which is the registered holder of the shares of common stock. Mr. and Mrs. Ross, as trustees of Community Trust Created Under the Ross Third Amended Trust Agreement, have shared voting and disposition power of the shares owned by Community Trust Created Under the Ross Third Amended Trust Agreement offered under this prospectus.

(36) William J. Wagner, one of two managing directors of Dauk/Wagner Investments, LLC, is a member of our board of directors and audit committee. Mr. Wagner neither performs such services or receives such remuneration as to disqualify Mr. Wagner from being an "independent" member of our board and audit committee. The shares of common stock reported as beneficially owned after this offering represent shares of common stock issuable upon exercise of stock options granted under the OmniCorder 1998 Stock Option Plan, which are currently exercisable.

(37) Fred Molnar and Myrna R. Molnar are members of EK&M Holdings, LLC, which is the registered holder of the shares of common stock. Mr. and Mrs. Molnar, as Members of EK&M Holdings, LLC, have shared voting and disposition power of the shares owned by EK&M Holdings, LLC offered under this prospectus.

(38) UBS Financial Services, Inc., as IRA custodian for Sidney M. Frank, is the registered holder.

(39) Howard J. Fullman and Sandra E. Kossacoff are the co-trustees of the Fullman-Kossacoff Revocable Trust, which is the registered holder of the shares of common stock. Mr. Fullman and Ms. Kossacoff, as co-trustees of the Fullman-Kossacoff Revocable Trust, have shared voting and disposition power of the shares owned by the Fullman-Kossacoff Revocable Trust offered under this prospectus.

(40) Joseph Gurrera is the trustee of The Gurrera Family Trust, which is the registered holder of the shares of common stock. Mr. Gurrera, as the trustee of The Gurrera Family Trust, has sole voting and disposition power of the shares owned by The Gurrera Family Trust offered under this prospectus.

(41) Judge Lisa is a member of our board of directors and nominations and governance committee. The shares of common stock reported as beneficially owned after this offering represent shares of common stock issuable upon exercise of stock options granted under the OmniCorder 1998 Stock Option Plan, which are currently exercisable. Judge Lisa is counsel in the intellectual property department of the New York office of Greenberg Traurig, LLP, our legal counsel.

(42) Joseph J. McCann, Jr. and Linda S. McCann are the co-trustees of the Linda and Joseph McCann Trust, which is the registered holder of the shares of common stock. Mr. and Mrs. McCann, as co-trustees of the Linda and Joseph McCann Trust, have shared voting and disposition power of the shares owned by the Linda and Joseph McCann Trust offered under this prospectus.

(43) Samuel D. Robbins III has voting and disposition power of the shares offered under this prospectus offered under this prospectus.

(44) David Lubetzky is the manager of Russia Wireless Holdings LLC, which is the registered holder of the shares of common stock. Mr. Lubetzky, as Manager of Russia Wireless Holdings LLC, has voting and disposition power of the shares owned by Russia Wireless Holdings LLC offered under this prospectus.

(45) John Motulsky is the general partner of Stonehill Institutional Partners, L.P., which is the registered holder of 36,364 shares of common stock. Mr. Motulsky is also the managing member of Stonehill Advisers LLC, an authorized signatory of Stonehill Offshore Partners Limited, which is the registered holder of an additional 36,364 shares of common stock. Mr. Motulsky, in these capacities, has voting and disposition power of the shares owned by each of Stonehill Institutional Partners, L.P. and Stonehill Institutional Partners, L.P. offered under this prospectus.

(46) Glen Strauss is the trustee of The Glen Strauss Family Trust, which is the registered holder of the shares of common stock. Mr. Strauss, as the trustee of The Glen Strauss Family Trust, has sole voting and disposition power of the shares owned by The Glenn Strauss Family Trust offered under this propectus.

(47) Excludes shares of common stock owned by LMU & Company, of which Mr. Underwood is the President, which are separately reported in the table above and explained in footnote (51) below.

(48) Peter Yee Won is the trustee of the Peter Yee Won, D.D.S., P.C. Profit Sharing Plan, which is the registered holder of the shares of common stock. Dr. Won, as trustee of Peter Yee Won, D.D.S., P.C. Profit Sharing Plan, has voting and disposition power of the shares owned by Peter Yee Won, D.D.S., P.C. Profit Sharing Plan offered under this prospectus. Excludes shares of common stock owned by Peter Y. Won and Doris Won, Joint Tenants, which are separately reported in the table above.

(49) Robert Daskal is the Chief Financial Officer of National Securities Corporation, which is the registered holder of the shares of common stock. Mr. Daskal, as Chief Financial Officer of National Securities Corporation, has voting and disposition power of the shares owned by National Securities Corporation offered under this prospectus. National Securities Corporation formerly served as a capital finder in our December 2003 private placement. At the time these shares of common stock were received in consideration for services, National Securities Corporation did not have any agreement or understanding, directly or indirectly, with any person to distribute the shares. National Securities Corporation is a member firm of the National Association of Securities Dealers, Inc.

(50) Malcolm McGuire is the President of C.C.R.I. Corporation, which is the registered holder of the shares of common stock. Mr. McGuire, as President of C.C.R.I. Corporation, has voting and disposition power of the shares owned by C.C.R.I. Corporation offered under this prospectus. C.C.R.I. Corporation currently serves as our public relations firm.

(51) Lawrence M. Underwood is the President of LMU & Company, which is the registered holder of the shares of common stock. Mr. Underwood, as President of LMU & Company, has voting and disposition power of the shares owned by LMU & Company offered under this prospectus.

                              PLAN OF DISTRIBUTION

DISTRIBUTION BY SELLING STOCKHOLDERS

     We are registering the shares of our common stock covered by this prospectus for the selling stockholders. As used in this prospectus, "selling stockholder" includes the donees, transferees or others who may later hold the selling stockholder's interests. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may, from time to time, sell all or a portion of their shares of common stock on the OTC Bulletin Board or on any national securities exchange or automated interdealer quotation system on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the current market price or at negotiated prices. One or more underwriters on a firm commitment or best efforts basis may sell the shares of common stock directly or through brokers or dealers or in a distribution. The methods by which the shares of common stock may be sold include:

          o a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block, as principal, to facilitate the transaction,

          o purchases by a broker or dealer, as principal, and resales by such broker or dealer for its account pursuant to this prospectus,

          o ordinary brokerage transactions and transactions in which the broker solicits purchasers or through marketmakers,

          o transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the registration statement of which this prospectus is a part, and

          o    privately-negotiated transactions.


         In addition, any of the shares of common stock that qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold in transactions complying with that Rule, rather than pursuant to this prospectus. If and to the extent that our company was a "blank check" company prior to the recapitalization transaction within the meaning of Rule 419 of the Securities Act of 1933, Rule 144 will not be available for the resale of shares held by Judith F. Harayda and Stephan R. Levy (and any other promoters or affiliates of our company prior to the recapitalization transaction) and/or their transferees.

         For sales to or through broker-dealers, these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares, or both. We have advised the selling stockholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have informed them that they must deliver copies of this prospectus. We are not aware, as of the date of this prospectus, of any agreements between any of the selling stockholders and any broker-dealers with respect to the sale of the shares of common stock.

         The selling stockholders and any broker-dealers or agents participating in the distribution of our securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by any broker-dealer or agent and profit on any resale of shares of common stock may be deemed to be underwriting commissions under the Securities Act of 1933. The commissions received by a broker-dealer or agent may be in excess of customary compensation. If a selling stockholder is deemed to be an "underwriter," the selling stockholder may have liability for the accuracy of the contents of this prospectus under the Securities Act of 1933.

         At a time a particular offer of shares is made by a selling stockholder, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholders and any other required information.

         In connection with distributions of the selling stockholders' shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or others prior to or after the effective time of the arrangement. These broker-dealers may engage in short sales of shares or other transactions in the course of hedging the positions assumed by them or otherwise. The selling stockholders may also:

          o sell shares short and redeliver shares to close out short positions,

          o enter into option or other transactions with broker-dealers or others that may involve the delivery to those persons the shares, and broker-dealers may resell those shares pursuant to this prospectus, and

          o pledge the shares to a broker-dealer or others and, upon a default, these persons may effect sales of the shares pursuant to this prospectus.

         We have advised the selling stockholders that open positions in shares of common stock covered by this prospectus prior to the registration statement, of which this prospectus is a part, being declared effective by the U.S. Securities and Exchange Commission may constitute a violation of Section 5 of the Securities Act of 1933. Each of the selling stockholders advised us that they did not have an open position in the common stock covered by this prospectus at the time of their response to our inquiry.

         In order to comply with securities laws of some states, if applicable, the shares of our common stock may be sold only through registered or licensed brokers-dealers.

         The selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including without limitation, Rule 102 under Regulation M. These provisions may limit the timing of purchases and sales of any of our common stock by the selling stockholders. Rule 102 under Regulation M provides, with limited exceptions, that it is unlawful for a selling stockholder or its affiliated purchaser to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the selling stockholder or affiliated purchaser has a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the above may affect the marketability of our common stock.


         The selling stockholders may offer all of the shares of our common stock for sale immediately, except that all of our executive officers and directors have agreed not to sell, offer to sell, contract for sale or otherwise transfer, without our prior written consent, any of our shares during the 180-day period following the date of this prospectus. Because it is possible that a significant number of shares could be sold at the same time under this prospectus, these sales, or that possibility, may have a depressive effect on the market price of our common stock.


         We will receive none of the proceeds from the sale of the shares of common stock by the selling stockholders, except upon the exercise of warrants presently outstanding.

         We will pay all costs and expenses incurred in connection with the registration under the Securities Act of 1933 of the shares of common stock offered by the selling stockholders, including all registration and filing fees, listing fees, printing expenses, and our legal and accounting fees. Each selling stockholder will pay all of his or its own brokerage fees and commissions, if any, incurred in connection with the sale of his or its shares of common stock. In addition, we have agreed to indemnify the selling stockholders, against certain liabilities, including liabilities under the Securities Act of 1933.

     We cannot assure you, however, that any of the selling stockholders, including our executive officers and directors, will sell any of the shares of common stock they may offer.

                            DESCRIPTION OF SECURITIES



         Our authorized capitalization consists of 60,000,000 shares of capital stock, of which 50,000,000 shares are common stock and 10,000,000 shares are preferred stock. As of September 15, 2004, there were issued and outstanding:



          o    29,577,400 shares of common stock;

          o warrants to purchase 1,450,397 shares of common stock at an average weighted per share price of approximately $.52, and


          o stock options to purchase 3,096,922 shares of common stock at an average weighted per share price of $1.37.


         The following summary of the material provisions of our common stock, warrants, certificate of incorporation and by-laws is qualified by reference to our certificate of incorporation and by-laws and the form of warrant incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

         The holders of common stock do not have cumulative voting rights and are entitled to one vote per share on all matters to be voted upon by the stockholders. Our common stock is not entitled to preemptive rights and is not subject to redemption (including sinking fund provisions) or conversion. Upon our liquidation, dissolution or winding-up, the assets (if any) legally available for distribution to stockholders are distributable ratably among the holders of our common stock after payment of all classes or series of our preferred stock. All outstanding shares of our common stock are validly issued, fully-paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to the preferential rights of all classes or series of preferred stock that we may issue in the future.

PREFERRED STOCK

         Our board of directors has the authority to issue preferred stock in one or more series and to determine all of the rights, preferences, privileges and restrictions of the preferred stock. If we issue any preferred stock, it may have the effect of delaying or preventing a change in control without further action by our stockholders and may adversely affect the voting, dividend and other rights of the holders of our common stock. In addition, as discussed below, the issuance of preferred stock with voting and/or conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others.

WARRANTS

         Generally, each warrant entitles the holder of the warrant to purchase a number of shares of our common stock at the exercise price per share from the date of issuance until it expires in accordance with its terms.

         Redemption. The warrants may not be redeemed by us.

         Transfer, Exchange and Exercise. The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at our offices with the form of "Subscription Form" on the reverse side of the warrant certificate filled out and executed as indicated, accompanied by payment (in the form of certified or cashier's check payable to our order) of the full exercise price for the number of shares being exercised under the warrant.

         Adjustments. The warrants contain provisions that protect the holders of the warrants against dilution by adjustment of the purchase price in specified events, such as stock dividends, stock splits, mergers, sale of substantially all of our assets, and for other unusual events. The holder of a warrant will not possess any rights as a stockholder unless and until the holder exercises the warrant.

         Voting Rights. The warrants do not confer upon holders any voting or any other rights as a stockholder.

REGISTRATION RIGHTS

         We have registration rights agreements with the selling stockholders. All of the stock subject to these agreements is being registered in this prospectus in accordance with the terms of those agreements.



         Under the terms of the recapitalization transaction and the private placement, we agreed to file a "resale" registration statement with the U.S. Securities and Exchange Commission covering the shares of our common stock issued in these transactions no later than 60 days after the closing of the recapitalization transaction. We are obligated to maintain the effectiveness of the "resale" registration statement from its effective date through and until December 19, 2004, 12 months after the date of closing of the recapitalization transaction, unless all securities registered under the registration statement have been sold or are otherwise able to be sold under Rule 144, in which case we will no longer be required to keep the registration statement effective. We agreed to use our best efforts to have the "resale" registration statement declared effective by the SEC as soon as possible and, in transaction any event, within 180 days after the closing of the recapitalization transaction.


ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

         Certificate of Incorporation and By-laws. Pursuant to our certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

          o diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

          o putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

          o effecting an acquisition that might complicate or preclude the takeover.

         Our certificate of incorporation also allows our board of directors to fix the number of directors in the by-laws. Cumulative voting in the election of directors is specifically denied in our certificate of incorporation. The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a stockholder may determine to be in his or its best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders.

         Delaware Anti-Takeover Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

          o the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained that status;

          o upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

          o on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

         This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

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

         Limited Liability and Indemnification. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

         Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

          o    conducted himself or herself in good faith;

          o reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

          o in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

         These persons may be indemnified against expenses, including attorneys fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc. and its address is 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209.

MARKET INFORMATION

         Our common stock is quoted on the OTC Bulletin Board under the symbol "OMCT.OB." The market for our common stock is characterized generally by low volume and broad price and volume volatility.

                         SHARES ELIGIBLE FOR FUTURE SALE



         As of September 15, 2004, we had outstanding an aggregate of 29,577,400 shares of our common stock, assuming no exercises of outstanding warrants and stock options. All shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless they are purchased by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act.



PUBLIC FLOAT



         As of September 15, 2004, the public float for our common stock consisted of 1,133,500 shares. These shares are freely tradeable without restriction or further registration under the Securities Act, unless they are purchased by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act.



RULE 144


         In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:



          o 1% of the number of shares of our common stock then outstanding, which will equal 295,774 shares as of September 15, 2004, or



          o the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

         Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel. We may charge a fee to persons requesting sales under Rule 144 to obtain the necessary legal opinions.


         As of September 15, 2004, no shares of our common stock are eligible for sale under Rule 144. On December 19, 2004, all of our shares of common stock outstanding, excluding shares currently included in our public float, will be available for sale under Rule 144. However, if and to the extent that our company was a "blank check" company prior to the recapitalization transaction within the meaning of Rule 419 of the Securities Act of 1933, Rule 144 will not be available for the resale of shares held by Judith F. Harayda and Stephan R. Levy (and any other promoters or affiliates of our company prior to the recapitalization transaction) and/or their transferees.



RULE 144(K)


         Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold upon the closing of this offering. Our transfer agent will require an opinion from legal counsel to effect a Rule 144(k) transaction. We may charge a fee to persons requesting transactions under Rule 144(k) to obtain the necessary legal opinions. As of September 15, 2004, no shares of our common stock are eligible for transactions under Rule 144(k).


STOCK OPTION PLAN


         As of September 15, 2004, stock options to purchase 3,096,922 shares of common stock were outstanding under our stock option plan. After this offering, we may determine to file a registration statement on Form S-8 under the Securities Act of 1933 covering shares of common stock reserved for issuance under our stock option plan. Based on the number of options outstanding and shares reserved for issuance under our stock option plan, the Form S-8 registration statement would cover 4,435,500 shares. The Form S-8 registration statement will become effective immediately upon filing. At that point, subject to the satisfaction of applicable exercisability periods and Rule 144 volume limitations applicable to affiliates, shares of our common stock to be issued upon exercise of outstanding stock options granted pursuant to our stock option plan will be available for immediate resale in the public market.

                                  LEGAL MATTERS


         The validity of the shares of common stock offered in this prospectus will be passed upon for us by our counsel, Greenberg Traurig, LLP, New York, New York. Hon. Joseph F. Lisa, counsel to that law firm, is a member of our board of directors and beneficially owns 67,172 shares of our common stock. The statements in the third paragraph under "Legal Proceedings" are based upon the opinion of Greenberg Traurig, LLP, as our counsel in that action.


                                     EXPERTS

         The financial statements of OmniCorder Technologies, Inc. as of December 31, 2003 and 2002, and for each of the two years in the period ended December 31, 2003 and 2002 and for the period from February 7, 1997 (Inception) to December 31, 2003, included in this prospectus have been audited by Marcum & Kliegman LLP, independent registered public accounting firm, as stated in their report, appearing in this prospectus and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         On December 19, 2003, we dismissed Janet Loss, C.P.A., P.C., as our independent accountant. Janet Loss had been previously engaged as the principal accountant to audit our financial statements. The reason for the dismissal of Janet Loss was that we had recently acquired all the assets and assumed all the liabilities of OmniCorder in consideration for the issuance of a majority of our outstanding common stock to OmniCorder. The historical business of OmniCorder is now our sole business and the current independent accountant of OmniCorder is the firm of Marcum & Kliegman LLP. We believed that it was in our best interests to have Marcum & Kliegman continue to work with the OmniCorder business, and we therefore retained Marcum & Kliegman as our new independent registered public accounting firm on December 19, 2003.

         Janet Loss's report on our financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion, and the report was not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was approved by our board of directors.

         During our two most recent fiscal years, and the subsequent interim periods, prior to December 19, 2003, there were no disagreements with Janet Loss on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Janet Loss would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

                          OMNICORDER TECHNOLOGIES, INC.
                        (A Development Stage Enterprise)

INDEX TO FINANCIAL INFORMATION
--------------------------------------------------------------------------------
                                                                                            Page

INDEPENDENT AUDITORS' REPORT                                                                 F-2

ANNUAL FINANCIAL STATEMENTS

     Balance Sheet - December 31, 2003 and 2002                                            F-3-4

     Statements of Operations - For the Years Ended December 31, 2003 and 2002,
          and For the Period From February 7, 1997 (Inception)
          to December 31, 2003                                                               F-5

     Statement of Stockholders'  Equity (Deficiency)
          - For the Years Ended December 31, 2003 and 2002,
          and For the Period From February 7, 1997 (Inception) to
          December 31, 2003                                                                F-6-9

     Statements of Cash Flows - For the Years Ended December 31, 2003 and 2002,
          and For the Period From February 7, 1997
          (Inception) to December 31, 2003                                               F-10-11

NOTES TO ANNUAL FINANCIAL STATEMENTS                                                     F-12-26

QUARTERLY FINANCIAL STATEMENTS (UNAUDITED)


     Condensed Balance Sheet - June 30, 2004 and December 31, 2003                       F-27-28

     Condensed Statements of Operations - For the Quarters Ended June 30, 2004
          and 2003, and For the Period From February 7, 1997 (Inception)
          to June 30, 2004                                                                  F-29

     Condensed Statement of Stockholders'  Equity
          - For the Quarters Ended June 30, 2004 and 2003,
          and For the Period From February 7, 1997 (Inception) to
          June 30, 2004                                                                  F-30-32

     Condensed Statements of Cash Flows - For the Quarters Ended June 30, 2004
          and 2003, and For the Period From February 7, 1997
          (Inception) to June 30, 2004                                                   F-33-34


NOTES TO QUARTERLY FINANCIAL STATEMENTS                                                  F-35-42

          REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Stockholders
OmniCorder Technologies, Inc.

We have audited the accompanying balance sheets of OmniCorder Technologies, Inc. (the "Company") (A Development Stage Enterprise) as of December 31, 2003 and 2002 and the related statements of operations, stockholders' equity (deficiency), and cash flows for the years ended December 31, 2003 and 2002, and for the period from February 7, 1997 (inception) to December 31, 2003. These financial statements are the responsibility of the Company' s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OmniCorder Technologies, Inc. (A Development Stage Enterprise) as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002, and for the period from February 7, 1997 (inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum & Kliegman, LLP
--------------------------

New York, New York
March 31, 2004

                                                   OMNICORDER TECHNOLOGIES, INC.
                                                (A Development Stage Enterprise)

                                                                  BALANCE SHEETS
--------------------------------------------------------------------------------
                                         December 31,         December 31,
                                             2003                  2002
                                    --------------------------------------------


CURRENT ASSETS
Cash and cash equivalents                  $6,816,254              $145,282
Prepaid expenses                              198,162                71,841
                                           ----------              --------

Total Current Assets                        7,014,416               217,123

Property and equipment, net                   271,241               364,229
Security deposits                               3,538                 3,453
                                           ----------              --------



TOTAL ASSETS                               $7,289,195              $584,805
                                           ==========              ========

   The accompanying notes are an integral part of these financial statements.

                                                                                         OMNICORDER TECHNOLOGIES, INC.
                                                                                      (A Development Stage Enterprise)

                                                                                                       BALANCE SHEETS
---------------------------------------------------------------------------------------------------------------------

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                                                     December 31,      December 31,
                                                                                         2003              2002

CURRENT LIABILITIES
  Notes payable                                                                          $   239,952  $  165,675
  Accounts payable and accrued expenses                                                      515,465     583,725
  Deferred officers salaries                                                                 979,632     884,113
                                                                                          ----------   ---------
        Total Current Liabilities                                                          1,735,049   1,633,513
                                                                                          ----------   ---------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIENCY)
  Preferred stock, $.01 par value, 10,000,000 shares
   authorized; no shares issued and outstanding                                                   --          --
  Common stock, $.001 par value; 50,000,000 shares
    authorized; 29,570,100 and 19,632,456 shares
      issued and outstanding, respectively                                                    29,570      19,632
  Additional paid-in capital                                                              15,844,396   6,890,631
  Deficit accumulated during the development stage                                       (10,319,820) 7,943,901)

  Subscription receivable                                                                         --    (15,070)
                                                                                          ----------   ---------
        TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)                                            5,554,146 (1,048,708)
                                                                                          ----------   ---------
        TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY (DEFICIENCY)                                             $  7,289,195  $  584,805
                                                                                          ==========   =========

     The accompanying notes are an integral part of these financial statements.

                                                                  OMNICORDER TECHNOLOGIES, INC.
                                                               (A Development Stage Enterprise)

                                                                       STATEMENTS OF OPERATIONS
-----------------------------------------------------------------------------------------------
                                                                             Cumulative
                                                                           For the Period
                                                                           From February 7
                                                                          1997 (inception)
                                          For the Years Ended                  through
                                              December 31,                  December 31,
                                        2003                2002                2003
                                        ------------------------------------------------------

OPERATING EXPENSES
Research and development                 $1,704,642          $1,102,932          $5,301,308
General and administrative                  630,642             382,792           2,956,970
Related party legal expense                       -                   -             544,881
Write-off of public offering costs               --                  --             501,992
                                          ----------         ----------          ----------

TOTAL OPERATING
EXPENSES                                  2,335,284           1,485,724           9,305,151
                                          ----------         ----------          ----------

OPERATING LOSS                           (2,335,284)         (1,485,724)         (9,305,151)

Interest and other expenses                  40,635              26,273           1,014,669
                                          ----------         ----------          ----------

NET LOSS                                $(2,375,919)        $(1,511,997)       $(10,319,820)
                                          ==========         ==========          ==========

Basic and diluted net loss per share         $(0.11)             $(0.08)
                                             =======             =======

Weighted average number of shares
outstanding                              21,645,945          19,272,725
                                         ==========          ===========

   The accompanying notes are an integral part of these financial statements.

                                                                     OMNICORDER TECHNOLOGIES, INC.
                                                                  (A Development Stage Enterprise)

                                                   STATEMENT OF STOCKHOLDERS'  EQUITY (DEFICIENCY)

                       For the period from February 7, 1997 (inception) through December 31, 2003)
-----------------------------------------------------------------------------------------------------


                                                              Common Stock            Additional

                                                          Shares         Amount    Paid-in-Capital
                                                      -----------------------------------------------
Issuance of common stock to founders                      10,301,259        $10,301        $6,419

Sale of common stock at $.55 per share,
   net of expenses of $35,164                                361,437            361       164,469

Issuance of common stock warrants to
related party for legal services                                  --             --        75,000

Sale of common stock warrants to related party                    --             --        40,000

Net loss                                                          --             --            --
                                                          ----------         ------     ---------

Balance at December 31, 1997                              10,662,696         10,662       285,888
                                                          ----------         ------     ---------

Issuance of common stock to founders                       2,710,858          2,711         1,689

Sale of common stock at $.55 per share,
     net of expenses of $62,900                              885,539            886       426,209

Issuance of common stock for research
 and development                                             271,086            271       149,729

Issuance of common stock warrants to
related party for legal services                                  --             --        20,000

Cash received from sale of common stock warrant                   --             --            --


                                                          Deficit
                                                        Accumulated
                                                        During the       Stock
                                                        Development   Subscription
                                                           Stage       Receivable        Total
                                                        --------------------------------------------

Issuance of common stock to founders                        $     --       $(15,070)        $1,650

Sale of common stock at $.55 per share,
   net of expenses of $35,164                                     --             --        164,830

Issuance of common stock warrants to
related party for legal services                                  --             --         75,000

Sale of common stock warrants to related party                    --        (30,000)        10,000

Net loss                                                    (168,516)            --       (168,516)
                                                          ----------         ------     ---------
Balance at December 31, 1997                                (168,516)       (45,070)        82,964
                                                          ----------         ------     ---------

Issuance of common stock to founders                              --             --          4,400

Sale of common stock at $.55 per share,
     net of expenses of $62,900                                   --             --        427,095

Issuance of common stock for research
 and development                                                  --             --        150,000

Issuance of common stock warrants to
related party for legal services                                  --             --         20,000

Cash received from sale of common stock warrant                   --         30,000         30,000

                                      F-6

                                                                     OMNICORDER TECHNOLOGIES, INC.
                                                                  (A Development Stage Enterprise)

                                                   STATEMENT OF STOCKHOLDERS'  EQUITY (DEFICIENCY)

                       For the period from February 7, 1997 (inception) through December 31, 2003)
-----------------------------------------------------------------------------------------------------


                                                              Common Stock            Additional

                                                          Shares         Amount    Paid-in-Capital
                                                      -----------------------------------------------

Issuance of common stock warrants in
connection with sale of bridge notes                              --             --       329,625

Net loss                                                          --             --            --
                                                          ----------         ------     ---------

Balance at December 31, 1998                              14,530,179         14,530     1,213,140
                                                          ----------         ------     ---------

Conversion of bridge notes into common stock               1,433,015          1,433       789,192

Issuance of common stock for research
and development                                              135,543            136        74,864

Sale of common stock at $1.14 per share                      945,282            945     1,073,055

Net loss                                                          --             --            --
                                                          ----------         ------     ---------

Balance at December 31, 1999                              17,044,019        $17,044    $3,150,251
                                                          ----------         ------     ---------


                                                          Deficit
                                                        Accumulated
                                                        During the       Stock
                                                        Development   Subscription
                                                           Stage       Receivable        Total
                                                        --------------------------------------------


Issuance of common stock warrants in
connection with sale of bridge notes                              --             --        329,625

Net loss                                                  (1,594,054)            --     (1,594,054)
                                                          ----------         ------     ---------

Balance at December 31, 1998                              (1,762,570)       (15,070)      (549,970)
                                                          ----------         ------     ---------

Conversion of bridge notes into common stock                      --             --        790,625

Issuance of common stock for research
and development                                                   --             --         75,000

Sale of common stock at $1.14 per share                           --             --      1,074,000

Net loss                                                  (1,547,973)            --     (1,547,973)
                                                          ----------         ------     ----------

Balance at December 31, 1999                             $(3,310,543)      $(15,070)     $(158,318)
                                                          ----------         ------     ----------

                                                                                                                        OMNICORDER
                                                                                                                TECHNOLOGIES, INC.
                                                                                                                    (A Development
                                                                                                                 Stage Enterprise)
                                                                        STATEMENT OF STOCKHOLDERS'  EQUITY (DEFICIENCY), Continued

                                                             For the period from February 7, 1997 (inception) through December 31,
                                                                                                                              2003
-----------------------------------------------------------------------------------------------------------------------------------



                                                                                   Common Stock                        Additional
                                                                            Shares              Amount              Paid-in-Capital
                                                                 ------------------------------------------------------------------


Issuance of common stock for research and development                     135,543              $  136                $    74,864
Issuance of common stock for services rendered                              8,810                   9                     10,001
Sale of common stock at $1.14 and $1.38 per share for 691,269
and 924,156 shares, respectively                                        1,615,425               1,615                  2,058,786
Issuance of stock options and warrants for services rendered                   --                  --                     51,357
         Net loss                                                              --                  --                         --
                                                                  -------------------    -------------------     ------------------
Balance at December 31, 2000                                           18,803,797              18,804                  5,345,259
                                                                  -------------------    -------------------     ------------------
Issuance of common stock for services rendered                             12,322                  12                     29,988
Sale of common stock at $2.44 per share                                   164,294                 164                    399,836
Issuance of stock options and warrants for services rendered                                       --                     21,012
Net loss                                                                       --                  --                         --
                                                                  -------------------    -------------------     ------------------
Balance at December 31, 2001                                           18,980,413              18,980                  5,796,095
                                                                  -------------------    -------------------     ------------------
Issuance of common stock in accordance with anti-dilution
provisions                                                                164,294                 164                       (164)
Sale of common stock at $1.22 and $.97 per   share for 102,684
and 385,065 shares, respectively                                          487,749                 488                    499,512
Issuance of stock options and warrants for services rendered                   --                  --                    595,188
Net loss                                                                       --                  --                         --
                                                                  -------------------    -------------------     ------------------
Balance at December 31, 2002                                           19,632,456              19,632                  6,890,631
Elimination of subscription receivable                                                                                   (15,070)
Sale of common stock at $.97 per share                                  1,317,849               1,318                  1,282,084
Issuance of stock options and warrants for services rendered                   --                  --                    691,377
Issuance of common stock in accordance with   antidilution
provisions                                                                107,822                 108                       (108)
Exercise of warrants                                                      480,274                 480                       (480)
Issuance of common shares to shareholders of company acquired in
recapitalization                                                        1,133,600               1,134                     (1,134)
Net assets of Promos, Inc.                                                     --                  --                     20,584
Sale of common stock for cash at $1.375 per share, net                  5,486,027               5,486                  6,702,924
Conversion of Bridge Loan at $1.375 per share                             200,000                 200                    274,800




                                                                       Deficit
                                                                     Accumulated
                                                                      During the               Stock
                                                                      Development          Subscription
                                                                        Stage               Receivable                      Total
                                                                 ------------------------------------------------------------------

Issuance of common stock for research and development              $           --          $        --           $         75,000
Issuance of common stock for services rendered                                 -                     -                     10,010
Sale of common stock at $1.14 and $1.38 per share for 691,269
and 924,156 shares, respectively                                               -                     -                  2,060,401
Issuance of stock options and warrants for services rendered                   -                     -                     51,357
         Net loss                                                     (1,446,203)                   --                 (1,446,203)
                                                                  -------------------    -------------------     ------------------
Balance at December 31, 2000                                          (4,756,746)              (15,070)                   592,247
                                                                  -------------------    -------------------     ------------------
Issuance of common stock for services rendered                                --                    --                     30,000
Sale of common stock at $2.44 per share                                       --                    --                    400,000
Issuance of stock options and warrants for services rendered                  --                    --                     21,012
Net loss                                                              (1,675,158)                   --                 (1,675,158)
                                                                  -------------------    -------------------     ------------------
Balance at December 31, 2001                                          (6,431,904)              (15,070)                  (631,899)
                                                                  -------------------    -------------------     ------------------
Issuance of common stock in accordance with anti-dilution
provisions                                                                    --                    --                         --
Sale of common stock at $1.22 and $.97 per   share for 102,684
and 385,065 shares, respectively                                              --                    --                    500,000
Issuance of stock options and warrants for services rendered                  --                    --                    595,188
Net loss                                                              (1,511,997)                   --                 (1,511,997)
                                                                  -------------------    -------------------     ------------------
Balance at December 31, 2002                                          (7,943,901)              (15,070)                (1,048,708)


Elimination of subscription receivable                                                          15,070                         --
Sale of common stock at $.97 per share                                        --                    --                  1,283,402
Issuance of stock options and warrants for services rendered                  --                    --                    691,377
Issuance of common stock in accordance with antidilution
provisions                                                                    --                    --                         --
Exercise of warrants                                                          --                    --                         --
Issuance of common shares to shareholders of company acquired in
Recapitalization                                                           --                    --                         --
Net assets of Promos, Inc.                                                    --                    --                     20,584
Sale of common stock for cash at $1.375 per share, net                        --                    --                  6,708,410
Conversion of Bridge Loan at $1.375 per share                                 --                    --                    275,000



                                      F-8



                                                                                   Common Stock                        Additional
                                                                            Shares              Amount              Paid-in-Capital
                                                                 ------------------------------------------------------------------

Issuance of common stock for offering services                          1,212,073                1,212                     (1,212)
Net loss                                                                      --                    --                         --
                                                              ------------------        --------------              ----------------
Balance at December 31, 2003                                           29,570,100            $  29,570            $     15,844,396
                                                              ==================        ==============              ================


                                                                       Deficit
                                                                     Accumulated
                                                                      During the               Stock
                                                                      Development          Subscription
                                                                        Stage               Receivable                      Total
                                                                 ------------------------------------------------------------------


Issuance of common stock for offering services                                                                                  --
Net loss                                                              (2,375,919)                   --                  (2,375,919)
                                                              ------------------        --------------              ----------------
Balance at December 31, 2003                                  $      (10,319,820)       $           --              $    5,554,146
                                                              ==================        ==============              ================


                                                                                                     OMNICORDER TECHNOLOGIES, INC.
                                                                                                  (A Development Stage Enterprise)
                                                                                                          STATEMENTS OF CASH FLOWS
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                       Cumulative
                                                                                                                     For the Period
                                                                                                                    from February 7,
                                                                                                                    1997 (inception)
                                                                             For the Years Ended                         Through
                                                                                 December 31,                         December 31,
                                                                          2003                   2002                     2003
                                                                -------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                                          $    (2,375,919)         $    (1,511,997)        $  (10,319,820)
                                                                   ----------------         ----------------        ---------------
   Adjustments to reconcile net loss to net
    cash used in operating activities:
     Depreciation and amortization                                          165,132                  162,496               618,353
     Loss on disposal of net assets                                          20,584                                         20,584
                                                                                                         --
     Unrealized loss  from foreign
        currency transactions                                                 4,778                  16,096                 19,271
     Warrants issued to related party for
        legal services                                                           --                      --                 95,000

     Issuance of stock options and warrants
        for services rendered                                               691,377                  595,188             1,358,934
     Issuance of common stock for services
        Rendered                                                                 --                      --                 40,010

     Issuance of common stock for research
        and development                                                          --                      --                300,000

     Amortization of original issue discount                                     --                      --                329,625
     Amortization of deferred financing costs                                    --                      --                188,125


     Changes in operating assets and liabilities:
     Prepaid expenses                                                      (126,321)                (39,847)             (198,162)
     Security deposit                                                           (85)                 (1,203)               (3,538)
     Accounts payable and accrued expenses                                  (68,260)                113,892                753,325
     Deferred officers salaries                                               95,519                187,242                979,632
                                                                   ----------------         ----------------        ---------------
    NET CASH USED IN OPERATING ACTIVITIES                                (1,593,195)               (478,133)            (5,818,661)
                                                                   ----------------         ----------------        ---------------

CASH FLOWS USED IN INVESTING ACTIVITIES
   Purchases of property and equipment                                      (72,144)                 (6,945)              (889,595)
                                                                   ----------------         ----------------        ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of common stock                                 7,991,812                 500,000             12,624,188
   Proceeds from issuance of warrants                                            --                      --                 40,000
   Issuance of bridge note payable                                                                                       1,025,000
                                                                            275,000                      --
   Payment of deferred financing costs                                                                                    (147,500)
                                                                                 --                      --
   Proceeds (repayment) of notes payable                                     69,499                 (40,259)               (17,178)
                                                                   ----------------         ----------------        ---------------

 NET CASH PROVIDED BY FINANCING ACTIVITIES                                8,336,311                 459,741             13,524,510
                                                                   ----------------         ----------------        ---------------
 NET INCREASE (DECREASE)  IN CASH                                         6,670,972                 (25,337)             6,816,254

CASH AND CASH EQUIVALENTS  - Beginning                                      145,282                 170,619                     --
                                                                   ----------------         ----------------        ---------------
CASH AND CASH EQUIVALENTS  - Ending                              $        6,816,254        $        145,282       $      6,816,254
                                                                   ================         ================        ===============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
   Cash paid during the periods for:

     Interest                                                    $           11,008       $           1,842      $         956,761
     Income Taxes                                                $            1,867       $           1,867      $           4,509

   Noncash financing activities:

                                      F-10

     Conversion of bridge notes                                  $          275,000       $              --      $       1,065,625

     Conversion of accounts payable to notes payable             $               --       $          70,736      $         237,861

NOTE 1 - Organization and Business

         OmniCorder Technologies, Inc. (the "Company") was incorporated in the State of Delaware on February 7, 1997, to develop and commercialize an advanced digital imaging technology for the diagnosis and management of a large variety of diseases including cancer and vascular disease through its lead product, the BioScanIR System ("System").

         In December 1999, the Company received FDA Section 510(k) market clearance, which permits marketing, throughout the United States, of the BioScanIR System, an adjunctive method to detect breast cancer and other diseases affecting the perfusion of blood in tissue and organs. In August 2003, the Company received CE mark clearance to market its BioScanIR System throughout the European Union. The Company believes that it will generate revenues from the sale of licenses, user fees and sale of the medical device to commercial, institutional and clinical customers to use its technology for cancer and vascular disease applications throughout the United States and Europe. However, there is no assurance that the Company will be able to generate any revenues.

RECAPITALIZATION TRANSACTION:

         On December 19, 2003, the Company completed a transaction with Promos, Inc. ("Promos") in which Promos acquired all the assets and assumed all the liabilities of the Company, in consideration for the issuance of a majority of Promos' shares of common stock (the "Recapitalization"). The transaction was completed pursuant to an Agreement of Purchase and Sale, dated as of December 19, 2003. On December 29, 2003, the Company subsequently merged into a newly formed Delaware corporation under the original name of the accounting acquirer, OmniCorder Technologies, Inc. Subsequent to the Recapitalization, the original shareholders of the Company owned 95% of the outstanding shares of the Company and the original Promos shareholders owned 5% before the impact of the concurrent private placement. Concurrent with the Recapitalization, all of the net assets of Promos, Inc. were sold to its former President for no monetary consideration and her indemnification to the Company against any potential liabilities from the historical Promos operations. After the sale of all of the net assets, Promos, in substance, became a public shell. For accounting purposes, the Company is deemed to be the acquirer in the transaction and has been accounted for as a recapitalization. Consequently the assets and liabilities and the historical operations reflected in the financial statements are those of the Company and are recorded at the historical cost basis of the Company.

         Since the transaction is in substance a recapitalization of the Company and not a business combination, pro forma information is not presented. Such pro forma statements of operations would be substantially identical to the historical statements of operations of the Company, which are presented in the accompanying statements of operations.

         Following the completion of the Recapitalization, the December 19, 2003 private offering (Note 7), related stock purchase and payment of equity-based transaction fees, the shareholders of the Company owned 21,538,400 shares, or 72.8% of the outstanding shares of Promos' common stock. The Company filed a Certificate of Dissolution on December 29, 2003 with the Delaware Secretary of State and promptly thereafter, in accordance with the tax-free reorganization provisions of Internal Revenue Code Section 368(a) (1) (C), liquidated the shares of Promos' common stock it received in the Recapitalization to its stockholders in proportion to their respective interests in OmniCorder Technologies, Inc. The consideration and other terms of these transactions were determined as a result of arm's-length negotiations between the parties.

         As more fully described in Note 7, all share and per share amounts have been retroactively restated in all periods for the effect of the Recapitalization.

NOTE 2 - Summary of Significant Accounting Policies

         Basis of Presentation

         The Company has been presented as a "development stage enterprise" in accordance with Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company' s primary activities since inception have been securing technology licenses, the research and development of its technology and the commercial development of its BioScanIR System including negotiating strategic alliances, securing production component purchase agreements including customized infrared cameras and related components, and securing FDA clearance, UL and CE approval and raising capital.

         Management's Liquidity Plans

         The Company has a deficit accumulated during the development stage, which commenced on February 7, 1997 through December 31, 2003 of $10,319,820. The accumulated loss resulted principally from costs incurred in developing its business plan, acquiring licenses for its technology, research and development, general and administrative expenses, establishing sales channels and fund raising activities. As more fully described in Note 7, the Company received gross and net proceeds approximating $7.8 million and $6.7 million, respectively, on December 19, 2003 in a private placement of its common stock and warrants. The Company could receive additional gross proceeds upon the exercise of the associated warrants (which expire December 19, 2006) of approximately $327,000, although there is no assurance that they will be exercised. As of December 31, 2003, the Company had cash balances and working capital of $6,816,254 and $5,279,367, respectively and total stockholders' equity of $5,554,146. At March 31, 2004, the Company has approximately $5,550,000 in cash balances (Unaudited). Management believes that it has adequate cash resources, based upon its current operating plan and condition, to sustain its operations through December 31, 2004, as described below.

         The BioScanIR System has received FDA Section 510(k) clearance permitting its sale in the US, and CE mark approval permitting its sale in Europe.

         The Company has commenced its principal commercial operations, which includes production of systems and commencing commercial sales activities, but has not generated any material firm orders or revenues to date. The Company delivered its first production unit for test and evaluation to the Bergamo Hospital in 2004, and as of March 31, 2004 has five fully functional prototype or commercial units installed in various US and European medical institutions for testing and evaluation. In addition, in August 2003, the Company entered into a research and development contract with the US Department of Defense' s Missile Defense Agency to further develop its core sensor technology that is expected to generate $69,800 in revenue for the Company. The Company estimates that this project will be completed in its fiscal quarter ending June 30, 2004. No project related revenue, however, has been recognized to date.

         In order to develop adequate resources to implement its business plan and attain profitable operations, management has raised capital through a series of transactions, including most recently a December 19, 2003 private placement (Note 7), providing $6.7 million in net proceeds, which it believes will be sufficient to support its efforts through December 31, 2004; has and is restructuring past due accounts payable and accrued expenses through the issuance of common stock, made cash settlements of certain liabilities and arrangement of payment plans with a principal vendor of the Company, as well as continuing to defer payment of certain officers' prior years' compensation. The Company may need to raise capital through the future issuance of stock, debentures or other forms of traditional asset-based financing in order to develop, and expand and support its business. Management is currently investigating additional financing alternatives including equity and/or debt financing and asset based funding sources associated with the commencement of product delivery. There is no assurance that capital in any form would be available to the company, and if available, on terms and conditions acceptable to it. The Company has funded its operations since inception through the use of cash obtained principally from third party financing from the issuance of equity and the issuance of equity in exchange for services. The Company' s success depends upon many factors including securing market acceptance for its products, obtaining adequate additional financing on acceptable terms, and its ability to roll-out its BioScanIR System product in sufficient quantities and at profitable revenue levels.

         Use of Estimates

         The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Critical estimates include management' s judgments associated with deferred income tax valuation allowance, fair value of options and warrants issued to consultants and the capitalization and depreciation of long-term assets. Actual results could differ from those estimates.

         Employee Benefit Plans

         The Company provides medical insurance coverage to eligible employees through a third party provider. Employees pay a percentage of the associated premium. Other than medical plans and Stock Based Compensation Plans described below, the company does not provide any other employee benefit plans.

         Cash and Cash Equivalents

         For the purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

         Concentration of Credit Risk

         The Company maintains cash and cash equivalents with major financial institutions. Cash is insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000 at each institution. At times, such amounts may exceed the FDIC limits. At December 31, 2003 the uninsured cash balance at one bank was approximately $6.8 million.

         Property and Equipment

         Property and equipment are recorded at cost and depreciated, using the straight-line method, over the estimated useful lives of the related assets, generally five to seven years. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation of these assets are removed from the accounts and the resulting gain or losses are reflected in the results of operations. Expenditures for maintenance and repairs are charged to operations. Renewals and betterments are capitalized.

         Software Development Costs

         Software development costs have been charged to operations as incurred since technological feasibility for the Company' s computer software is generally based upon achievement of a detail program design, free of high risk development issues and the completion of research and development on the product hardware in which it is to be used. These costs are included in research and development in the accompanying financial statements.

         Research and Development

         Research and development costs have been charged to operations as incurred.

         Revenue Recognition

         The Company recognizes revenues and costs and expenses generally utilizing the accrual method of accounting. The Company is presently in the development stage and will adopt revenue recognition accounting policies that are reflective of its business model at the time the Company begins to generate each type of revenue. For specific discussion of these activities, see the "Summary of Significant Accounting Policies-Basis of Presentation." Based upon its circumstances at the time, the Company will apply the appropriate methods that comply with accounting principles generally accepted in the United States as they relate to its business practices, as follows:

         1. Rental - The Company may enter into rental agreements with end-users for various periods of time. Under this arrangement, the Company would provide the user with a non-exclusive right to use the software and hardware and receive software upgrades as required to provide the level of services contracted for. This arrangement would require a one-time, non-refundable fee and monthly rental charge to be earned for the period of service and the passage of time. This one-time fee would be initially recorded on the balance sheet as deferred revenue and then recognized as revenue ratably over the rental period. The costs and major improvements of these Systems would be capitalized and depreciated on a straight-line basis over their estimated five-year useful life.

         2. Sale - The Company may sell Systems to medical, diagnostic or any other end user. These contracts may be for single or multiple units. The Company intends to recognize revenue associated with single or multiple unit contracts upon shipment and acceptance of each specific unit by the end-user. The Company may provide an initial warranty period of one year as part of their sales arrangements. The Company will establish a liability for estimated warranty costs as appropriate and record actual warranty expenses against this liability as incurred. The Company may offer an extended warranty and maintenance arrangement to its customers after the expiration of the initial warranty period. This arrangement would be sold pursuant to a contract distinctly separate from the original sales arrangement. These extended warranty and maintenance fees would be recognized ratably over the life of the extended warranty and maintenance contracts.

         3. Licensing - The Company may enter into licensing agreements for its technology as part of sublicensing or distribution agreements with third parties. The Company also intends to enter into licensing agreements that provide third parties with exclusive or semi-exclusive rights to some portion of its intellectual property in certain well defined fields of use. License revenues are expected to be recognized ratably over the life of the license.

         4. Development contracts-The Company may engage in research and development contracts or other specialized arrangements with specific customers. While each project may vary, it is planned that each would have milestones in the development or delivery process for which stipulated amounts of the contract value would be earned. The Company intends to recognize revenues as milestones are achieved and upon substantial evidence of acceptance by the customer.

         Systems available for sale, either newly constructed or which may have been previously rented to customers, would be maintained in inventory at cost determined on a first-in, first out method, or at depreciated cost (if previously rented); in all cases at the lower of cost or market.


         Patents

         Patent costs have been charged to operations as incurred as their realizability was uncertain. These costs are included in research and development in the accompanying financial statements.

         Income Taxes

         The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected impact of differences between the financial statements and the tax basis of assets and liabilities and for the expected future tax benefits to be derived from tax loss and tax credit carryforwards. SFAS No. 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

         Foreign Currency Transactions

         The Company entered into exclusive agreement with a Germany manufacturer to manufacture the BioScanIR System, payable in Euro dollars. The translation from Euro dollars to U.S. dollars is performed for the balance sheet accounts using current exchange rates in effect at the balance sheet date and for operations accounts using the actual rate at the time of the transaction. The Company incurred transaction losses of $ 4,778, $16,096, and $19,271 resulting from foreign currency transactions included in interest and other expenses for the years ended December 31, 2003 and 2002 and for the period from February 7, 1997 (inception) to December 31, 2003, respectively in the accompanying financial statements.

         Loss Per Common Share

         Loss per share ("EPS") is computed based on weighted average number of common shares outstanding and excludes any potential dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock, which would then share in the earnings of the Company.

         Stock options and warrants to purchase approximately 4,232,296 and 7,356,851 shares of common stock were outstanding at December 31, 2003 and 2002, respectively, with exercise prices ranging from $.55 to $2.43 per share which could potentially dilute basic earnings per share in the future but have not been included in the computation of diluted earnings per share due to losses for all periods. The inclusion of such stock options and warrants would have been antidilutive.

         Stock-Based Compensation

         In accordance with SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" which amends SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements as defined by APB Opinion No. 25, "Accounting for Stock Issued to Employees", and FASB Interpretation No. ("FIN") 44, "Accounting for Certain Transactions Involving Stock Compensation". No compensation expense has been recognized for options granted toe employees, as all options granted under those plans have an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and net loss per share had the Company applied the fair value recognition provisions of SFAS No. 123 to options granted to employees.

         The pro forma information is as follows:

                                             For the Years Ended December 31,
                                                2003                 2002
                                          -----------------   -----------------
Net loss as reported                       $(2,375,919)         $(1,511,997)
Deduct:
    Total stock-based employee
    compensation expense determined
    under fair value-based method for
    all awards                                (435,706)             (93,795)
                                          -----------------   -----------------
Pro forma net loss                         $(2,811,625)         $(1,605,792)
                                          =================   =================
Basic and diluted net loss per share
   as reported                                     $(0.11)              $(0.08)
                                          =================   =================
Basic and diluted pro forma net loss
   per share                                        $(.13)               $(.08)

                                          =================   =================

         The fair value of the Company' s options at date of grant was estimated using the Black-Scholes fair value based method with the following weighted average assumptions:

                                             For the Years Ended December 31,
                                           2003                         2002
                                          -----------------   ------------------
Expected life (years)                        5.3                          3.7
Risk free interest rate                      3.25%                        3.97%
Volatility                                  77%                         130.73%

         The weighted average fair value of options at the date of grant using the Black-Scholes fair value based methodology at December 31, 2003 and 2002 is estimated at $1.31 and $1.14, respectively.

         Impact of Recently Issued Accounting Standards

         In June 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value when the liability is incurred rather than at date of commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on the Company' s financial position or results of operations.

         In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor' s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements related to guarantees and warranties. The initial recognition requirements of FIN No. 45 are effective for guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have a material impact on the Company' s financial position or results of operations.

         In January 2003, the FASB issued Interpretation Number 46, "Consolidation of Variable Interest Entities" ("FIN No. 46"). This interpretation of Accounting Research Bulletin ("ARB") No. 51, "Consolidated

         Financial Statements, " provides guidance for identifying a controlling interest in a variable interest entity ("VIE") established by means other than voting interests. FIN No. 46 also requires consolidation of a VIE by an enterprise that holds such a controlling interest. In December 2003, the FASB completed its deliberations regarding the proposed modification to FIN No. 46 and issued Interpretation Number 46(R), "Consolidation of Variable Interest Entities - and Interpretation of ARB No. 51" ("FIN No. 46(R)"). The decisions reached included a deferral of the effective date and provisions for additional scope exceptions for certain types of variable interest. Application of FIN No. 46(R) is required in financial statements of public entities that have interests in VIEs or potential VIEs commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities (other than small business issuers) for all other types of entities is required in financial statements for periods ending after December 15, 2004. The adoption of FIN No. 46(R) is not expected to have an impact on the Company' s consolidated financial position, results of operations or cash flows.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No 133 on Derivative Instruments and Hedging Activities." he statement amends and clarifies accounting for derivative instruments, including certain derivatives instruments embedded in other contracts and for hedging activities under SFAS No. 133. This Statement is effective for contracts entered into or modified after June 30, 2003, except as stated below for hedging relationships designated after June 30, 2003, the guidance should be applied prospectively. The provisions of this Statement that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with respective effective dates. In addition, certain provisions relating to forward purchases or sales of when issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. The Company does not expect the adoption of SFAS No. 149 to have a material impact on its financial position or results of operations.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 addresses certain financial instruments that, under previous guidance could be accounted for as equity, but now must be classified as liabilities in statements of financial position. These financial instruments include: 1) mandatorily redeemable financial instruments, 2) obligation to repurchase the issuer' s equity shares by transferring assets, and 3) obligation to issue a variable number of shares. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have an impact on the Company' s financial position or results of operations.

         Fair Value of Financial Instruments

         SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statement of financial position for current assets and current liabilities qualifying as financial instruments is a reasonable estimate of fair value.

         Reclassifications

         Certain accounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the current year financial statements. These reclassifications have no effect on previously reported income.

NOTE 3 - Property and Equipment

         Property and equipment consists of the following:

                                                December         December 31,
                                                  2003               2002
                                             ------------------ ---------------
         Research and development equipment       $856,093         $789,710
         Office equipment                           22,497           22,497
         Furniture and fixtures                     11,004            5,243
                                             ------------------ ---------------
                                                   889,594          817,450
         Less:  accumulated depreciation           618,353          453,221
                                             ------------------ ---------------
                                                  $271,241         $364,229
                                             ================== ===============
         Depreciation and amortization expenses charged to operations for the years ended December 31, 2003 and 2002 and for the period February 7, 1997 (inception) to December 31, 2003 was $165,132, $162,496 and
         $618,353, respectively.

NOTE 4 - Notes Payable

         The Company financed its annual insurance premiums over a nine-month period with two financing companies through two notes payable. The notes payable balances at December 31, 2003 and 2002 were $159,627 and $51,360, respectively. The balance as of December 31, 2003 and 2002 is due in monthly installments approximating $20,766 and $7,880, including interest at the rates of 5.0 % and 7.75% per annum through August 2004.

         In September 2001, the Company converted its accounts payable balance due to a vendor into a note payable. The balance at December 31, 2003 and 2002 amounted to $ 80,325 and $114,315, respectively, which is due in monthly installments of $12,930, including interest at the rate of 8% per annum commencing in June 2003 through May 2004.

NOTE 5 - Income Taxes

         The tax effect of temporary differences and carryforwards that give rise to significant portions of the deferred assets are as follows:

                                           December 31,        December 31,
                                               2003                2002
                                        ------------------    ---------------
Deferred tax assets(liabilities):
     Net operating loss carryforward        $ 3,807,000        $  2,857,000
     Property and Equipment                     (30,000)            (21,000)
     Accrued Expenses                           481,000             485,000
     Valuation allowance                     (4,258,000)         (3,321,000)
                                        ------------------    ---------------
         Net Deferred Tax Asset             $        --        $         --
                                        ==================    ===============

         The Company has recorded a full valuation allowance against its deferred tax assets since management believes that based upon current available objective evidence it is not more likely than not that the deferred tax asset will be realized. The Company' s effective tax rate differs from the federal statutory rate as a result of the change in the valuation allowance.

         The change in the valuation allowance for deferred tax assets are summarized as follows:

                                               Years Ended December 31,
                                      2003                                   2002
                                  ----------------------  --------------------------
         Beginning Balance         $3,321,000                             $2,332,000
         Change in Allowance          937,000                                989,000
                                  ----------------------  --------------------------
         Ending Balance            $4,258,000                             $3,321,000
                                  ======================  ==========================

         As of December 31, 2003 and 2002, the Company has net operating loss carryforwards of $9,518,000 and $7,142,000, respectively, available to offset future taxable income. These carryforwards will expire at various dates through 2024. Internal Revenue Code Section 382 rules limit the utilization of net operating losses upon a change of control of a company. The Company has not performed an evaluation whether a change of control has taken place and as such, utilization of its net operating losses may be subject to substantial limitation in future periods.


NOTE 6 - Accounts Payable, Accrued Expenses and Deferred Officers Salaries

         The Company has incurred legal fees of $544,178 since inception to a former law firm in which a former director of the Company is a partner. The Company had an accounts payable balance of $320,297 due to the law firm at December 31, 2002. The balance was settled in full for a payment of $200,000 in March 2004. This liability, included in accrued expenses, was reduced to $200,000 as of December 31, 2003 in the accompanying balance sheet, and legal expense was reduced by $120,297 for the year ended December 31, 2003. Deferred officers salaries represents payroll amounts forgone by the CEO and former CFO which aggregated $979,632 and $884,113 at December 31, 2003 and 2002
         respectively. (See Note 10, Litigation).

NOTE 7 - Stockholders'  Equity (Deficiency)

         Initial Capitalization and Founders' Shares

         In February 1997 and March 1998, the Company issued to its founders 10,301,259 and 2,710,858 shares of common stock, respectively, for an aggregate of $6,050 including technology rights (valued at $4,400) transferred to the Company.


         Stock Splits and Recapitalization

         In August 1998, the Company' s board of directors approved a 2.2 for 1 stock split on its common stock and in June 2001, the Company' s board of directors approved a 3 for 1 stock split on its common stock. On December 19, 2003, the Company completed the transaction with Promos, Inc., which was accounted for as a recapitalization of the Company (See
         Note 1). This resulted in the issuance of 2.054 shares of Promos, Inc. (subsequently renamed OmniCorder Technologies, Inc.) for each outstanding share of the original OmniCorder, and the corresponding adjustment of the number of options and warrants and their exercise prices. All share information in the accompanying financial statements have been retroactively restated to reflect such stock splits and the Recapitalization.

         Private Placements

         In October 1997, the Company commenced a private placement of shares of common stock at a price of $.55 per share. The placement agent received a commission of 5% of the aggregate purchase price of the common stock placed, and was granted warrants with a five year term to purchase 76,810 shares of common stock on August 31, 1998, at an exercise price of $.55 per share, which expired on August 31, 2003. The Company issued 1,246,976 shares of its common stock at $.55 per share, which related to this private placement, from October 1997 through May 1998 for net proceeds of $591,925.

         In April 1999, the Company issued 945,282 shares of common stock at a price of $1.14 per share for aggregate proceeds of $1,074,000. The Company' s former chief financial officer purchased 184,831 of these shares.

         In 2000, the Company issued 1,615,425 shares of common stock to various investors for aggregate proceeds of $2,060,401.

         In 2001, the Company issued 164,294 shares of common stock to various investors for aggregate proceeds of $400,000.

         In 2002, the Company issued 487,749 shares of common stock for aggregate proceeds of $500,000. Additionally, the Company issued 164,294 shares of common stock to the stockholders who participated in the 2001 private placement in accordance with the anti-dilution provisions of the subscription agreements. In October 2003, the Company issued to these stockholders an additional 107,822 shares of common stock based on the anti-dilution provisions of the subscription agreements.


         In 2003, the Company issued 1,317,849 shares of common stock to various investors for aggregate proceeds of $1,238,402 at $.97 per share. Concurrent with the closing of the Recapitalization on December 19, 2003, the Company completed a private offering of 5,686,027 (including the issuance of 200,000 common shares upon the conversion of the $275,000 Bridge Promissory Note) shares of common stock at a price of $1.375 per share, with gross proceeds of $7,820,405. Promos also issued warrants to three investors to purchase an aggregate of 218,189 shares of its common stock at an exercise price of $1.50 per share for a three-year period. Prior to the completion of the Recapitalization, Promos redeemed and cancelled 1,135,300 shares of its outstanding common stock from seven existing stockholders for a total cash consideration of $10. At the time of the completion of the Recapitalization, private offering, related stock purchase and payment of equity-based transaction fees, OmniCorder had 29,570,100 outstanding shares of common stock, warrants to purchase 1,450,397 shares and stock options to purchase 2,781,899 shares of common stock.

         In connection with the private offering and Recapitalization, the Company incurred cash transaction expenses which reduced the proceeds as follows: (i) placement agent fees associated with the private offering of approximately $289,000, which included reimbursement expenses paid on closing; (ii) investor and financial relations services fees associated with the Recapitalization of approximately $135,000 and (iii) legal fees and reimbursement expenses associated with the Recapitalization of approximately $223,000.

         The Company purchased and distributed to its shareholders as part of the Recapitalization 7,764,700 shares of Promos common stock for a consideration of $180,000 from a former director of Promos. This payment has been reflected as a reduction of the proceeds of the December 19, 2003 private placement. In the transaction, 13,773,700 shares held by Promos shareholders were redeemed and distributed to shareholders of the Company, and an aggregate of 1,135,300 shares of Promos common stock from seven unaffiliated and existing stockholders were cancelled.

         In addition, the Company issued 1,212,073 shares of its common stock to the placement agent and its financial advisors in connection with the private offering and Recapitalization.

         Warrants

         In 1997, the Company received $40,000 from the sale of stock warrants, to a former director of the Company who is a partner at the Company' s former law firm. These warrants entitled the holder to purchase up to $180,000 of any securities the Company may issue through January 6, 2004, on the same terms and conditions as those issued. In October 2003, these warrants were exercised on a cashless basis and the Company issued 142,304 shares of common stock.

         In 1997 the Company issued warrants to a law firm in which a former director of the Company is a partner, in consideration for the deferral of payment of legal fees. The warrants entitled the Company' s former legal counsel to purchase up to $427,500 of any securities sold by the Company to outside investors at the same prices as sold to such investors through January 6, 2004 (as to $337,500 worth of such securities) and through February 15, 2004 (as to $90,000 worth of such securities). The estimated fair value of the warrants was $95,000, of which $75,000 and $20,000 was charged to general and administrative expense for the period February 7, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998. In October 2003, these warrants were exercised on a cashless basis and the Company issued 337,970 shares of common stock.


         For the years ended December 31, 2003 and 2002, the Company issued warrants to purchase an aggregate of 1,450,397 and 3,183,229 common shares, respectively.

         Bridge Financing

         On August 31, 1998, the Company sold an aggregate of $750,000 of 10% Exchangeable Senior Bridge Notes ("Bridge Notes") to accredited investors. The net proceeds of the Bridge Notes were approximately $602,500 after the payment of offering costs of $147,500. The Company issued warrants to purchase 1,540,260 shares of common stock at an exercise price of $.97 per share. Included in the Bridge Financing is $150,000 of Bridge Notes and 308,052 warrants with related parties. The Company allocated $329,625 of the gross proceeds to the Bridge Warrants based on estimated fair value, which resulted in $329,625 of original issue discount and a corresponding amount of additional paid-in capital.

         In March 1999, the Company exercised its option to convert the Bridge Notes and accrued interest into common stock at a conversion price of $.55 per share. The Company issued 1,443,015 shares of its common stock in conjunction with the conversion. As a result of the Bridge Notes conversion, the amount of convertible warrants was reduced by half to 770,130 shares of warrants to purchase common stock. These warrants expired unexercised on August 31, 2003.

         On November 20, 2003, the Company entered into a one-year Bridge Promissory Note in the amount of $275,000 bearing interest at 1%. By its terms, this note was automatically converted into 200,000 common shares of the Company at $1.375 per share as part of the December 19, 2003 private placement.

NOTE 8 - Stock Option Plan and Warrants

         In 1998, the Company adopted a stock option plan under which it may grant qualified and nonqualified options to purchase up to 4,435,500 shares of common stock to employees and consultants, as amended on February 26, 2004. Qualified options shall be exercisable for a period of up to ten years from the date of the grant at no less than the fair value of the common stock on the date of grant. The term of such options shall be five years from the date of grant for stockholders who own more than ten percent of the voting power of all classes of stock of the Company at the date of grant, and shall be exercisable for no less than 110% of fair value on the date of grant for such holders.

         A summary of activity under the stock option plan is as follows:

                                                               December 31,                    December 31,
                                                                   2003                            2002
                                                     --------------------------------- ------------------------------
                                                                          Weighted                       Weighted
                                                                           Average                        Average
                                                                          Exercise                       Exercise
                                                          Shares            Price          Shares          Price
                                                     ------------------ -------------- --------------- --------------
         Outstanding, beginning of year                     4,173,622         $1.15           3,765,355     $  1.13
         Options granted                                    1,267,794           .98             709,546        1.66
         Options forfeited                                 (2,659,517)         1.16            (301,279)       1.69
                                                     ------------------ -------------- --------------- --------------

                                      F-22

         Outstanding, end of year                           2,781,899        $  .96           4,173,622     $  1.15
                                                     ================== ============== =============== ==============
         Exercisable, end of year                           2,384,107         $1.07           3,691,085     $  1.12
                                                     ================== ============== =============== ==============

         The following table summarizes stock option information as of December 31, 2003:

                                                                    Options Outstanding
                                       ------------------------------------------------------------------------------
                                                                                                     Options
                                                                       Weighted Average       Number Exercisable At
                                         Number Outstanding at             Remaining
                  Exercise                    December 31,                Contractual              December 31,
                   Prices                         2003                       Life                      2003
        ------------------------------ --------------------------- -------------------------- -----------------------
                    $ .55                         243,977                       4.27                     243,977
                     $.97                       1,464,469                       4.49                   1,137,528
                    $1.13                         649,127                       3.17                     649,127
                    $1.38                          41,864                       1.89                      21,841
                    $2.43                         132,462                       1.55                      81,634
                    $1.375                        250,000                       9.75                     250,000
                                       --------------------------- -------------------------- -----------------------
                    Total                       2,781,899                      4.46                    2,384,107
                                       =========================== ========================== =======================

         The Company had granted a total of 2,538,348 shares of stock options to its former chief financial officer during his employment with the Company. Upon expiration of a 90-day period subsequent to the termination of the former chief financial officer' s employment, effective on February 28, 2003, 2,464,416 shares of stock options were forfeited. However, this former chief financial officer will retain non-qualified stock options to purchase 73,932 shares of common stock that were granted to him in his capacity as a director, and which expire on February 28, 2008 (See Note 10, Litigation).

         A summary of stock warrant activity is as follows:

                                                              December 31,                     December 31,
                                                                  2003                             2002
                                                    ---------------------------------- ------------------------------
                                                                           Weighted                      Weighted
                                                                           Average                        Average
                                                                           Exercise                      Exercise
                                                          Shares            Price          Shares          Price
                                                    -------------------- ------------- --------------- --------------
         Outstanding, beginning of year                    3,183,229            $.65          1,951,021     $  0.48
         Warrants granted                                    218,189            1.50          1,232,208         .97
         Warrants exercised                               (1,104,081)            .55                 --
         Warrants expired                                   (846,940)            .94                 --
         Outstanding, end of year                          1,450,397          $ 1.05          3,183,229      $  .67
                                                    ==================== ============= =================  ===========
         Exercisable, end of year                          1,450,397           $1.05          2,936,787      $  .64
                                                    ==================== ============= =================  ===========

         The warrants that were exercised in 2003 contained cashless exercise provisions. Consequently no cash proceeds resulted.

         The following table summarizes warrants information as of December 31, 2003:

                                                                Warrants Outstanding
                                                     -------------------- ------------------- -----------------------
                                                                                                     Warrants
                                Number Outstanding    Weighted Average         Weighted         Number Exercisable
                                        at                Remaining            Average                  at
               Exercise            December 31,          Contractual           Exercise            December 31,
                Prices                 2003                 Life                Price                  2003
        ----------------------- -------------------- -------------------- ------------------- -----------------------
               $1.50                   218,189                2.97               $1.50                   218,189
                $.97                 1,232,208                8.68                 .97                 1,232,208
                                -------------------- -------------------- ------------------- -----------------------
                                     1,450,397                7.31               $1.05                 1,450,397
                                ==================== ==================== =================== =======================

         During the year ended December 31, 2002, the Company issued warrants to purchase 1,026,840 shares of common stock at $.97 per share to a consultant for services rendered, of which 400,000 were earned in 2002, and the remainder in 2003. The Company recorded a charge to operations of approximately $473,000 for the fair value of the warrants earned in 2002. The fair value of these warrants at the date of grant was estimated using the Black-Scholes fair value method. For the year ended December 31, 2003, the Company issued additional warrants to purchase 205,368 shares of common stock at $.97 per share to another consultant for services rendered, all of which were earned in 2003. The company recorded a charge to operations of approximately $236,000 for the fair value of the warrants earned in 2003. As of December 31, 2003, these warrants are fully vested and are exercisable through September 1, 2012.

         The Company issued warrants to purchase 218,189 shares of its common stock to lead investors in its December 19, 2003 Private Placement (Note 7). These warrants were immediately exercisable at $1.50 per share through December 19, 2006.

NOTE 9 - License Agreements

         Technology License Agreement

         In 1997, and in connection with the formation of the Company, the founding stockholders entered into an agreement pursuant to which the Company could acquire the exclusive worldwide right to exploit technology related to the detection of cancerous lesions by their effect on the periodic modification of perfusion in the surrounding tissues (the "Technology"). In February 1998, the Company funded the required research budget and in March 1998, issued 1,320,000 shares of previously reserved common stock to one of the founders, Dr. Anbar. The Company recorded the issuance of these shares at the historical cost ($4,400) of the technology transferred from Dr. Anbar. The license, as amended, required the Company to fund future research and development costs in the amount of $495,000. The Company funded the first $110,000 of this obligation in late 1997 with the balance paid in March 1998. The Company also entered into a consulting agreement with a company controlled by this stockholder of the Company. Under the terms of the agreement, the Company is contractually obligated to pay a maximum of $26,000 for consulting services; $25,000 for travel; and $50,000 for research supplies for a twelve month period. The Company satisfied this entire obligation with a one-time $50,000 payment, which is included in the $495,000 as discussed above. The Company will also be obligated to pay this shareholder a royalty of $300 for each device installed at client' s site based only on installations at which the Company derived revenues from the licensed technology.

         Caltech License Agreement

         In September 1997, the Company entered into an option agreement with the California Institute of Technology ("Caltech"), which grants the Company the right to enter into an exclusive license to exploit Caltech' s infrared radiation detection technology in the field of detection of infrared radiation for commercial medical applications. In addition, the Company has the right to sublicense this technology.

         The Company is obligated to pay Caltech a royalty based on revenues derived from licensed products and services and from sublicenses. As of December 31, 2003, the Company has issued Caltech 542,172 shares of its common stock in connection with the license agreement. The license may be cancelled at Caltech' s option if it has not received minimum license fees of $10,000 in any one-year period commencing June 30, 1999. The license continues in effect for as long as the patent rights remain effective, which will be until 2018 to 2020, depending on the relevant patent.

         While in effect, the agreement requires that the Company pay 50% of all attorney fees in connection with preparation, filing and prosecution, issuance and maintenance of the licensed patent rights in the United States. The Company is also obligated to pay 100% of patent costs in foreign jurisdictions.

         The Lockheed Martin License Agreement

         The Company has entered into an exclusive licensing agreement with Lockheed Martin Corporation ("Lockheed") as of September 18, 1998. Pursuant to this agreement, the Company was given the exclusive license to exploit, worldwide, all biomedical applications of certain enhanced infrared detector technologies know as Enhanced Quantum Well Infrared Photodetectors ("EQWIP").


         The EQWIP technology is protected by a patent owned by Lockheed. In order to maintain exclusivity, the Company is subject to a number of milestones it must meet relating to royalty generation, development of markets and territories, utilization of the EQWIP technology in certain percentages of the Company' s installed base of diagnostic equipment and required levels of royalty generating installations. As of December 31, 2003, the Company was not subject to the minimum number of royalty generating installations specified in the exclusive license agreement. This minimum requirement is predicated on the performance of a third party manufacturer to provide a product using EQWIP technology. When required, royalty payments will range from 1.5% to 3% of revenues derived from the technology as defined in the agreement. If and when a qualified EQWIP's manufacturer is provided, specified annual minimum payments are required to be made by the Company for it to maintain the exclusive rights for the EQWIP technology. As of December 31, 2003, no third party manufacturer has provided a product using this technology.


         The Company has also agreed to license back to Lockheed any improvements the Company makes to the EQWIP technology for applications in which the Company does not retain exclusivity. Under certain conditions, the Company may sublicense its rights to develop specific territories and markets to third parties, subject to consent of Lockheed. The Company is entitled to utilize any improvements to the EQWIP technology developed by Lockheed.

NOTE 10 - Commitments and Contingencies

         Capital Expenditures

         The Company has committed to purchase infrared camera systems from AEG Infrarot - Module GmbH for the U.S. dollar equivalent of approximately $410,000 as of April 30, 2004.

         Clinical Study Agreement

         In 2000, the Company entered into an agreement with a medical institution to conduct a clinical study of the BioScanIR system as an auxiliary imaging modality in assessment of patients with cancer. The Company charged research and development expenses in the amount of $-0-and $27,900 for the years ended December 31, 2003 and 2002, and $118,000 for the period from February 7, 1997 (inception) to December 31, 2003, respectively.

         Operating Lease Commitments

         The Company leases facilities under two leases and a short-term office suite arrangement, which expire over various months through May 31, 2005.

         Future annual minimum lease payments under noncancelable operating leases and arrangements as of December 31, 2003 are as follows:

                        For the Year Ending
                           December 31,                 Amount
                               2004                   $   48,800
                               2005                       14,700
                                                      ----------
                               Total                  $   63,500
                                                      ==========

         Rent expense charged to operations for the years ended December 31, 2003 and December 31, 2002 and for period February 7, 1997 (inception) to December 31, 2003 amounted to $31,714, $34,595 and $121,659, respectively.

         Litigation

         On March 8, 2003, the Company' s former Chief Financial Officer ("CFO"), filed a declaratory judgment action against the Company in the US District Court for the District of New Jersey. The complaint alleges that while serving as both a director and CFO, he was awarded stock options to purchase 2,538,324 shares of common stock. He is seeking specific determination that he is entitled to these options as well as approximately $462,000 in deferred salary. While the ultimate outcome of this matter cannot presently be determined with certainty, the Company believes these claims are without merit and intends to vigorously defend the claims in this lawsuit. Management of the Company believes that its provision for such in the accompanying financial statements is adequate at December 31, 2003. The Company does not believe that this litigation will have a material adverse effect on the business, financial condition, liquidity or operating results of the Company.

         Employment Agreement

         In December 2003, the Company entered into a five-year employment agreement with its CEO and President, which provides for an annual salary of $180,000 with annual cost of living increases and an annual performance bonus at the discretion of the board of directors or compensation committee. Pursuant to his agreement, he has been granted ten year incentive stock options to purchase 250,000 shares of common stock at $1.375 per share, which vested upon granting. He is also entitled to payment of deferred salary of approximately $647,000, which is included in accrued expenses in the accompanying financial statements.

NOTE 11 - Related Party Transactions

The Company purchases its Directors and Officers and General Liability Insurance policies from a company in which a member of its Board of Directors is the Chairman. Policy premiums paid to carriers for the 2003/2004 policy years approximated $223,000.

NOTE 12 - Public Offering Costs

The Company discontinued its efforts to pursue an initial public offering in April 1999. The Company expensed $501,992 of costs incurred in connection with its proposed initial public offering in the year ended December 31, 1998.

                          OMNICORDER TECHNOLOGIES, INC.
                         (DEVELOPMENT STAGE ENTERPRISE)
                            CONDENSED BALANCE SHEETS

                                     ASSETS
                                     ------

                                      June 30, 2004         December 31, 2003
                                      -------------         -----------------
                                       (Unaudited)
CURRENT ASSETS
   Cash and cash equivalents          $   4,362,380           $     6,816,254
   Accounts receivable                       69,800                        --
   Prepaid expenses                         157,655                   198,162
                                      -------------         -----------------
         Total Current Assets             4,589,835                 7,014,416

   Property and equipment, net              241,788                   271,241
   Security deposits                          8,038                     3,538
                                      -------------         -----------------
         TOTAL ASSETS                 $   4,839,661           $     7,289,195
                                      =============         =================

                  See notes to condensed financial statements.

                          OMNICORDER TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            CONDENSED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
                                                                    June 30, 2004        December 31, 2003
                                                                    -------------        -----------------
                                                                     (Unaudited)

CURRENT LIABILITIES
   Notes payable                                                  $         37,767        $      239,952
   Accounts payable and accrued expenses                                   545,007               515,465
   Deferred officers salaries                                              979,632               979,632
                                                                    --------------       -----------------
         Total Current Liabilities                                       1,562,406             1,735,049
                                                                    --------------       -----------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
   Preferred stock, $.01 par value, 10,000,000 shares                           --                    --
     authorized; no shares issued and outstanding
   Common stock, $.001 par value; 50,000,000 shares
     authorized; 29,577,400 and 29,570,100 shares issued and
     outstanding, respectively.                                             29,577                29,570
   Additional paid-in capital                                           15,793,000            15,844,396
   Deficit accumulated during the development stage                    (12,545,322)          (10,319,820)
                                                                    --------------       -----------------
         TOTAL STOCKHOLDERS' EQUITY                                      3,277,255             5,554,146
                                                                    --------------       -----------------
         TOTAL LIABILITIES AND
         STOCKHOLDERS' EQUITY                                       $    4,839,661        $    7,289,195
                                                                    ==============       =================

                   See notes to condensed financial statements

                          OMNICORDER TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                       CONDENSED STATEMENTS OF OPERATIONS


                                                                                                                      Cumulative
                                                                                                                    For the Period
                                                                                                                   From February 7,
                                                                                                                   1997 (inception)
                                                    For the Six Months Ended            For the Quarter Ended          through
                                                            June 30,                          June 30,                 June 30,
                                                     2004              2003            2004              2003            2004
                                                ---------------- --------------   ---------------- -------------  -----------------
                                                  (Unaudited)      (Unaudited)      (Unaudited)     (Unaudited)       (Unaudited)
(Unaudited) (Unaudited) (Unaudited)
   Development revenues                         $     69,800     $         --     $     69,800     $         --    $        69,800

   Development costs                                  20,000               --           20,000               --             20,000
                                                ------------          -------     ------------     ------------    ---------------
      GROSS PROFIT                                    49,800               --           49,800               --             49,800
                                                ------------          -------     ------------     ------------    ---------------

OPERATING EXPENSES
   Research and development                          697,542          590,488          328,754          220,292          4,883,462
   Selling, general and administrative             1,586,974          650,527          902,714          283,074          5,659,332
   Related party legal expense                            --               --               --               --            544,881
   Write-off of public offering costs                     --               --               --               --            501,992
                                                ------------       ----------     ------------     ------------    ---------------
     TOTAL OPERATING
     EXPENSES                                      2,284,516        1,241,015        1,231,468          503,366         11,589,667
                                                ------------       ----------     ------------     ------------    ---------------

     OPERATING LOSS                               (2,234,716)      (1,241,015)      (1,181,668)        (503,366)       (11,539,867)

   Interest and other (income) expenses, net          (9,214)          10,770           15,289            1,111          1,005,455
                                                ------------       ----------     ------------     ------------    ---------------
     NET LOSS                                   $ (2,225,502)    $ (1,251,785)    $ (1,196,957)    $   (504,477)   $   (12,545,322)
                                                ============      ============    ============     ============    ===============

   Basic and diluted net loss per share         $      (0.08)    $      (0.06)    $      (0.04)    $      (0.03)
                                                ============      ============    ============     ============

   Weighted average number of shares
     outstanding                                  29,577,400       19,826,506       29,577,400       19,957,843
                                                ============      ============    ============     ============


                  See notes to condensed financial statements.


                                                                                                OMNICORDER TECHNOLOGIES, INC.
                                                                                             (A DEVELOPMENT STAGE ENTERPRISE)
                                                                                  CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY
                                                       FOR THE PERIOD FROM FEBRUARY 7, 1997 (INCEPTION) THROUGH JUNE 30, 2004
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     Common Stock              Additional
                                                                               Shares           Amount       Paid-in-Capital
                                                                           ---------------- ---------------- ---------------
Issuance of common stock to founders                                            10,301,259     $     10,301  $        6,419
Sale of common stock at $.55 per share, net of expenses of $35,164                 361,437              361         164,469
Issuance of common stock warrants to related party for legal services                   --               --          75,000
Sale of common stock warrants to related party                                          --               --          40,000
         Net loss                                                                       --               --              --
                                                                           ---------------- ---------------- ---------------
Balance at December 31, 1997                                                    10,662,696           10,662         285,888
                                                                           ---------------- ---------------- ---------------
Issuance of common stock to founders                                             2,710,858            2,711           1,689
Sale of common stock at $.55 per share, net of expenses of $62,900                 885,539              886         426,209
Issuance of common stock for research and development                              271,086              271         149,729
Issuance of common stock warrants to related party for legal services                   --               --          20,000
Cash received from sale of common stock warrant                                         --               --              --
Issuance of common stock warrants in connection with sale of bridge notes               --               --         329,625
Net loss                                                                                --               --             --
                                                                           ---------------- ---------------- ---------------
Balance at December 31, 1998                                                    14,530,179           14,530       1,213,140
                                                                           ---------------- ---------------- ---------------
Conversion of bridge notes into common stock                                     1,433,015            1,433         789,192
Issuance of common stock for research and development                              135,543              136          74,864
Sale of common stock at $1.14 per share                                            945,282              945       1,073,055
         Net loss                                                                       --               --              --
                                                                           ---------------- ---------------- ---------------
Balance at December 31, 1999                                                    17,044,019     $     17,044      $3,150,251
                                                                           ---------------- ---------------- ---------------



                                                                               Deficit
                                                                             Accumulated
                                                                              During the           Stock
                                                                             Development        Subscription
                                                                                Stage            Receivable           Total
                                                                           ----------------- ------------------- ----------------
Issuance of common stock to founders                                             $       --           $(15,070)           $1,650
Sale of common stock at $.55 per share, net of expenses of $35,164                       --                  --          164,830
Issuance of common stock warrants to related party for legal services                    --                  --           75,000
Sale of common stock warrants to related party                                           --            (30,000)           10,000
         Net loss                                                                 (168,516)                  --        (168,516)
                                                                           ----------------- ------------------- ----------------
Balance at December 31, 1997                                                      (168,516)            (45,070)           82,964
                                                                           ----------------- ------------------- ----------------
Issuance of common stock to founders                                                     --                  --            4,400
Sale of common stock at $.55 per share, net of expenses of $62,900                       --                  --          427,095
Issuance of common stock for research and development                                    --                  --          150,000
Issuance of common stock warrants to related party for legal services                    --                  --           20,000
Cash received from sale of common stock warrant                                          --              30,000           30,000
Issuance of common stock warrants in connection with sale of bridge notes                --                  --          329,625
Net loss                                                                        (1,594,054)                  --      (1,594,054)
                                                                           ----------------- ------------------- ----------------
Balance at December 31, 1998                                                    (1,762,570)            (15,070)        (549,970)
                                                                           ----------------- ------------------- ----------------
Conversion of bridge notes into common stock                                             --                  --          790,625
Issuance of common stock for research and development                                    --                  --           75,000
Sale of common stock at $1.14 per share                                                  --                  --        1,074,000
         Net loss                                                               (1,547,973)                  --      (1,547,973)
                                                                           ----------------- ------------------- ----------------
Balance at December 31, 1999                                                  $ (3,310,543)           $(15,070)       $(158,318)
                                                                           ----------------- ------------------- ----------------


                   See notes to condensed financial statements


                                                                                                OMNICORDER TECHNOLOGIES, INC.
                                                                                             (A DEVELOPMENT STAGE ENTERPRISE)
                                                                                  CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY
                                                       FOR THE PERIOD FROM FEBRUARY 7, 1997 (INCEPTION) THROUGH JUNE 30, 2004
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     Common Stock              Additional
                                                                               Shares           Amount       Paid-in-Capital
                                                                           ---------------- ---------------- ---------------
Issuance of common stock for research and development                              135,543   $          136  $       74,864

Issuance of common stock for services rendered                                       8,810                9          10,001
Sale of common stock at $1.14 and $1.38 per
  Share for 691,269 and 924,156 shares, respectively                             1,615,425            1,615       2,058,786
Issuance of stock options and warrants for services rendered                            --               --          51,357
         Net loss                                                                       --               --              --
                                                                           ---------------- ---------------- ---------------
Balance at December 31, 2000                                                    18,803,797           18,804       5,345,259
                                                                           ---------------- ---------------- ---------------
Issuance of common stock for services rendered                                      12,322               12          29,988
Sale of common stock at $2.44 per share                                            164,294              164         399,836
Issuance of stock options and warrants for services rendered                            --               --          21,012
         Net loss                                                                       --               --               --
                                                                           ---------------- ---------------- ---------------
Balance at December 31, 2001                                                    18,980,413           18,980       5,796,095
                                                                           ---------------- ---------------- ---------------
Issuance of common stock in accordance with anti-dilution provisions               164,294              164           (164)
Sale of common stock at $1.22 and $.97 per share for 102,684
  and 385,065 shares, respectively                                                 487,749              488         499,512
Issuance of stock options and warrants for services rendered                            --               --         595,188
         Net loss                                                                       --               --              --
                                                                           ---------------- ---------------- ---------------
Balance at December 31, 2002                                                    19,632,456           19,632       6,890,631
                                                                           ---------------- ---------------- ---------------
Elimination of subscription receivable                                                  --               --        (15,070)
Sale of common stock at $.97 per share                                           1,317,849            1,318       1,282,084
Issuance of stock options and warrants for services rendered                            --               --         691,377
Issuance of common stock in accordance with antidilution provisions                107,821              108           (108)
Exercise of warrants                                                               480,274       $      480    $      (480)



                                                                               Deficit
                                                                             Accumulated
                                                                              During the           Stock
                                                                             Development        Subscription
                                                                                Stage            Receivable           Total
                                                                           ----------------- ------------------- ----------------
Issuance of common stock for research and development                        $           --    $             --    $      75,000

Issuance of common stock for services rendered                                           --                  --           10,010
Sale of common stock at $1.14 and $1.38 per
  Share for 691,269 and 924,156 shares, respectively                                     --                  --        2,060,401
Issuance of stock options and warrants for services rendered                             --                  --           51,357
         Net loss                                                               (1,446,203)                  --      (1,446,203)
                                                                           ----------------- ------------------- ----------------
Balance at December 31, 2000                                                    (4,756,746)            (15,070)          592,247
                                                                           ----------------- ------------------- ----------------
Issuance of common stock for services rendered                                           --                  --           30,000
Sale of common stock at $2.44 per share                                                  --                  --          400,000
Issuance of stock options and warrants for services rendered                             --                  --           21,012
         Net loss                                                               (1,675,158)                  --      (1,675,158)
                                                                           ----------------- ------------------- ----------------
Balance at December 31, 2001                                                    (6,431,904)            (15,070)        (631,899)
                                                                           ----------------- ------------------- ----------------
Issuance of common stock in accordance with anti-dilution provisions                     --                  --
Sale of common stock at $1.22 and $.97 per share for 102,684
  and 385,065 shares, respectively                                                       --                  --          500,000
Issuance of stock options and warrants for services rendered                             --                  --          595,188
         Net loss                                                               (1,511,997)                  --      (1,511,997)
                                                                           ----------------- ------------------- ----------------
Balance at December 31, 2002                                                    (7,943,901)            (15,070)      (1,048,708)
                                                                           ----------------- ------------------- ----------------
Elimination of subscription receivable                                                   --              15,070               --
Sale of common stock at $.97 per share                                                   --                   -        1,283,402
Issuance of stock options and warrants for services rendered                             --                  --          691,377
Issuance of common stock in accordance with antidilution provisions                      --                  --               --
Exercise of warrants                                                       $              -- $               --  $             --

                   See notes to condensed financial statements



                                                                                                OMNICORDER TECHNOLOGIES, INC.
                                                                                             (A DEVELOPMENT STAGE ENTERPRISE)
                                                                                  CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY
                                                       FOR THE PERIOD FROM FEBRUARY 7, 1997 (INCEPTION) THROUGH JUNE 30, 2004
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     Common Stock              Additional
                                                                               Shares           Amount       Paid-in-Capital
                                                                           ---------------- ---------------- ---------------
Issuance of common shares to shareholders of company acquired in                 1,133,600    $       1,134   $     (1,134)
  Recapitalization
Net assets of Promos, Inc.                                                              --               --          20,584
Sale of common stock for cash at $1.375 per share, net                           5,486,027            5,486       6,702,924
Conversion of Bridge Loan at $1.375 per share                                      200,000              200         274,800
Issuance of common stock for offering services                                   1,212,073            1,212          (1,212)
       Net loss                                                                         --              --            --
                                                                           ----------------  ----------------- ---------------
                                                                                29,570,100     $     29,570    $ 15,844,396
                                                                           ----------------  ----------------- ---------------
Balance at December 31, 2003
Issuance of stock options and warrants for services rendered (unaudited)                --               --          50,322
Costs incurred associated with sale of stock and Recapitalization                       --               --        (101,711)
(unaudited)
Adjustment of Sale of common stock for cash at $1.375 per share, net                 7,300                7             (7)
(unaudited)
Net Loss (unaudited)                                                                    --               --             --
                                                                           ----------------   ---------------- ---------------
                                                                                29,577,400     $     29,577    $ 15,793,000
                                                                           ================   ================ ===============

         Balance at June 30, 2004 (unaudited)



                                                                               Deficit
                                                                             Accumulated
                                                                              During the           Stock
                                                                             Development        Subscription
                                                                                Stage            Receivable           Total
                                                                           ----------------- ------------------- ----------------
Issuance of common shares to shareholders of company acquired in           $             --  $               --   $           --
  Recapitalization
Net assets of Promos, Inc.                                                               --                  --           20,584
Sale of common stock for cash at $1.375 per share, net                                   --                  --        6,708,410
Conversion of Bridge Loan at $1.375 per share                                            --                  --          275,000
Issuance of common stock for offering services                                           --                  --               --
         Net loss                                                               (2,375,919)                  --       (2,375,919)
                                                                           ----------------   ----------------   ---------------
                                                                              $(10,319,820)  $                    $    5,554,146
                                                                           ----------------   ----------------   ---------------
Balance at December 31, 2003                                                                                 --
Issuance of stock options and warrants for services rendered (unaudited)                 --                  --           50,322
Costs incurred associated with sale of stock and Recapitalization                        --                  --         (101,711)
(unaudited)
Adjustment of Sale of common stock for cash at $1.375 per share, net                     --                  --               --
(unaudited)
Net Loss (unaudited)                                                            (2,225,502)                  --       (2,225,502)
                                                                           ----------------   ----------------   ---------------
                                                                              $(12,545,322)  $               --     $    3,277,255
                                                                           ================   ================    ==============
         Balance at June 30, 2004 (unaudited)


                   See notes to condensed financial statements

                                                                                                    OMNICORDER TECHNOLOGIES, INC.
                                                                                                 (A DEVELOPMENT STAGE ENTERPRISE)
                                                                                               CONDENSED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Cumulative
                                                                                                           For the Period From
                                                                       For the Six Months Ended              February 7, 1997
                                                                               June 30,                    (inception) through
                                                                      2004                 2003               June 30, 2004
                                                                ------------------ --------------------- -------------------------
                                                                   (Unaudited)         (Unaudited)                 (Unaudited)
                                                                ------------------ --------------------- -------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                             $(2,225,502)          $(1,251,785)             $(12,545,322)
                                                                ------------------ --------------------- -------------------------
Adjustments to reconcile net loss to net
    cash used in operating activities:
Depreciation and amortization                                              69,989                80,891                   688,342
Loss on disposal of net assets                                                 --                    --                    20,584
Unrealized loss  from foreign currency transactions                            --                    --                    19,271
Warrants issued to related party for legal services                            --                    --                    95,000
Issuance of stock options and warrants for services rendered               50,322               560,572                 1,409,255
Issuance of common stock for services rendered                                 --                    --                    40,010
Issuance of common stock for research and development                          --                    --                   300,000
Amortization of original issue discount                                        --                    --                   329,625
Amortization of deferred financing costs                                       --                    --                   188,125
Changes in operating assets and liabilities:
Accounts receivable                                                      (69,800)                    --                  (69,800)
Prepaid expenses and other current assets                                  40,507                44,525                 (157,655)
Security deposit                                                          (4,500)                  (85)                   (8,038)
Accounts payable and accrued expenses                                      29,541              (11,043)                   782,867
Deferred officers salaries                                                      --               47,712                   979,632
                                                                ------------------ --------------------- -------------------------
NET CASH USED IN OPERATING ACTIVITIES                                $(2,109,443)            $(529,213)              $(7,928,104)
                                                                ------------------ --------------------- -------------------------

                  See notes to condensed financial statements.

                                                                                                    OMNICORDER TECHNOLOGIES, INC.
                                                                                                 (A DEVELOPMENT STAGE ENTERPRISE)
                                                                                               CONDENSED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Cumulative
                                                                                                           For the Period From
                                                                       For the Six Months Ended              February 7, 1997
                                                                               June 30,                    (inception) through
                                                                      2004                 2003               June 30, 2004
                                                                ------------------ --------------------- -------------------------
                                                                   (Unaudited)         (Unaudited)                 (Unaudited)
                                                                ------------------ --------------------- -------------------------
CASH FLOWS USED IN INVESTING ACTIVITIES
Purchases of property and equipment                              $     (40,535)       $      (63,821)        $        (930,130)
                                                                ------------------ --------------------- -------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (costs of) issuance of common stock                     (101,711)               620,000                12,522,477
Proceeds from issuance of warrants                                           --                    --                    40,000
Issuance of bridge note payable                                              --                    --                 1,025,000
Payment of deferred financing costs                                          --                    --                 (147,500)
Proceeds from (repayments of) notes payable                           (202,185)              (66,938)                 (219,363)
                                                                ------------------ --------------------- -------------------------

          NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES
                                                                      (303,896)               553,062                13,220,614
                                                                ------------------ --------------------- -------------------------
NET (DECREASE) INCREASE IN CASH                                     (2,453,874)              (39,972)                 4,362,380
CASH AND CASH EQUIVALENTS  - Beginning                                6,816,254               145,282                        --
                                                                ------------------ --------------------- -------------------------
CASH AND CASH EQUIVALENTS  - Ending                                  $4,362,380              $105,310        $        4,362,380
                                                                ================== ===================== =========================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION
Cash paid during the periods for:
Interest                                                         $         5,233               $10,770       $          961,994
Income Taxes                                                     $                      $          --        $            4,509
                                                                             --
Noncash financing activities:
Conversion of bridge notes                                       $                      $          --        $        1,065,625
                                                                             --
Conversion of accounts payable to notes payable                  $                      $          --        $          237,861

                  See notes to condensed financial statements.

NOTE 1 - FINANCIAL STATEMENTS, ORGANIZATION AND BUSINESS

         OmniCorder Technologies, Inc. (the "Company") was incorporated in the State of Delaware on February 7, 1997, to develop and commercialize an advanced digital imaging technology for the diagnosis and management of a large variety of diseases including cancer and vascular disease through its lead product, the BioScanIR System ("System").

         The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with the instructions to Form 10-QSB pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information required by accounting principles generally accepted in the United States of America for complete financial statements. The accompanying financial statements should be read in conjunction with the audited consolidated financial statements of the Company included in the Company's December 31, 2003 Annual Report on Form 10-KSB. Management acknowledges its responsibility for the preparation of the accompanying interim financial statements which reflect all adjustments considered necessary, in the opinion of management, for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results of operations for the entire year.


         On December 19, 2003, the Company completed a transaction with Promos, Inc. ("Promos") in which Promos acquired all the assets and assumed all the liabilities of the Company, in consideration for the issuance of a majority of Promos' shares of common stock (the "Recapitalization"). The transaction was completed pursuant to an Agreement of Purchase and Sale, dated as of December 19, 2003. On December 29, 2003, the Company subsequently merged into a newly formed Delaware corporation under the original name of the accounting acquirer, OmniCorder Technologies, Inc. Subsequent to the Recapitalization, the original shareholders of the Company owned 95% of the outstanding shares of the Company and the original Promos shareholders owned 5% before the impact of the concurrent private placement. For accounting purposes, the Company is deemed to be the acquirer in the transaction. The transaction has been accounted for as a recapitalization of the Company (see Note 4). Consequently the assets and liabilities and the historical operations reflected in the financial statements are those of the Company and are recorded at the historical cost basis of the Company.


MANAGEMENT'S LIQUIDITY PLANS

         The Company has a deficit accumulated during the development stage, which commenced on February 7, 1997 and through June 30, 2004, in the amount of $12,545,322. The accumulated loss resulted principally from costs incurred in developing its business plan, acquiring licenses for its technology, research and development, general and administrative expenses, establishing sales channels and capital raising activities. As more fully described in Note 7 to Financial Statements included in its Form 10-KSB for the year ended December 31, 2003, the Company received gross and net proceeds approximating $7.8 million and $6.7 million, respectively, on December 19, 2003 in a private placement of its common stock and warrants. The Company could receive additional gross proceeds upon the exercise of the associated warrants (which expire December 19, 2006) of approximately $327,000, although there is no assurance that they will be exercised. As of June 30, 2004, the Company had cash balances and working capital of $4,362,380 and $3,027,429, respectively and total stockholders' equity of $3,277,255. Management estimates that it will require additional cash resources, in its quarter ending June 30, 2005, based upon its current operating plan and condition. Accordingly, if the Company fails to develop adequate revenues from sales of Systems to generate adequate funding to support its operating expenses or fails to obtain additional financing through a capital transaction or other type of financing, the Company will be required to reduce its operating expenses. The Company has no commitments for additional funding. The uncertainties regarding the availability of continued financing and commencement of adequate commercial revenues raise substantial doubt about the Company's ability to continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The condensed financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

         The BioScanIR System has received FDA Section 510(k) clearance permitting its sale in the U.S. and CE mark approval permitting its sale in Europe.


         The Company has commenced its principal commercial operations, which includes production of systems and commencing commercial sales activities. The Company delivered its first production unit for test and evaluation to the Bergamo Hospital in 2004, and as of July 31, 2004 has four fully functional prototype or commercial units installed in various U.S. and European medical institutions for testing and evaluation. In May 2004, the Company received a purchase order for a commercial system. In addition, in June 2004, the Company completed its research and development contract with the U.S. Department of Defense's Missile Defense Agency to further develop its core sensor technology that has generated $69,800 in revenue for the Company in the quarter ended June 30, 2004.

         The Company has committed to purchase infrared camera components from AEG Infrarot-Module GmbH for approximately (euro)278,000, or $333,000 as of July 31, 2004. These components utilize QWIP technology. The Company has the exclusive license for QWIP technology from Caltech for biomedical applications. The Company has additional commitments to purchase materials and components from other vendors aggregating $8,000 as of July 31, 2004.


NOTE 2 - ACCOUNTING POLICIES

         The accounting policies followed by the Company are set forth in Notes 1 and 2 to the Company's financial statements as filed in its Form 10-KSB for the year ended December 31, 2003. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

BASIS OF PRESENTATION

         The Company has been presented as a "development stage enterprise" in accordance with Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company' s primary activities since inception have been securing technology licenses, the research and development of its technology and the commercial development of its BioScanIR System including negotiating strategic alliances, securing production component purchase agreements including customized infrared cameras and related components, and securing FDA clearance, UL and CE approval and raising capital.

USE OF ESTIMATES

         The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Critical estimates include management's judgments associated with deferred income tax valuation allowance, fair value of options and warrants issued to consultants and the capitalization and depreciation of long-term assets. Actual results could differ from those estimates.

REVENUE RECOGNITION


         The Company recognizes revenues and costs and expenses generally utilizing the accrual method of accounting. The Company is presently in the development stage and will adopt revenue recognition accounting policies that are reflective of its business model at that time and that will comply with accounting principles generally accepted in the United States as they relate to its business practices. The Company reported development revenues in the six months ended June 30, 2004. For full disclosure of the Company's revenue recognition policies, refer to Notes to Financial Statements included in Form 10KSB for the year ended December 31, 2003.

LOSS PER COMMON SHARE

         Loss per share ("EPS") is computed based on weighted average number of common shares outstanding and excludes any potential dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock, which would then share in the earnings of the Company. The shares issuable upon the exercise of stock options and warrants are excluded from the calculation of net loss per share as their effect would be antidilutive.

         Stock options and warrants to purchase approximately 4,547,319 were outstanding at June 30, 2004 which could potentially dilute basic earnings per share in the future, but which have not been included in the computation of diluted earnings per share due to losses for all periods. The inclusion of such stock options and warrants would have been antidilutive.

STOCK-BASED COMPENSATION

         In accordance with SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" which amends SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements as defined by APB Opinion No. 25, "Accounting for Stock Issued to Employees", and FASB Interpretation No. ("FIN") 44, "Accounting for Certain Transactions Involving Stock Compensation". No compensation expense has been recognized for options granted to employees, as all options granted under those plans have an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and net loss per share had the Company applied the fair value recognition provisions of SFAS No. 123 to options granted to employees.

         The unaudited pro forma information is as follows:

                                            Six Months Ended   Six Months Ended     Three Months      Three Months
                                              June 30, 2004      June 30, 2003         Ended              Ended
                                                                                   June 30, 2004      June 30, 2003
                                            ----------------   ----------------    ---------------    ---------------
Net loss as reported                            $(2,225,502)        $(1,251,785)      $(1,196,957)         $(504,477)
Deduct:
Total stock-based employee compensation
     expense determined under fair
     value-based method for all awards             (300,649)            (77,384)         (269,575)           (56,640)
                                            ----------------   ----------------    ---------------    ---------------
                                                $(2,526,151)        $(1,329,169)      $(1,466,532)         $(561,117)
                                            ================   ================    ===============    ===============
Basic and diluted net loss per share as
reported                                          $   (0.08)          $   (0.06)        $   (0.04)          $  (0.03)
                                            ================   ================    ===============    ===============
Basic and diluted pro forma net loss per
share                                             $   (0.09)          $   (0.07)        $   (0.05)          $  (0.03)
                                            ================   ================    ===============    ===============

RECLASSIFICATIONS

         Certain accounts in the prior periods financial statements have been reclassified for comparative purposes to conform with the presentation of the current period's financial statements. These reclassifications have no effect on the previously reported income.

NOTE 3 - DEFERRED OFFICERS SALARIES

         Deferred officers salaries represents payroll amounts forgone by the CEO and former CFO aggregated $979,632 at June 30, 2004 and December 31, 2003. (See Note 6, Litigation).

NOTE 4 - STOCKHOLDERS'  EQUITY


Initial Capitalization and Founders' Shares

         In February 1997 and March 1998, the Company issued to its founders 10,301,259 and 2,710,858 shares of common stock, respectively, for an aggregate of $6,050 including technology rights (valued at $4,400) transferred to the Company.

Stock Splits and Recapitalization

         In August 1998, the Company's Board of Directors approved a 2.2 for 1 stock split on its common stock and in June 2001, the Company's Board of Directors approved a 3 for 1 stock split on its common stock. On December 19, 2003, the Company completed the transaction with Promos, Inc., which was accounted for as a recapitalization of the Company (see Note 1). This resulted in the issuance of 2.054 shares of Promos, Inc. (subsequently renamed OmniCorder Technologies, Inc.) for each outstanding share of the original OmniCorder, and the corresponding adjustment of the number of options and warrants and their exercise prices. All share information in the accompanying financial statements have been retroactively restated to reflect such stock splits and the Recapitalization.

Private Placements

         In October 1997, the Company commenced a private placement of shares of common stock at a price of $.55 per share. The placement agent received a commission of 5% of the aggregate purchase price of the common stock placed, and was granted warrants with a five year term to purchase 76,810 shares of common stock on August 31, 1998, at an exercise price of $.55 per share, which expired on August 31, 2003. The Company issued 1,246,976 shares of its common stock at $.55 per share, which related to this private placement, from October 1997 through May 1998 for net proceeds of $591,925.

         In April 1999, the Company issued 945,282 shares of common stock at a price of $1.14 per share for aggregate proceeds of $1,074,000. The Company's former chief financial officer purchased 184,831 of these shares.

         In 2000, the Company issued 1,615,425 shares of common stock to various investors for aggregate proceeds of $2,060,401.

         In 2001, the Company issued 164,294 shares of common stock to various investors for aggregate proceeds of $400,000.

         In 2002, the Company issued 487,749 shares of common stock for aggregate proceeds of $500,000. Additionally, the Company issued 164,294 shares of common stock to the stockholders who participated in the 2001 private placement in accordance with the anti-dilution provisions of the subscription agreements. In October 2003, the Company issued to these stockholders an additional 107,821 shares of common stock based on the anti-dilution provisions of the subscription agreements.


         In 2003, the Company issued 1,317,849 shares of common stock to various investors for aggregate proceeds of $1,238,402 at $.97 per share. Concurrent with the closing of the Recapitalization on December 19, 2003, the Company completed a private offering of 5,686,027 (including the issuance of 200,000 common shares upon the conversion of the $275,000 Bridge Promissory Note) shares common stock at a price of $1.375 per share, with gross proceeds of $7,820,405. The Company also issued warrants to three investors to purchase an aggregate of 218,189 shares of its common stock at an exercise price of $1.50 per share for a three-year period. Prior to the completion of the Recapitalization, the Company redeemed and cancelled 1,135,300 shares of its outstanding common stock from seven existing stockholders for a total cash consideration of $10. At the time of the completion of the Recapitalization, private offering, related stock purchase and payment of equity-based transaction fees, OmniCorder had 29,577,400 outstanding shares of common stock, warrants to purchase 1,450,397 shares and stock options to purchase 2,781,899 shares of common stock.

         In connection with the private offering and Recapitalization, the Company incurred cash transaction expenses which reduced the proceeds as follows: (i) placement agent fees associated with the private offering of approximately $299,000, which included reimbursement of expenses that were paid on closing; (ii) investor and financial relations services fees associated with the Recapitalization of approximately $135,000 and (iii) legal fees and reimbursement expenses associated with the Recapitalization of approximately $223,000. Additional legal expenses associated with the transaction in the amount of $101,711 were recorded in the six months ended June 30, 2004 as a reduction of the proceeds.

         The Company purchased and distributed to its shareholders as part of the Recapitalization of 7,764,700 shares of Promos common stock for a consideration of $180,000 purchased from a former director of Promos. This payment has been reflected as a reduction of the proceeds of the December 19, 2003 private placement. In the transaction, 13,773,700 shares held by Promos shareholders were redeemed and distributed to shareholders of the Company, and an aggregate of 1,135,300 shares of Promos common stock from seven unaffiliated and existing stockholders were cancelled.

         In addition, the Company issued 1,212,073 of its common stock to the placement agent and its financial advisors in connection with the private offering and Recapitalization.


Warrants

         In 1997, the Company received $40,000 from the sale of stock warrants, to a former director of the Company who is a partner at the Company' s former law firm. These warrants entitled the holder to purchase up to $180,000 of any may issue through January 6, 2004, on the same terms and conditions as those issued. In October 2003, these warrants were exercised on a cashless basis and the Company issued 142,304 shares of common stock.

         In 1997 the Company issued warrants to a law firm in which a former director of the Company is a partner, in consideration for the deferral of payment of legal fees. The warrants entitled the Company' s former legal counsel to purchase up to $427,500 of any securities sold by the Company to outside investors at the same prices as sold to such investors through January 6, 2004 (as to $337,500 worth of such securities) and through February 15, 2004 (as to $90,000 worth of such securities). The estimated fair value of the warrants was $95,000, of which $75,000 and $20,000 was charged to general and administrative expense for the period February 7, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998. In October 2003, these warrants were exercised on a cashless basis and the Company issued 337,970 shares of common stock.

         No warrants were issued during the six months ended June 30, 2004. At June 30, 2004, the Company had warrants to purchase an aggregate of 1,450,397 shares of common stock outstanding.

Bridge Financing

         On August 31, 1998, the Company sold an aggregate of $750,000 of 10% Exchangeable Senior Bridge Notes ("Bridge Notes") to accredited investors. The net proceeds of the Bridge Notes were approximately $602,500 after the payment of offering costs of $147,500. The Company issued warrants to purchase 1,540,260 shares of common stock at an exercise price of $.97 per share. Included in the Bridge Financing is $150,000 of Bridge Notes and 308,052 warrants with related parties. The Company allocated $329,625 of the gross proceeds to the Bridge Warrants based on estimated fair value, which resulted in $329,625 of original issue discount and a corresponding amount of additional paid-in capital.

         In March 1999, the Company exercised its option to convert the Bridge Notes and accrued interest into common stock at a conversion price of $.55 per share. The Company issued 1,443,015 shares of its common stock in conjunction with the conversion. As a result of the Bridge Notes conversion, the amount of convertible warrants was reduced by half to 770,130 shares of warrants to purchase common stock. These warrants expired unexercised on August 31, 2003.

         On November 20, 2003, the Company entered into a one-year Bridge Promissory Note in the amount of $275,000 bearing interest at 1%. By its terms, this note was automatically converted into 200,000 common shares of the Company at $1.375 per share as part of the December 19, 2003 private placement.

Stock Option Plan

         The Company may grant stock options under its 1998 Stock Option Plan (the "Plan") to employees and consultants. The maximum amount of shares that may be optioned under the Plan is 4,435,000. During the six months ended June 30, 2004, the Company awarded stock options to purchase 250,646 shares of common stock to employees and stock options to purchase 12,750 shares of common stock to a consultant. At June 30, 2004, options to purchase 3,096,922 shares of common stock were outstanding. These options have exercise prices ranging from $.55 to $4.40 per share.

NOTE 5 - LICENSE AGREEMENTS

Technology License Agreement


         In 1997, and in connection with the formation of the Company, the founding stockholders entered into an agreement pursuant to which the Company could acquire the exclusive worldwide right to exploit technology related to the detection of cancerous lesions by their effect on the periodic modification of perfusion in the surrounding tissues (the "Technology"). In February 1998, the Company funded the required research budget and in March 1998, issued 1,320,000 shares of previously reserved common stock to one of the founders, Dr. Anbar. The Company recorded the issuance of these shares at the historical cost ($4,400) of the technology transferred from Dr. Anbar. The license, as amended, required the Company to fund future research and development costs in the amount of $495,000. The Company funded the first $110,000 of this obligation in late 1997 with the balance paid in March 1998. The Company also entered into a consulting agreement with a company controlled by this stockholder of the Company. Under the terms of the agreement, the Company is contractually obligated to pay a maximum of $26,000 for consulting services; $25,000 for travel; and $50,000 for research supplies for a twelve month period. The Company satisfied this entire obligation with a one-time $50,000 payment, which is included in the $495,000 as discussed above. The Company will also be obligated to pay this shareholder a royalty of $300 for each device installed at client' s site based only on installations at which the Company derived revenues from the licensed technology.


Caltech License Agreement


         In September 1997, the Company entered into an option agreement with the California Institute of Technology ("Caltech"), which grants the Company the right to enter into an exclusive license to exploit Caltech' s infrared radiation detection technology in the field of detection of infrared radiation for commercial medical applications. In addition, the Company has the right to sublicense this technology. The Company is obligated to pay Caltech a royalty based on revenues derived from licensed products and services and from sublicenses. As of June 30, 2004, the Company has issued Caltech 542,172 shares of its common stock in connection with the license agreement. The license may be cancelled at Caltech' s option if it has not received minimum license fees of $10,000 in any one-year period commencing June 30, 1999. The license continues in effect for as long as the patent rights remain effective, which will be until 2018 through 2020, depending on the relevant patent.


         While in effect, the agreement requires that the Company pay 50% of all attorney fees in connection with preparation, filing and prosecution, issuance and maintenance of the licensed patent rights in the United States. The Company is also obligated to pay 100% of patent costs in foreign jurisdictions.

The Lockheed Martin License Agreement


         The Company has entered into an exclusive licensing agreement with Lockheed Martin Corporation ("Lockheed") as of September 18, 1998. Pursuant to this agreement, the Company was given the exclusive license to exploit, worldwide, all biomedical applications of certain enhanced infrared detector technologies know as Enhanced Quantum Well Infrared Photodetectors ("EQWIP").



         The EQWIP technology is protected by a patent owned by Lockheed. In order to maintain exclusivity, the Company is subject to a number of milestones it must meet relating to royalty generation, development of markets and territories, utilization of the EQWIP technology in certain percentages of the Company's installed base of diagnostic equipment and required levels of royalty generating installations. As of June 30, 2004, the Company was not subject to the minimum number of royalty generating installations specified in the exclusive license agreement. This minimum requirement is predicated on the performance of a third party manufacturer to provide a product using EQWIP technology. When required, royalty payments will range from 1.5% to 3% of revenues derived from the technology as defined in the agreement. If and when a qualified EQWIP's manufacturer is provided, specified annual minimum payments are required to be made by the Company for it to maintain the exclusive rights for the EQWIP technology. As of June 30, 2004, no third party manufacturer has provided a product using this technology.

         The Company has also agreed to license back to Lockheed any improvements the Company makes to the EQWIP technology for applications in which the Company does not retain exclusivity. Under certain conditions, the Company may sublicense its rights to develop specific territories and markets to third parties, subject to consent of Lockheed. The Company is entitled to utilize any improvements to the EQWIP technology developed by Lockheed.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Purchase Commitments


         The Company has committed to purchase infrared camera components from AEG Infrarot-Module GmbH in the amount of (euro)278,000 or $333,000 as of July 31, 2004. The Company has additional commitments to purchase materials and components from other vendors aggregating $8,000 as of July 31, 2004.


Operating Lease Commitments

         The Company leases facilities under two leases and a short-term office suite arrangement, which expire over various times through May 2005.


         Future annual minimum lease payments under noncancelable operating leases and arrangements as of June 30, 2004 are as follows:

                                                     Amount
Six Months Ending December 31, 2004               $  25,000
Year Ending December 31, 2005                         15,000
                                                  ----------
Total                                             $  40,000
                                                  ==========

         Rent expense charged to operations for the six months ended June 30, 2004 and 2003 and for the period February 7, 1997 (inception) to June 30, 2004 amounted to $26,467, $12,893, and $159,126, respectively.


Clinical Study Agreement


         In 2000, the Company entered into an agreement with a medical institution to conduct a clinical study of the BioScanIR system as an auxiliary imaging modality in assessment of patients with cancer. The Company will provide a non-exclusive, non-royalty bearing license to the medical institution, for the duration of this agreement. The Company did not incur research and development expenses in the quarters ended June 30, 2004 and 2003, and incurred $118,000 for the period from February 7, 1997 (inception) to June 30, 2004.


Litigation


         On March 8, 2003, the Company's former Chief Financial Officer ("CFO"), filed a declaratory judgment action against the Company in the US District Court for the District of New Jersey. The complaint alleges that while serving as both a director and CFO, he was awarded stock options to purchase 2,538,324 shares of common stock. He is seeking specific determination that he is entitled to these options as well as approximately $462,000 in deferred salary.

         On July 23, 2004, the District Court granted, in part, the Company's motion to dismiss. The Court dismissed claims relating to 2,501,328 stock options, which were to expire in April 2005, as unripe for adjudication. The Court found that a justiciable dispute existed with respect to 36,966 options which expired on April 1, 2004. The Company moved to dismiss the deferred salary claim based on an arbitration provision in Plaintiff's employment agreement. The Court declined to dismiss the deferred salary claim, but ordered the parties to conduct limited discovery on the validity of the employment agreement and revisit the issue on summary judgment.

         While the ultimate outcome of this matter cannot presently be determined with certainty, the Company continues to believe the remaining claims are without merit and intends to vigorously defend the claims in this lawsuit. Management of the Company believes that its provision for such in the accompanying financial statements is adequate at June 30, 2004. The Company does not believe that this litigation will have a material adverse effect on the business, financial condition, liquidity or operating results of the Company.

Employment Agreements

         In December 2003, the Company entered into a five-year employment agreement with its CEO and President, which provides for an annual salary of $180,000 with annual cost of living increases and an annual performance bonus at the discretion of the board of directors or compensation committee. Pursuant to his agreement, he has been granted stock options to purchase 250,000 shares of common stock at $1.375 per share, which vested upon granting and have a ten year life. He is also entitled to payment of deferred salary of approximately $647,000, which is included in accrued expenses in the accompanying financial statements.


         In February 2004, the Company entered into a one-year employment agreement with its Senior Vice President of Operations and Planning, which provides for an annual salary of $140,000. Pursuant to his agreement, he has been granted incentive stock options to purchase 120,000 shares of common stock at $4.40 per share. The options vest 25% upon grant and the remainder at 25% per year over the following three years' anniversary dates. These options have a five-year life. The agreement was subject to the approval of the Compensation Committee of the Board of Directors, who approved it in May 2004.

NOTE 7 - RELATED PARTY TRANSACTIONS


         The Company purchases its Directors and Officers and General Liability Insurance policies from a company in which a member of its Board of Directors is the Chairman. Policy premiums for the 2003/2004 policy years approximated $223,000.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


         Under the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our amended and restated certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the amended and restated certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director directly or indirectly derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.


         Our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We are not, however, required to indemnify any director or officer in connection with any (a) willful misconduct, (b) willful neglect, or (c) gross negligence toward or on behalf of us in the performance of his or her duties as a director or officer. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or officer in connection with that proceeding on receipt of any undertaking by or on behalf of that director or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

         We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Registration Fees.......................................  $   16,964
         Federal Taxes...........................................           -
         State Taxes.............................................           -
         Legal Fees and Expenses.................................      65,000
         Printing and Engraving Expenses.........................      10,000
         Blue Sky Fees...........................................      20,000
         Accounting Fees and Expenses............................       5,000
         Miscellaneous...........................................       3,036
                 Total...........................................    $120,000

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         On December 19, 2003, pursuant to the terms of an Agreement of Purchase and Sale, we acquired all of OmniCorder's assets and assumed all of OmniCorder's liabilities in exchange for the issuance by us of 13,773,700 new shares of our common stock to OmniCorder.


         The shares of our common stock were issued by us in reliance upon an exemption from registration set forth in Section 4(2) of the Securities Act of 1933, which exempts transactions by an issuer not involving any public offering. The issuance of such shares was undertaken without general solicitation or advertising. The acquirer of the shares, OmniCorder, represented in the Purchase Agreement, among other things, that (a) it was an "accredited investor," as defined in Regulation D promulgated under the Securities Act of 1933, (b) it had obtained sufficient information from us to evaluate the merits and risks of an investment in the shares of our common stock and (c) it was acquiring the shares of our common stock for investment purposes and not with a view to any public resale or other distribution in violation of the Securities Act of 1933 or the securities laws of any state. In addition, the stock certificate representing these shares stated that such shares are restricted securities under the Securities Act of 1933. The consideration and other terms in the Purchase Agreement were determined as a result of arm's-length negotiations between us and OmniCorder.

         OmniCorder filed a Certificate of Dissolution on December 29, 2003 with the Delaware Secretary of State and promptly thereafter, in accordance with the tax-free reorganization provisions of Internal Revenue Code Section 368(a)(1)(C), liquidated the shares of our common stock it received under the Purchase Agreement to its stockholders in proportion to their respective interests in OmniCorder. All of the former stockholders of OmniCorder qualified as "accredited investors," as defined in Rule 501(a) of Regulation D.

         These shares were transferred by OmniCorder, in complete liquidation, to its approximately 35 stockholders (which includes some officers and directors) in reliance upon an exemption from registration set forth in Section 4(1) or so-called "Section 4(1-1/2)" of the Securities Act of 1933, as transactions by any person other than an issuer, underwriter or dealer. These shares were issued without general solicitation or advertising to persons that were sophisticated and had access to any information they might have required or requested. They also had every opportunity to verify information, to obtain additional information and to ask questions of OmniCorder and us. The liquidation of OmniCorder was approved by its stockholders pursuant to Delaware law and in accordance with its notice and information requirements.

         On December 19, 2003, prior to the closing under the Purchase Agreement referenced above, OmniCorder purchased 7,764,700 outstanding shares of our common stock from Judith F. Harayda, one of our former directors, for $180,000, pursuant to the terms of a letter agreement between the parties. This agreement was a privately-negotiated transaction without general solicitation or advertising between Ms. Harayda and OmniCorder, a company believed to be an "accredited investor" within the meaning of Rule 506 of Regulation D. Ms. Harayda had previously held these shares of our common stock since 1995. This sale of outstanding shares was not registered under the Securities Act of 1933 in reliance upon the exemption from registration afforded by Section 4(1) or so-called "Section 4(1-1/2)" of the Securities Act of 1933. As a condition to the sale of such shares, OmniCorder represented, among other things, that it had conducted its own due diligence with respect to us and the purchase of our shares, to OmniCorder's satisfaction.


         Concurrent with the closing under the Purchase Agreement, we completed a private placement of 5,686,027 shares of our common stock (including the issuance of 200,000 shares of our common stock upon the conversion of a bridge promissory note) at a price of $1.375 per share. We received gross proceeds from the private placement of $7,820,405. We also issued warrants to three lead investors to purchase an aggregate of 218,189 shares of our common stock at an exercise price of $1.50 per share for a three-year period. In addition, we issued 1,212,013 shares of our common stock to the placement agent and its advisors in connection with the private offering and recapitalization transactions.


         The shares of our common stock and lead investor warrants to purchase our common stock issued in the private placement were not registered under the Securities Act of 1933 and, as a result, are "restricted securities" and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates and agreements representing these shares and warrants, respectively, contain a legend stating the same. These securities were issued by us in reliance upon an exemption from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated under that act. The issuance of our shares and warrants to the investors in the private placement was undertaken without general solicitation or advertising. The investors represented to us that, among other things, they were acquiring these securities for investment purposes only and not with a view toward public distribution and that they were "accredited investors" within the meaning of Rule 506 of Regulation D. In addition, the investors acknowledged that the securities issued to them were "restricted securities." Moreover, to preserve the private offering exemption, we filed a Form D pursuant to Rule 506 with the U.S. Securities and Exchange Commission on January 5, 2004, with respect to the private placement.


ITEM 27.  EXHIBITS.

     EXHIBIT NO.                     DESCRIPTION

         2.1 Agreement of Purchase and Sale, dated as of December 19, 2003, between Promos, Inc. and OmniCorder Technologies, Inc.(1)

         3.1 Amended and Restated Articles of Incorporation of OmniCorder Technologies, Inc.(1)

         3.2      By-laws of OmniCorder Technologies, Inc.(2)

         4.1      Form of Lead Investor Warrant.(2)

         5.1      Opinion of Greenberg Traurig, LLP.

         10.1 Employment Agreement, dated as of December 19, 2003, between Mark A. Fauci and OmniCorder Technologies, Inc., as assigned to Promos, Inc.(1)

         10.2 Indemnification Agreement, dated as of December 19, 2003, among Promos, Inc., Judith F. Harayda and Stephan R. Levy.(1)

         10.3     Form of Private Placement Subscription Agreement.(1)

         10.4     Registration Rights Letter of Promos, Inc. (1)

         10.5 OmniCorder Technologies, Inc. 1998 Stock Option Plan, as amended.(3)

         10.6 License Agreement, dated as of May 11, 1998, between California Institute of Technology and OmniCorder Technologies, Inc., with amendments.(2)

         10.7 Exclusive License Agreement, dated as of September 29, 1998, between Lockheed Martin Corporation and OmniCorder Technologies, Inc.(2)

         10.8 Option Agreement, dated March 19, 1997, between Michael A. Anbar and OmniCorder Technologies, Inc., with amendments.(2)

         10.9 Exclusive Sale Agreement, dated February 2000, between AEG Infrarot-Module GmbH and OmniCorder Technologies, Inc.(2)

         10.10 Agreement, dated August 12, 2003, between the Department of Defense Agreement and OmniCorder Technologies, Inc.(2)

         23.1     Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

         23.2     Consent of Marcum & Kliegman LLP.

_____________

(1) Incorporated by reference from the exhibits filed with the Current Report on Form 8-K, dated December 19, 2003 (filed on January 5, 2004).

(2) Incorporated by reference from the exhibits filed with the Annual Report on Form 10-KSB, dated December 31, 2003 (filed on April 15,
         2004).

(3) Incorporated by reference from the exhibits filed with the definitive Information Statement on Schedule 14C, dated February 3, 2004 (filed on February 3, 2004).

ITEM 28.  UNDERTAKINGS.

         (a) The undersigned small business issuer hereby undertakes:

                  (1) To file, during any period in which it offers and sells securities, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by section
10(a)(3) of the Securities Act;


                           (ii) Reflect in the prospectus any facts or events
which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;


                           (iii) Include any additional or changed material
information on the plan of
distribution.


                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 4 to Registration Statement (No. 333-112769) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Setauket, State of New York, on September 16, 2004.



                                 OMNICORDER TECHNOLOGIES, INC.



                                 By: /s/ Mark A. Fauci
                                     ------------------------------------------
                                          Mark A. Fauci
                                          President and Chief Executive Officer
                                          (Principal Executive Officer)



                                 By: /s/ Celia I. Schiffner
                                     ------------------------------------------
                                          Celia I. Schiffner
                                          Controller
                                          (Principal Financial Officer)




     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement (No. 333-112769) has been signed by the following persons in the capacities and on the dates stated.


     /s/ Mark A. Fauci                 Director, President    September 16, 2004
----------------------------------     and Chief Executive
     Mark A. Fauci                     Officer


     /s/ Celia I. Schiffner            Controller and         September 16, 2004
----------------------------------     Principal Financial
     Celia I. Schiffner                Officer



         *                             Director
----------------------------------
     Jed Schutz


         *                             Director
----------------------------------
     George Benedict


         *                             Director
----------------------------------
     Joseph T. Casey


         *                             Director
----------------------------------
     Gordon A. Lenz


         *                             Director
----------------------------------
     Hon. Joseph F. Lisa


         *                             Director
----------------------------------
     Anthony A. Lombardo


         *                             Director
----------------------------------
     Robert W. Loy

         *                             Director
----------------------------------
     Richard R. Vietor


         *                             Director
----------------------------------
     William J. Wagner



     *By:  /s/ Mark A. Fauci                                  September 16, 2004
----------------------------------
               Mark A. Fauci
               Attorney-in-fact